    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 1996
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                               STB SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

               TEXAS                                  3670                               75-1855896
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
  incorporation or organization)          Classification Code Number)                Identification No.)

                           1651 NORTH GLENVILLE DRIVE
                            RICHARDSON, TEXAS 75081
                                 (972) 234-8750
                (Address, including zip code, telephone number,
        including area code, of registrant's principal executive office)

                                WILLIAM E. OGLE
                            CHIEF EXECUTIVE OFFICER
                               STB SYSTEMS, INC.
                           1651 NORTH GLENVILLE DRIVE
                            RICHARDSON, TEXAS 75081
                                 (972) 234-8750
             (Name, address, including zip code, telephone number,
                   including area code, of agent for service)
                           --------------------------
                                   COPIES TO:

             HARLAN P. COHEN                           STEVEN K. COCHRAN
       Locke Purnell Rain Harrell                      Thompson & Knight
      (A Professional Corporation)                A Professional Corporation
      2200 Ross Avenue, Suite 2200              1700 Pacific Avenue, Suite 3300
           Dallas, Texas 75201                        Dallas, Texas 75201

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED             BE REGISTERED         PER SHARE         OFFERING PRICE     REGISTRATION FEE
Common Stock, $.01 par value per share......     2,070,000(1)         $21.56(2)          $44,629,200           $13,524

(1) Includes 270,000 shares as to which the Selling Shareholders have granted the Underwriters an option to cover over-allotments.
(2) Estimated solely for purposes of calculating the registration fee.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED OCTOBER 16, 1996

PROSPECTUS

                                1,800,000 SHARES

                                   [LOGO]

                                  COMMON STOCK

    Of the 1,800,000 shares of Common Stock offered hereby, 1,500,000 shares are being sold by the Company and 300,000 shares are being sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. See "Principal and Selling Shareholders."

    The Company's Common Stock is quoted on the Nasdaq National Market under the symbol STBI. On October 15, 1996, the last reported sale price of the Common Stock was $24.00 per share. See "Price Range of Common Stock and Dividend Policy."
                                ----------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 7.
                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                               PROCEEDS TO
                             PRICE TO       UNDERWRITING      PROCEEDS TO        SELLING
                              PUBLIC        DISCOUNT (1)      COMPANY (2)     SHAREHOLDERS
Per Share...............         $                $                $                $
Total (3)...............         $                $                $                $

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $        .

(3) The Selling Shareholders have granted to the Underwriters a 30-day option to purchase up to 270,000 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Selling Shareholders will
    be $        , $        and $        , respectively. See "Underwriting."
                                ----------------
    The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be made
available for delivery on or about            , 1996, at the office of the agent
of Hambrecht & Quist LLC in New York, New York.

HAMBRECHT & QUIST                                                COWEN & COMPANY

           , 1996

    Photograph of computer monitor with 3D video graphics adapter insert.

    STB supplies multimedia subsystems to leading OEMs, including Gateway 2000, Dell Computer, Compaq Computer and IBM. STB also sells its products in the commercial and specialized technology product markets.

    Picture of award medals from PC World, Multimedia World, Windows Magazine and Info World.

    The quality and performance of STB's products are reflected in the awards the Company has received from its customers and the PC industry.

    Photograph of product offerings, along with STB Logo.

                                ----------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OPTION TO PURCHASE ADDITIONAL COMMON STOCK TO COVER OVER-ALLOTMENTS, IF ANY. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM "COMPANY" OR "STB" WHEN USED IN THIS PROSPECTUS REFERS TO STB SYSTEMS, INC., A TEXAS CORPORATION, AND ITS CONSOLIDATED SUBSIDIARIES AND PRIOR AFFILIATES. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN OR CONTEMPLATED BY THE FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    STB designs, manufactures and sells graphics adapters and other multimedia subsystem products for use primarily in desktop personal computers ("PCs"). The Company's graphics adapters, almost all of which are video graphics adapters that display full-motion video images on a monitor, enable users to take advantage of true-color graphics, 3D and video features found in the latest operating systems, such as Microsoft Windows 95 and Windows NT, and in multimedia applications. The Company's multimedia subsystem product line includes a wide selection of video graphics adapters designed for use primarily in mid-range to high-end PCs and also features several complementary products, including digital video products and sound cards. The Company's multimedia subsystem products are sold to original equipment manufacturers ("OEMs") and, to a lesser extent, through the commercial sales channel to retailers, distributors and direct-mail companies. The Company's OEM and commercial customers include Gateway 2000, Dell Computer, Compaq Computer, CompUSA, Best Buy, Tech Data and Ingram Micro. STB also sells specialized technology products that incorporate graphics technologies and are usually designed to enable one computer to simultaneously control the display of multiple monitors. These products are sold to customers for specialized applications in a number of industries, including the financial services, hospitality, factory automation, transportation and emergency response industries. The Company's customers for specialized technology products include Reuters and Lodgenet.

    STB has demonstrated outstanding growth, with revenues increasing from $23.8 million in fiscal 1991 to $129.6 million in fiscal 1995, a compound annual growth rate of 52.8%. According to International Data Corporation ("IDC"), STB has increased its market share to become the second largest independent supplier of graphics adapters, with an estimated 16.7% worldwide market share in 1995.

    Dataquest estimates that 71.7 million PCs are expected to be shipped worldwide in 1996, compared to 60.2 million units in 1995 and 47.9 million units in 1994. A substantial portion of PCs shipped in recent periods incorporate high performance Intel Pentium and Pentium Pro processors and support multimedia functionality including CD-ROM storage, higher-resolution graphics, digital video and audio and, in some systems, hardware 3D and telecommunications. The evolution of these multimedia-enabled PCs has been driven by the proliferation of higher performance hardware, operating systems such as Microsoft Windows 95 and Windows NT, the popularity of the Internet and the growth in the number of consumer and business applications featuring greater use of 3D graphics, video and sound. The accelerating pace of technological advancement in the PC industry has made it increasingly difficult for OEMs to devote the resources necessary for the timely internal development of multimedia subsystems incorporating the latest innovations. Furthermore, many OEMs are seeking to expand their product lines in response to consumer demand for a broader range of price and performance options. As a result, OEMs increasingly are choosing to outsource many of their component and subsystem needs to specialized subsystem vendors with focused development efforts.

    The Company focuses primarily on the sale of its products to OEMs. Sales of multimedia subsystem products to OEMs represented approximately 81% of the Company's total net sales in the nine months ended July 31, 1996. The Company has increased its unit sales volumes in each of the five most recent quarters primarily as a result of the expansion of relationships with established OEM customers, such as Gateway 2000, and the addition of new OEM customers, such as Dell Computer, Compaq Computer and IBM. STB is striving to expand its position in the OEM market by adding new high-end video graphics adapters to its product line, such as the Velocity 3D video graphics adapter. The Company is also broadening its relationships with OEMs beyond the sale of video graphics adapters through the sale of other multimedia subsystem products, such as digital video products and sound cards.

    STB works closely with component suppliers and OEM customers to develop innovative products that are responsive to product development trends and consumer demands. As OEM customers communicate desired features of next generation products, STB uses its numerous supplier relationships and its technical and marketing expertise to determine the most appropriate components to meet required price and performance specifications. The Company designs and installs STB's proprietary software drivers and utilities to optimize the performance and compatibility of a new video graphics adapter product. This strategy has allowed the Company to be a leader in computer graphics technology.

    The Company develops new products at its headquarters in Richardson, Texas and manufactures products at its facility in Juarez, Mexico. By maintaining direct control over production, the Company can control product quality and costs and quickly respond to changing customer needs. The Company's manufacturing facility is located in Mexico to benefit from low labor and shipping costs, as well as proximity to the Company's headquarters in Richardson, Texas. The Company believes that the benefits derived from its close relationships with customers and suppliers, its low-cost manufacturing operations and its technical expertise position it to compete effectively in its target markets.

    In addition to focusing its efforts on the OEM market, STB sells its multimedia subsystem products to the commercial market. The Company has invested substantial marketing efforts to build the STB brand in the commercial sales channel. STB has experienced strong growth in this sales channel in the first nine months of fiscal 1996 and now has significant shelf space with retailers such as CompUSA, Best Buy and Computer City.

    STB also serves specialized technology product markets, where it seeks to capitalize on its technical expertise in targeted industry niches. The Company's specialized technology products are sold primarily to resellers and corporate customers for specialized applications in a number of industries, including the financial services, hospitality, factory automation, transportation and emergency response industries. STB's efforts in the specialized technology market increase the Company's awareness of the demands of sophisticated end-users, and the prices that the Company's products can command in this market bolster the Company's margins.

    The Company's principal offices are located at 1651 North Glenville Drive, Richardson, Texas 75081, and the Company's telephone number is (972) 234-8750.

    The STB logo is a registered trademark of the Company. STB owns trademark rights for STB Vision, Mediator, Powergraph, Lightspeed, Velocity, Soundrage, Video Rage, MVP and Channel. Windows is a trademark of Microsoft Corporation. Pentium, Pentium Pro, MMX, AGP and Intercast are trademarks of Intel Corporation. Destination is a trademark of Gateway 2000, Inc. Dolby Digital is a trademark of Dolby Labs.

                                  THE OFFERING

Common Stock offered by the Company..................  1,500,000 shares
Common Stock offered by the Selling Shareholders.....  300,000 shares
Common Stock to be outstanding after the offering....  6,011,368 shares (1)
Use of proceeds......................................  To reduce bank indebtedness and for general corporate purposes
Nasdaq National Market symbol........................  STBI

------------------------

(1) Excludes (i) 850,000 shares of Common Stock reserved for issuance under the Company's 1995 Long Term Incentive Plan (the "Incentive Plan"), of which options to purchase 775,200 shares of Common Stock were outstanding as of October 14, 1996 with a weighted average exercise price of $15.71 per share,
    (ii) 100,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan for Non-Employee Directors (the "Directors Option Plan"), of which options to purchase 25,000 shares of Common Stock were outstanding as of October 14, 1996 with an exercise price of $12.00 per share, and (iii) 197,432 shares of Common Stock reserved for issuance under the Company's 1995 Employee Stock Option Purchase Plan (the "Employee Plan"). See "Management."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                              NINE MONTHS
                                                               FISCAL YEAR ENDED OCTOBER 31,                 ENDED JULY 31,
                                                   -----------------------------------------------------  --------------------
                                                     1991       1992       1993       1994       1995       1995       1996
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Net sales......................................  $  23,818  $  27,786  $  39,236  $  89,836  $ 129,603  $  89,771  $ 132,034
  Gross profit...................................      6,698      6,885      8,510     16,623     19,474     13,356     24,281
  Income from operations.........................        557         97        786      4,109      3,146      1,482      6,868
  Net Income (loss)..............................  $     362  $    (100) $     560  $   3,521  $   1,998  $   1,057  $   3,947

PRO FORMA DATA:
  Pro forma adjustments (1)......................                                                   (315)      (315)
                                                                                               ---------  ---------
  Pro forma net income...........................                                              $   1,683  $     742
                                                                                               ---------  ---------
  Pro forma net income per share (1996 actual)
    (2)..........................................                                              $    0.45  $    0.20  $    0.88
                                                                                               ---------  ---------  ---------
  Weighted average shares and equivalents used
    for pro forma net income per share (1996
    actual) (2)..................................                                                  3,746      3,746      4,504

                                                                                              AS OF JULY 31, 1996
                                                                                             ----------------------
                                                                                                            AS
                                                                                              ACTUAL    ADJUSTED(3)
                                                                                             ---------  -----------
CONSOLIDATED BALANCE SHEET DATA:
  Working capital..........................................................................  $  23,427   $  57,107
  Total assets.............................................................................     52,606      83,176
  Short-term borrowings including current portion of long-term liabilities.................      5,540       2,430
  Long-term liabilities, net of current portion............................................      1,672       1,672
  Total shareholders' equity...............................................................     27,360      61,040

------------------------

(1) Reflects certain pro forma adjustments assuming (a) the Company's profit-sharing allocation to employees had been reduced from 25% to 10% of income before taxes (as calculated prior to profit sharing expenses), effective November 1, 1994; (b) the portion of indebtedness evidenced by certain promissory notes (the "Founding Shareholder Notes") issued to the founding shareholders of the Company (the "Founding Shareholders") relating to approximately one-half of the amount of undistributed earnings of the Company as of October 31, 1994 (at which time the Company was treated as an S corporation for federal and state income tax purposes) (the "Undistributed S Corporation Earnings"), or $2.04 million, had been outstanding effective November 1, 1994 and bearing interest at 9% per annum; and (c) the Company had been treated as a C corporation rather than as an S corporation for federal and state income tax purposes, effective November 1, 1994 (and assuming an effective tax rate of approximately 33%). The adjustment in the Company's profit sharing allocation to employees and the termination of the Company's S corporation status occurred contemporaneously with the Company's initial public offering ("IPO") in February 1995. See "Management--Profit Sharing Plan," "Certain Transactions--S Corporation Distribution" and Note 1 of Notes to October 31, 1995 Consolidated Financial Statements.

(2) Pro forma net income per share is based on the Company's weighted average number of shares outstanding, plus the common equivalent number of shares that the Company would have had to issue to distribute to the Founding Shareholders $2.04 million, which amount equals approximately one-half of the Undistributed S Corporation Earnings at October 31, 1994. See "Certain Transactions--S Corporation Distribution" and Note 1 of Notes to October 31, 1995 Consolidated Financial Statements.

(3) Adjusted to reflect the sale of 1,500,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom (assuming a public offering price of $24.00 per share). See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN OR CONTEMPLATED BY THE FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS, WHICH MAY AFFECT THE COMPANY'S CURRENT POSITION AND FUTURE PROSPECTS, SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

    POTENTIAL FOR FLUCTUATING OPERATING RESULTS; SEASONALITY. The Company's historical operating results have fluctuated significantly from period to period and will likely fluctuate in the future. Fluctuations result from a wide variety of factors, including the timing and availability of components, changes in product mix and pricing, the timing of customer orders, new product developments or introductions, production interruptions, product reviews and other media coverage, changes in sales channel mix and product returns or price protection claims from customers. Many of these factors are beyond the control of the Company. The volume and timing of orders received during a quarter are difficult to forecast. Customers generally order on an as-needed basis. Consequently, the Company historically has operated with a relatively small backlog. Moreover, as sometimes occurs in the PC industry, a disproportionate percentage of the Company's net sales in any quarter may be generated in the last month of a quarter. As a result, a shortfall in sales in any quarter as compared to expectations may not be identifiable until the end of the quarter. The Company's gross profit margins are impacted by product sales cycles, sales channel mix, product mix, pricing pressures, the availability and cost of components from the Company's suppliers and general economic conditions. The Company's markets are characterized by intense ongoing competition and a trend of declining average selling prices. Accordingly, the Company's margins may decline in the future from the levels experienced to date. In addition, the Company's margins may be adversely affected by shortages in the availability of key components for the Company's products, as well as by fluctuations in the value of certain foreign currencies. The Company's quarterly results are also subject to seasonal fluctuations, with generally weaker fiscal third quarter results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Selected Quarterly Operating Results and Seasonality."

    DEPENDENCE ON SUPPLIERS. Several components used in the Company's products are obtained from single or limited sources and, in instances in which component manufacturers do not allocate a sufficient supply of components to meet the Company's needs, the Company must obtain such components from distributors or on the spot market at a higher cost. The Company has no guaranteed supply arrangements with any of its suppliers, and there can be no assurance that current suppliers will be able to meet its requirements. The Company believes that with respect to its single and limited source components, it could obtain similar components from other sources but likely would be required to pay significantly more for such products, alter product designs to use alternative components (which would cause significant delays) or reduce its production of the related graphics adapters. As a result of delays in the delivery of components or lack of available components, the Company in the past has experienced difficulty in meeting certain product shipment dates to customers, which in some instances has resulted in a loss of business. In addition, software drivers, which are essential to product performance, are included with some of these single and limited source components. In the past, the Company has experienced delays in the delivery of its products due to the inadequacy or the incompatibility of software drivers provided by component suppliers or developed internally. It is likely that delays in delivery of components, shortages of components and problems with software drivers will continue to occur in the future, and such delays or problems would materially adversely affect the Company and its results of operations. Additionally, in its attempt to counter actual or perceived component shortages, the Company may overpurchase certain components, resulting in excess inventory or, in the event of inventory obsolescence or a decline in the market value of such inventory, causing inventory write-offs against the Company's operating results.

    Significant increases in the prices of components, such as graphics controller chips or memory chips, occur from time to time, and often the Company is not able to quickly adjust the price of its products accordingly. Occasional worldwide shortages of DRAM (dynamic random access memory) and other memory and controller chips and international tariff disputes have resulted in substantial component cost increases in the past that have materially adversely affected the Company and its results of operations.

    The Company relies upon outside suppliers to continue to develop, introduce and manufacture in sufficient volumes controller chips, memory chips and other components. Moreover, the technology of these components must compare favorably in terms of functionality, features and price with the offerings of other manufacturers, including competitors of the Company that have internally developed computer chips or manufacturing expertise. The Company's dependence on single and limited source suppliers, and the risks associated with any delay or shortfall in supply, are exacerbated by the short life cycles which characterize multimedia subsystem products. See "Business--Suppliers."

    DEPENDENCE ON VIDEO GRAPHICS ADAPTER MARKET; MIGRATION TO MOTHERBOARDS. A substantial portion of the Company's net sales is derived from the sale of video graphics adapters. According to Jon Peddie Associates, approximately 59% of all graphics controller chips manufactured in the 12-month period ended June 30, 1996, were incorporated onto graphics adapters, and approximately 41% were incorporated onto motherboards. Video graphics adapters generally are used in higher-end PCs offering the latest technology and performance features. However, as a given functionality becomes technologically stable and widely accepted by PC users, it typically migrates to the PC motherboard. The Company anticipates that such migration could occur with respect to the functionality provided by certain of its current products. In this regard, Intel Corporation's MMX instruction set and the expanded operating systems provided by Microsoft Corporation incorporate several functions that traditionally have been performed by graphics adapters. In addition, single chip solutions are currently available that provide 16-bit sound functionality for implementation directly onto PC motherboards. As a result of this tendency of technology to migrate to the PC motherboard, the Company's success is largely dependent on its ability to continue to develop products that incorporate new and rapidly evolving technologies that manufacturers have not yet fully incorporated onto PC motherboards. While the Company believes that a market will continue to exist for add-in subsystems that provide advanced functionalities and offer flexibility in systems configuration, there can be no assurance that the incorporation of new functionalities onto PC motherboards will not adversely affect the market for the Company's products. An increase in the number or percentage of PCs that incorporate graphics circuitry on the motherboard at the expense of add-in video graphics adapters, an increase in the number or percentage of video graphics adapters manufactured internally by OEMs or a decrease in PC sales volumes would effectively shrink the market for the Company's products and could materially adversely affect the Company's business. See "Business--Industry."

    TECHNOLOGICAL CHANGE AND NEW PRODUCTS. The market for the Company's products is characterized by short product life cycles, rapidly changing technology, evolving industry standards and frequent introductions of new products. OEMs introduce new system configurations as often as twice a year, and the life cycles of the Company's video graphics adapters typically range from 9 to 15 months. If the Company does not successfully introduce new products within a given product cycle, the Company's sales will be adversely affected for that cycle and possibly for subsequent cycles. Any such failure could also impair the Company's brand name, reputation and relationships with its OEM customers. The Company's success depends upon market acceptance of its existing products, its ability to enhance its existing products and its ability to continually develop and introduce new products and features to meet changing customer requirements. Each new product cycle presents new opportunities for current or prospective competitors of the Company to gain market share. The Company's competitors include manufacturers of products that directly compete with the Company's products, as well as competitors that can produce products that have a similar functionality to the Company's products. For instance, Intel Corporation is adding new functionalities, such as MMX, to its controller chips to enhance the power of the central processing unit ("CPU") of a PC to manage the display features of a PC. Similarly, Microsoft Corporation is introducing new versions of its operating systems with features, such as Direct 3D, that increase the capability of its operating systems to control a PC's display features. Moreover, because of the short product life cycles and the long lead times for many components used in the Company's products, the Company may not be able to quickly reduce its production or inventory levels in response to unexpected shortfalls in sales or, conversely, to increase production in response to unexpected demand. There can be no assurance of the continued acceptance of the Company's existing products or that the Company will be successful in enhancing its existing products or identifying, developing, manufacturing or marketing new products. Delays in developing new products or enhancements or the failure of such products or enhancements to gain market acceptance would materially adversely affect the Company and its results of operations.

    Sales of individual products and product lines are typically characterized by declines in volumes, pricing and margins toward the end of the product's life cycle, the precise timing of which may be difficult to predict. As new products are planned and introduced, the Company attempts to monitor closely the inventory of older products (and older components) and to phase out their manufacture in a controlled manner. Nevertheless, the Company could experience unexpected reductions in sales of older generation products as customers anticipate new products. These reductions could give rise to additional charges for obsolete or excess inventory, returns of older generation products by retailers or commercial distributors or substantial price protection claims. To the extent that the Company is unsuccessful in managing product transitions, its business and operating results would be materially adversely affected.

    DEPENDENCE ON KEY CUSTOMERS AND DESKTOP PC MARKET. The Company's top three customers accounted for 55.5% and 63.0% of net sales during fiscal 1995 and the nine-month period ended July 31, 1996, respectively. In recent years, Gateway 2000 has been the Company's top customer, although STB's other significant customers have changed from period to period. See "Business--Sales and Marketing--Sales." The loss or reduction of the business of Gateway 2000 or one or more of the Company's other major customers would have a material adverse effect on the Company and its results of operations. In addition, the Company's future success will depend significantly upon the success of its customers, particularly its OEM customers. The Company has no long-term commitments or contracts with its customers. While a number of the Company's OEM customers have achieved strong PC sales in recent periods, such customers, and the PC industry in general, are subject to dynamic competitive conditions. In particular, the loss of sales by the Company's OEM customers to other OEMs or a decrease in the popularity of desktop PCs that incorporate the Company's products would adversely affect the Company and its results of operations.

    CHANGE IN PRODUCT OR SALES CHANNEL MIX. The Company offers two broad categories of products: multimedia subsystem products that are sold to OEMs and the commercial market and specialized technology products that are sold to resellers and corporate customers in certain industries. Sales of video graphics adapters to OEMs, which currently account for substantially all of the Company's OEM multimedia subsystem product sales, are characterized by relatively high unit volumes and relatively low gross profit margins. The Company began shipping significant unit volumes of certain new multimedia subsystem products (i.e., other than video graphics adapters) to OEM customers in the third quarter of its 1996 fiscal year but is not yet in a position to forecast the effect that the sale of these new products will have on it results of operations. Sales to the commercial market are characterized by modest volumes and moderate gross profit margins. Sales of the Company's specialized technology products are characterized by relatively low unit volumes and relatively high gross profit margins. The Company's sales to OEMs, the commercial market and specialized technology products customers represented approximately 81%, 10% and 6% of the Company's total net sales during the nine-month period ended July 31, 1996. In the event the Company experiences a shift in the type of products that it is able to sell or a shift in the sales channels into which such products are sold, its results of operations could be materially adversely affected. In particular, a decrease in sales of multimedia subsystem products to the commercial market or in sales of specialized technology products could result in a disproportionately greater decrease in the Company's gross profit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business--Products."

    ENTRY INTO NEW PRODUCT MARKETS. While the Company's business historically has focused on the design, manufacture and sale of graphics adapters, in the third quarter of fiscal 1996 the Company first began shipping significant unit volumes of new multimedia subsystem products. See "Business--Products." There are numerous risks inherent in the entry into new product markets, including the reallocation of limited management, engineering and capital resources to unproven product ventures, a greater likelihood for encountering technical problems and a greater likelihood that the market will not accept the Company's new products or the PCs into which they are incorporated. The failure of one or more of such products, or any negative effects upon the Company's core video graphics adapter business, could materially adversely affect the Company and its results of operations.

    PRICE PROTECTION AND STOCK ROTATION RISKS. As is common practice in its industry, the Company's arrangements with its commercial customers generally allow customers, in the event of a price decrease, credit equal to the difference between the price originally paid and the new decreased price on units in the customers' inventories on the date of the price decrease. In addition, commercial customers generally have the right to return slow-moving or excess inventory for product credit up to an agreed upon percentage of shipments within specified time periods. While the Company establishes reserves to cover these practices, there can be no assurance that these reserves will be sufficient or that any future price protection claims or returns will not have a material adverse effect on the Company and its results of operations, particularly because results are heavily dependent on products for which the Company has little or no operating history. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business--Sales and Marketing--Sales."

    COMPETITION. The markets for the Company's products are highly competitive. The Company has competitors specifically dedicated to the multimedia subsystem market or specific segments within that market. Companies in related markets also offer products with functions similar to the Company's products. For example, the Company's suppliers sell video graphics controller chips directly to OEMs for use in internally produced video graphics adapters or on motherboards. Increased sales of competitive products could result in price reductions by the Company or loss of its market share, which would materially adversely affect the Company and its results of operations. In addition, the Company's OEM customers could commence or increase internal production of video graphics adapters or other multimedia subsystems. Furthermore, the Company's markets are expected to become increasingly competitive as multimedia functions continue to converge and companies that previously supplied products providing distinct functions (for example, companies in the sound board and telephony markets) emerge as competitors across broader product categories. The Company also anticipates that as the breadth of its product lines expand, the markets in which it competes and the number of competitors against which it competes also will expand. There can be no assurance that the Company will be able to continue to compete successfully in its markets or that it will be able to compete successfully against current and new competition as these markets continue to evolve. Many of the Company's current and potential competitors design and manufacture some of their own product components. While the Company believes that its controller chip independence enables it to select from among the most advanced components available, there may be instances in which these internally developed components have better features and performance characteristics than those available from third party vendors. Furthermore, the Company believes that certain of its current and potential competitors compete largely on the basis of price, which may result in significant price competition, lower margins for the Company's products or otherwise affect the market for the Company's products. Certain of the Company's current and potential competitors also are located in foreign jurisdictions that may have lower labor costs, impose significantly lower taxes than the United States or levy duties on product imports. Many of the Company's current and potential competitors have greater financial, marketing, manufacturing and technological resources than the Company. There can be no assurance that the Company will be able to continue to compete successfully with its existing competitors or with new competitors. See "Business--Competition."

    DEPENDENCE ON KEY PERSONNEL. The Company's success depends upon the services of its management, sales, marketing and engineering personnel. While the Company has entered into employment agreements with a number of such personnel, the loss of the services of one or more of such personnel could have a material adverse effect on the Company and its results of operations. See "Management--Employment Agreements." The success of the Company will depend, in part, on its ability to retain its key management, sales, marketing and engineering personnel and to attract other personnel to satisfy the Company's current and future needs. There is substantial competition for such personnel in the computer industry, and the inability to retain key personnel or to attract additional personnel to satisfy the Company's needs could have a material adverse effect on the Company and its results of operations.

    MANAGEMENT OF GROWTH. The Company has experienced rapid growth, and future growth may require larger quantities of components, additional marketing, sales and engineering personnel, additional manufacturing equipment and improved operating, financial and administrative controls, any of which could require significant additional capital expenditures. The Company may experience difficulty securing adequate quantities of components or additional manufacturing equipment, attracting or retaining skilled personnel, improving infrastructure and information systems or overcoming other difficulties associated with growth. In addition, gross profit margins derived from initial orders with new OEM customers are frequently lower than the Company's typical gross profit margins. There can be no assurance that the Company will be able to manage any future growth successfully or that difficulties in doing so will not have a material adverse effect on the Company and its results of operations.

    SINGLE MANUFACTURING FACILITY. The Company's primary manufacturing facility is located in Juarez, Mexico. Since the Company is substantially dependent on this single manufacturing facility, a disruption of the Company's manufacturing operations at this facility would have a material adverse effect on the Company and its results of operations. Such disruption could result from various factors, including a labor dispute, human error, governmental or political risks or a natural disaster such as an earthquake, tornado, fire or flood. In addition, in comparison to those of its competitors that do not maintain their own manufacturing facilities, the Company incurs higher relative fixed overhead and labor costs as a result of operating its own manufacturing facility. Any failure to generate the level of product revenues needed to absorb these overhead and labor costs would have a material adverse effect on the Company and its results of operations. See "Business-- Manufacturing."

    INTERNATIONAL OPERATIONS. A substantial portion of the Company's manufacturing operations are carried out in Mexico. The Company's export sales (which primarily consist of European sales) were approximately 19% of net sales in the first nine months of fiscal 1996. The Company is subject to the general risks of conducting business internationally, including unexpected changes in regulatory requirements, fluctuations in currency exchange rates, delays resulting from difficulty in obtaining export licenses for certain technology, state imposed restrictions on the repatriation of funds, tariffs and other barriers and restrictions and the burdens of complying with a variety of foreign laws. In addition, the Company is subject to general geopolitical risks, such as political instability and changes in diplomatic and trade relationships, in connection with its international operations. Although the Company has not to date experienced any material adverse effect on its operations as a result of such factors, there can be no assurance that such factors will not materially adversely impact the Company and its results of operations in the future or require the Company to modify its current business practices. The Company currently sells its products at prices denominated in U.S. dollars, and an increase in the value of the U.S. dollar relative to foreign currencies could make the Company's products more expensive and potentially less competitive in foreign markets. The Company expects to sell a portion of its products in the future at prices denominated in other currencies and will therefore increase its currency exposure risk. In addition, a substantial portion of the Company's manufacturing labor costs are paid in Mexican pesos, so any decrease in the value of the U.S. dollar relative to the Mexican peso could increase the Company's manufacturing costs and adversely affect the Company and its results of operations. See "Business--Manufacturing" and "Business--Sales and Marketing."

    DEPENDENCE ON SALES REPRESENTATIVES AND DISTRIBUTORS. The Company markets and distributes a significant portion of its products in the United States to OEM customers and commercial channel customers through independent sales representatives and distributors. The Company's sales representatives work in tandem with the Company's sales force and are organized by customer account. The services of an independent sales representative are important in obtaining and maintaining a customer relationship. The Company's distributors resell the Company's products to retailers and other resellers in the commercial market. The Company's agreements with its sales representatives and distributors are cancelable upon 30-days' notice. There can be no assurance that future sales by sales representatives or distributors will continue at present levels. The loss of one or more sales representatives or distributors, or the decision by one or more distributors to reduce the number of the Company's products offered or to carry the product lines of the Company's competitors, could have a material adverse effect on the Company and its results of operations. See "Business--Sales and Marketing."

    PROPRIETARY TECHNOLOGY. The Company's success partially depends upon its proprietary technology, consisting of its software drivers and utilities and, to a lesser extent, its hardware designs. The Company relies upon copyright and trade secret laws and agreements with its suppliers and customers to protect its proprietary technology. There can be no assurance that the Company's present protective measures will be adequate to prevent misappropriation of its technology or independent third party development of the same or similar technology. Many foreign jurisdictions offer less protection of intellectual property rights than the United States, and there can be no assurance that the protection provided to the Company's proprietary technology by the laws of the United States or foreign jurisdictions will be sufficient to protect the Company's technology. See "Business--Intellectual Property."

    The Company has and may in the future find it necessary or desirable to procure licenses from third parties relating to current or future products or technologies, but there can be no assurance that the Company will continue to be able to obtain such licenses or other rights or, if it is able to obtain them, that it will be able to do so on commercially acceptable terms. The Company could be placed at a disadvantage if its competitors obtain licenses with lower royalty fee payments or other terms more favorable than those received by the Company. If the Company or its suppliers were unable to obtain licenses relating to current or future products or technologies, the Company could be forced to market products without certain technological features. The Company's inability to obtain licenses necessary to use certain technology or its inability to obtain such licenses on competitive terms could have a material adverse effect on the Company and its results of operations. See "Business--Intellectual Property."

    INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS. It is common in the computer industry for companies to assert intellectual property infringement claims against other companies. As a consequence, the Company indemnifies some OEM customers in certain respects against intellectual property claims relating to its products. If an intellectual property claim were to be brought against the Company and the Company were found to be infringing upon the rights of others, the Company could be required to pay infringement damages, pay licensing fees, modify its products so that they are not infringing or discontinue offering products that were found to be infringing, any of which could materially adversely affect the Company and its results of operations.

    If an intellectual property claim were to be brought against one or more of the Company's suppliers and the supplier were found to be infringing upon the rights of others, the supplier could be enjoined from further shipments of its products to the Company, which could materially adversely affect the Company and its results of operations.

    STOCK MARKET VOLATILITY. There has been significant volatility in the market price of the Company's Common Stock, as well as in the market price of securities of technology-based companies. Factors such as announcements of new products by the Company or its competitors, variations in the Company's quarterly operating results or general economic or stock market conditions unrelated to the Company's operating performance may have a significant impact on the market price of the Common Stock. See "Price Range of Common Stock and Dividend Policy."

    SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of the offering, the Company will have outstanding 6,011,368 shares of Common Stock. In addition to the 2,686,693 shares of Common Stock that are currently freely tradeable, the shares of Common Stock offered hereby will be freely tradeable after the close of this offering. The executive officers, directors and Selling Shareholders of the Company, who in the aggregate will beneficially own 1,524,675 outstanding shares of Common Stock upon completion of the offering, together with the Company, have agreed that they will not sell or otherwise dispose of any Common Stock without the prior written consent of Hambrecht & Quist LLC for a period of 90 days from the date of this Prospectus. Upon expiration of these restrictions, the executive officers and directors of the Company and the Selling Shareholders will be free to sell the shares beneficially owned by them, subject to compliance with the Securities Act of 1933, as amended (the "Securities Act"), including Rule 144 promulgated thereunder, and the terms of a Right of First Refusal Agreement, to which certain of such shares are subject. A substantial portion of the shares held by such beneficial owners may be sold into the public market effectively free of any significant restrictions. See "Certain Transactions--Right of First Refusal" and "Shares Eligible for Future Sale." No prediction can be made as to the effect, if any, that market sales of the above shares or the availability of such shares for future sale will have on the market price of shares of Common Stock prevailing from time to time. Future sales of substantial amounts of Common Stock by existing shareholders could adversely affect the prevailing market price of the Common Stock after the offering and the Company's ability to raise additional capital.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of 1,500,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $24.00 per share are estimated to be $33.7 million, after deducting the estimated underwriting discount and estimated offering expenses payable by the Company.

    The Company anticipates that, of the net proceeds, approximately $7.3 million will be used to partially repay indebtedness outstanding under the Company's secured revolving credit facility ("Revolving Credit Facility"). Such amount includes $4.8 million that was outstanding under the Revolving Credit Facility as of July 31, 1996, and additional indebtedness incurred subsequent to that date for general working capital purposes. The Revolving Credit Facility currently bears interest at the bank's prime rate plus 0.75% (subject to a required minimum monthly interest charge of $25,000) and matures on November 1, 1999. The Company expects that the remainder of the proceeds from the offering, approximately $26.4 million, will be used for general corporate purposes, including working capital, increased engineering and other staffing expenses, increased promotional expenses, the purchase of additional manufacturing equipment and the possible purchase of land for corporate facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Pending application of the net proceeds as described above, the Company intends to invest such proceeds in short-term, investment grade, interest-bearing securities. The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders (including any shares sold in connection with the Underwriters' exercise of the over-allotment option).

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Company effected its initial public offering ("IPO") on February 14, 1995, at a price to the public of $12.00 per share. Since that date, the Company's Common Stock has traded on the Nasdaq National Market under the symbol STBI. As of October 15, 1996, there were approximately 36 record holders of Common Stock, although the Company believes that the number of beneficial owners of its Common Stock is substantially greater. The table below sets forth for the fiscal quarters indicated the high and low sale prices for the Common Stock.

                                                                                         HIGH        LOW
                                                                                       ---------  ---------
FISCAL 1996
    Fourth quarter (through October 15, 1996)........................................  $   25.88  $   12.25
    Third quarter....................................................................      18.50      10.25
    Second quarter...................................................................      11.25       8.13
    First quarter....................................................................      12.25       7.38
FISCAL 1995
    Fourth quarter...................................................................      13.38       7.75
    Third quarter....................................................................      11.75       6.75
    Second quarter (from February 14, 1995)..........................................      15.50      10.50

    On October 15, 1996, the last reported sale price for the Company's Common Stock on the Nasdaq National Market was $24.00 per share.

    The Company intends to retain any future earnings for use in its business and does not intend to pay cash dividends in the foreseeable future. The payment of future dividends, if any, will be at the discretion of the Company's Board of Directors and will depend, among other factors, upon future earnings, operations, capital requirements, restrictions in future financing agreements, the general financial condition of the Company and general business conditions. The Company's Revolving Credit Facility permits the payment of dividends of up to 25% of the Company's annual net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION

    The following table sets forth the capitalization and short term borrowings of the Company (i) as of July 31, 1996, and (ii) as adjusted to give effect to the receipt by the Company of the net proceeds from the sale of 1,500,000 shares of Common Stock offered hereby at an assumed offering price of $24.00 per share. See "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                                JULY 31, 1996
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
                                                                                                (IN THOUSANDS)
Short-term borrowings including current portion of long-term liabilities (1)..............  $   5,540   $   2,430
                                                                                            ---------  -----------
                                                                                            ---------  -----------
Long-term liabilities, net of current portion (1).........................................  $   1,672   $   1,672
                                                                                            ---------  -----------
Shareholders' equity:
        Preferred Stock, $.01 par value, 2,000,000 shares authorized;
          no shares outstanding...........................................................         --          --
        Common Stock, $.01 par value, 20,000,000 shares authorized; 4,504,387 shares
          outstanding (actual); 6,004,387 shares outstanding (as adjusted) (2)............         45          60
        Treasury Stock, 35 shares, at cost................................................       (245)       (245)
        Additional paid-in capital........................................................     22,213      55,878
        Retained earnings.................................................................      5,347       5,347
                                                                                            ---------  -----------
            Total shareholders' equity....................................................     27,360      61,040
                                                                                            ---------  -----------
                    Total capitalization..................................................  $  29,032   $  62,712
                                                                                            ---------  -----------
                                                                                            ---------  -----------

------------------------

(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a description of the Company's credit facilities.

(2) Excludes (i) 850,000 shares of Common Stock reserved for issuance under the Incentive Plan, of which options to purchase 775,200 shares of Common Stock were outstanding as of October 14, 1996 with a weighted average exercise price of $15.71 per share, (ii) 100,000 shares of Common Stock reserved for issuance under the Directors Option Plan, of which options to purchase 25,000 shares of Common Stock were outstanding as of October 14, 1996 with an exercise price of $12.00 per share, and (iii) 197,432 shares of Common Stock reserved for issuance under the Employee Plan. See "Management."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected consolidated financial data of the Company. The selected consolidated statement of operations and consolidated balance sheet data of the Company for the fiscal years ended October 31, 1991, 1992, 1993, 1994 and 1995 are derived from the Company's Consolidated Financial Statements that were audited by Price Waterhouse LLP, independent accountants, whose report thereon for the fiscal years ended October 31, 1994 and 1995 is included elsewhere in this Prospectus. The selected consolidated statement of operations and consolidated balance sheet data of the Company for the nine months ended July 31, 1995 and July 31, 1996 are derived from the Company's Consolidated Financial Statements included elsewhere in this Prospectus, and are unaudited. The pro forma consolidated statement of operations data for the year ended October 31, 1995, and the nine months ended July 31, 1995 and 1996 set forth below, are unaudited.

    The Selected Consolidated Financial Data set forth below should be read in conjunction with, and are qualified in their entirety by, the Consolidated Financial Statements and related Notes and other financial information included elsewhere in this Prospectus.

                                                                                                      NINE MONTHS
                                                       FISCAL YEAR ENDED OCTOBER 31,                 ENDED JULY 31,
                                           -----------------------------------------------------  --------------------
                                             1991       1992       1993       1994       1995       1995       1996
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
    Net sales............................  $  23,818  $  27,786  $  39,236  $  89,836  $ 129,603  $  89,771  $ 132,034
    Cost of sales........................     17,120     20,901     30,726     73,213    110,129     76,415    107,753
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Gross profit.........................      6,698      6,885      8,510     16,623     19,474     13,356     24,281
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Operating expenses
        Research and development.........        985        914      1,079      1,795      2,719      2,051      2,975
        Sales and marketing..............      2,708      3,139      3,835      5,529      7,437      5,300      7,847
        General and administrative.......      2,448      2,735      2,810      5,190      6,172      4,523      6,591
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
            Total operating expenses.....      6,141      6,788      7,724     12,514     16,328     11,874     17,413
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Income from operations...............        557         97        786      4,109      3,146      1,482      6,868
    Interest expense.....................        195        197        226        588        818        556        869
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Income (loss) before income tax......        362       (100)       560      3,521      2,328        926      5,999
    Provision (benefit) for income tax
      (1)................................         --         --         --         --        330       (131)     2,052
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income (loss)....................  $     362  $    (100) $     560  $   3,521  $   1,998  $   1,057  $   3,947
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
PRO FORMA DATA:
    Pro forma adjustments (2)............                                              $    (315) $    (315)
                                                                                       ---------  ---------
    Pro forma net income.................                                              $   1,683  $     742
                                                                                       ---------  ---------
    Pro forma net income per share
      (1996 actual) (3)..................                                              $    0.45  $    0.20  $    0.88
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
    Weighted average shares and
      equivalents used for pro forma net
      income per share (1996 actual)
      (3)................................                                                  3,746      3,746      4,504

                                                                AS OF OCTOBER 31,                       AS OF JULY 31, 1996
                                              -----------------------------------------------------  --------------------------
                                                1991       1992       1993       1994       1995      ACTUAL    AS ADJUSTED (4)
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------------
                                                                               (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Working capital...........................  $   1,388  $   1,423  $   1,480  $   4,373  $  21,449  $  23,427     $  57,107
  Total assets..............................      7,005      8,039     14,777     23,651     57,539     52,606        83,176
  Short-term borrowings including current
    portion of long-term liabilities........      1,925      1,614      3,679      6,793     12,138      5,540         2,430
  Long-term liabilities, net of current
    portion.................................         29         37         38      2,164      1,982      1,672         1,672
  Dividends payable.........................         33         16         10        433         --         --            --
  Total shareholders' equity................      1,877      1,829      2,088      4,196     23,362     27,360        61,040

------------------------------

(1) The Company operated as an S corporation from November 1, 1986 until February 21, 1995, at which time the Company became fully subject to federal and state income taxes.

(2) Reflects certain pro forma adjustments assuming (a) the Company's profit-sharing allocation to employees had been reduced from 25% to 10% of income before taxes (as calculated prior to profit sharing expenses), effective November 1, 1994; (b) the portion of indebtedness evidenced by the Founding Shareholder Notes issued to the Founding Shareholders relating to approximately one-half of the Undistributed S Corporation Earnings, or $2.04 million, had been outstanding effective November 1, 1994 and bearing interest at 9% per annum; and (c) the Company had been treated as a C corporation rather than as an S corporation for federal and state income tax purposes, effective November 1, 1994 (and assuming an effective tax rate of approximately 33%). The adjustment in the Company's profit sharing allocation to employees and the termination of the Company's S corporation status occurred contemporaneously with the IPO in February 1995. See "Management--Profit Sharing Plan," "Certain Transactions--S Corporation Distribution" and Note 1 of Notes to October 31, 1995 Consolidated Financial Statements.

(3) Pro forma net income per share is based on the Company's weighted average number of shares outstanding, plus the common equivalent number of shares that the Company would have had to issue to distribute to the Founding Shareholders $2.04 million, which amount equals approximately one-half of the Undistributed S Corporation Earnings at October 31, 1994. See "Certain Transactions-- S Corporation Distribution" and Note 1 of Notes to October 31, 1995 Consolidated Financial Statements.

(4) Adjusted to reflect the sale of 1,500,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom (assuming a public offering price of $24.00 per share). See "Use of Proceeds" and "Capitalization."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    STB currently sells two broad categories of products, which the Company refers to as multimedia subsystem products and specialized technology products. The Company's multimedia subsystem product line includes a wide selection of graphics adapters designed for use in mid-range to high-end PCs and also features several complementary products, including digital video products and sound cards. STB's specialized technology products incorporate graphics technologies and are usually designed to enable one computer to simultaneously control the display of multiple monitors.

    The Company sells its products to OEMs, the commercial market and the specialized technology market. Multimedia subsystem products are sold both to OEMs as subsystems for their PC products and to the commercial market. Sales of video graphics adapters to OEMs, which currently account for substantially all of the Company's OEM multimedia subsystem product sales, are characterized by higher unit volumes and lower gross profit margins. Sales of multimedia products to the commercial market are characterized by modest unit volumes and higher gross profit margins than the sale of similar products to OEMs. Although sales volumes of specialized technology products are relatively low, the Company realizes higher gross profit margins from the sale of these products than from the sale of multimedia subsystem products. The Company began shipping significant unit volumes of certain new multimedia subsystem products (products other than video graphics adapters) to OEM customers in the third quarter of fiscal 1996. The Company is not yet in a position to forecast the effect that the sale of these new products will have upon the Company's results of operations.

    For the nine months ended July 31, 1996, sales of the Company's products to the OEM, commercial and specialized technology product markets constituted approximately 81% (approximately 2% of which is comprised of sales of new multimedia subsystem products), 10% and 6% of net sales, respectively. The Company has experienced substantial growth in each of its sales channels in recent periods. The balance of total net sales was derived primarily from the provision of third party assembly services, which constituted approximately 3% of total net sales for the nine months ended July 31, 1996. Export sales of the Company's products, which are made through all of the Company's sales channels, have grown more moderately in recent periods, and as a result declined as a percentage of net sales to 19% for the nine months ended July 31, 1996.

    The Company recognizes revenue upon shipment of its products. For products sold through the commercial channel, the Company generally allows returns in the form of stock rotations and price protection in the form of credits. The Company's current stock rotation policies typically permit a commercial channel customer to return to the Company approximately 10% of products purchased within the previous 90 days if it places an order for other Company products of equal or greater value. The Company usually is able to resell returned products. STB typically provides price protection to commercial channel customers in the form of credits for price reductions on products remaining in customer inventories. The Company maintains reserves to cover these practices, which it believes are adequate.

    The Company has no guaranteed supply arrangements with any of its suppliers. The Company obtains most of the primary components included in its products, consisting mainly of controller chips and memory chips, directly from the component manufacturers. The prices of such components can change significantly from time to time. The Company has in the past experienced, and may in the future experience, increases in its unit component costs without being able to increase the price of the related products, with the result that gross profit margins and the Company's results of operations would be adversely affected. In particular, occasional worldwide shortages of DRAM and other memory and controller chips and international tariff disputes have in the past resulted in substantial unit component cost increases that have materially adversely affected the Company and its results of operations. In recent periods, a decline in the price of memory chips, together with the Company's inventory management practices and other factors, has contributed to improved gross profit margins. Although it is not possible to accurately forecast the prices of memory chips or other components, the

Company believes that memory chip prices recently have stabilized and in certain instances increased. See "Risk Factors--Dependence on Suppliers."

    The Company's total gross profit margins and gross profits will likely fluctuate from period to period as a result of the factors identified above, among others. In particular, the Company's total gross profit margin and gross profits will be substantially affected by the Company's product mix, sales channel mix, component costs and competitive pricing pressures on the Company's products. See "Risk Factors--Potential for Fluctuating Operating Results; Seasonality."

    STB operated as an S corporation from November 1, 1986, until February 21, 1995, at which time the Company became fully subject to federal and state income taxes. See Note 10 of Notes to October 31, 1995 Consolidated Financial Statements.

    All statements other than statements of historical fact contained in this Prospectus, including statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" concerning the Company's financial position and liquidity, results of operations, prospects for continued growth, component and other costs, ability to maintain or improve unit volumes, net sales or profit margins and other matters are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in or contemplated by such forward-looking statements include the risks described under "Risk Factors," such as the risks associated with the potential for fluctuating operating results, dependence on suppliers and the video graphics adapter market, rapid technological change and short product life cycles, dependence on key customers and the PC market, changes in product or sales channel mix, entry into new product markets, price protection and stock rotation policies, intense competition, dependence on key personnel, difficulties in managing growth, reliance on a single manufacturing facility, international operations and dependence on sales representatives and distributors. All forward-looking statements in this Prospectus are expressly qualified in their entirety by the cautionary statements in this paragraph, in "Risk Factors" and elsewhere in this Prospectus.

RESULTS OF OPERATIONS

    The following discussion of the Company's results of operations for the fiscal years ended October 31, 1993, 1994 and 1995 and for the nine-months ended July 31, 1995 and 1996 is based upon data derived from the statements of operations contained in the Company's selected consolidated financial statements appearing elsewhere in the Prospectus. The following table sets forth this data as a percentage of net sales.

                                                                           PERCENTAGE OF NET SALES
                                                          ----------------------------------------------------------
                                                                                                   NINE MONTHS
                                                            FISCAL YEAR ENDED OCTOBER 31,         ENDED JULY 31,
                                                          ----------------------------------  ----------------------
                                                             1993        1994        1995        1995        1996
                                                          ----------  ----------  ----------  ----------  ----------

Net sales...............................................      100.0%      100.0%      100.0%      100.0%      100.0%
Cost of sales...........................................       78.3        81.5        85.0        85.1        81.6
                                                          ----------  ----------  ----------  ----------  ----------
Gross profit............................................       21.7        18.5        15.0        14.9        18.4
Operating expenses:
  Research and development..............................        2.7         2.0         2.1         2.3         2.3
  Sales and marketing...................................        9.8         6.2         5.7         5.9         5.9
  General and administrative............................        7.2         5.8         4.8         5.0         5.0
                                                          ----------  ----------  ----------  ----------  ----------
      Total operating expenses..........................       19.7        14.0        12.6        13.2        13.2
Income from operations..................................        2.0         4.5         2.4         1.7         5.2
Interest expense........................................        0.6         0.7         0.6         0.6         0.7
                                                          ----------  ----------  ----------  ----------  ----------
Income before income taxes..............................        1.4         3.8         1.8         1.1         4.5
Provision (benefit) for income taxes (1)................        0.0         0.0         0.3        (0.1)        1.5
                                                          ----------  ----------  ----------  ----------  ----------
Net income..............................................        1.4%        3.8%        1.5%        1.2%        3.0%
                                                          ----------  ----------  ----------  ----------  ----------
                                                          ----------  ----------  ----------  ----------  ----------
Pro forma adjustments (2)...............................                               (0.2)%      (0.4)%
                                                                                  ----------  ----------
Pro forma net income (3)................................                                1.3%        0.8%
                                                                                  ----------  ----------
                                                                                  ----------  ----------

------------------------

(1) The Company operated as an S corporation from November 1, 1986 until February 21, 1995, at which time the Company became fully subject to federal and state income taxes.

(2) Reflects certain pro forma adjustments assuming (a) the Company's profit-sharing allocation to employees had been reduced from 25% to 10% of income before taxes (as calculated prior to profit sharing expenses), effective November 1, 1994; (b) the portion of indebtedness evidenced by the Founding Shareholder Notes issued to the Founding Shareholders relating to approximately one-half of the Undistributed S Corporation Earnings, or $2.04 million, had been outstanding effective November 1, 1994 and bearing interest at 9% per annum; and (c) the Company had been treated as a C corporation rather than as an S corporation for federal and state income tax purposes, effective November 1, 1994 (and assuming an effective tax rate of approximately 33%). The adjustment in the Company's profit sharing allocation to employees and the termination of the Company's S corporation status occurred contemporaneously with the IPO in February 1995. See "Management--Profit Sharing Plan," "Certain Transactions--S Corporation Distribution" and Note 1 of Notes to October 31, 1995 Consolidated Financial Statements.

(3) Pro forma net income per share is based on the Company's weighted average number of shares outstanding, plus the common equivalent number of shares that the Company would have had to issue to distribute to the Founding Shareholders $2.04 million, which amount equals approximately one-half of the Undistributed S Corporation Earnings at October 31, 1994. See "Certain Transactions--S Corporation Distribution" and Note 1 of Notes to October 31, 1995 Consolidated Financial Statements.

NINE MONTHS ENDED JULY 31, 1996 COMPARED TO NINE MONTHS ENDED JULY 31, 1995

    NET SALES. Net sales increased by $42.3 million, or 47.1%, to $132.0 million in the first nine months of fiscal 1996, as compared to the same period in fiscal 1995. This increase resulted primarily from continuing growth in sales of the Company's products to established OEM customers, as well as new OEM customers. North American shipments to OEMs remained strong during the first nine months of fiscal 1996, offsetting continued weak demand in Europe during this period. The Company also experienced continued growth in the Company's other sales channels. Net sales for the nine months ended July 31, 1995 were negatively affected by the inability of one of the Company's suppliers to deliver controller chips pursuant to confirmed purchase orders and the subsequent receipt by STB of incompatible software drivers from the replacement supplier.

    GROSS PROFIT. Gross profit increased by $10.9 million, or 81.8%, to $24.3 million in the first nine months of fiscal 1996, as compared to the same period in fiscal 1995. For the periods, gross profit margin increased from 14.9% to 18.4%. The increase in gross profit resulted primarily from significant increases in sales volumes of the Company's products. The increase in gross profit margin resulted primarily from the economies of scale resulting from higher production volumes and lower memory chip prices.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased by $0.9 million, or 45.1%, to $3.0 million in the first nine months of fiscal 1996, as compared to the same period in fiscal 1995. This increase resulted from heightened staffing and equipment requirements associated with the development of new products and the continuing enhancement and support of the Company's products. For the periods, research and development expenses as a percentage of net sales remained steady at 2.3%.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased by $2.5 million, or 48.1%, to $7.8 million in the first nine months of fiscal 1996, as compared to the same period in fiscal 1995. This increase resulted primarily from additions to the Company's sales staff, increased commissions paid as a result of higher sales and increased advertising and trade show expenses. For the periods, sales and marketing expenses as a percentage of net sales remained steady at 5.9%.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by $2.1 million, or 45.7%, to $6.6 million in the first nine months of fiscal 1996, as compared to the same period in fiscal 1995, due primarily to expenses associated with the Company's growth, including increased personnel expenses and other expenses, such as insurance premiums, legal expenses and facilities costs. For the periods, general and administrative expenses as a percentage of net sales remained steady at 5.0%.

    NET INCOME. As a result of the foregoing factors, net income increased by $2.9 million, or 273.4%, to $3.9 million in the first nine months of fiscal 1996, as compared to the same period in fiscal 1995.

FISCAL YEAR ENDED OCTOBER 31, 1995 COMPARED TO FISCAL YEAR ENDED OCTOBER 31,
  1994

    NET SALES. Net sales increased by $39.8 million, or 44.3%, to $129.6 million in fiscal 1995, as compared to fiscal 1994. This increase resulted primarily from continued growth in sales of the Company's products to OEMs and from growth in sales of the Company's products in the commercial channel. Net sales for the second and third quarters of fiscal 1995 were negatively impacted by the inability of one of the Company's suppliers to deliver controller chips pursuant to confirmed purchase orders and the subsequent receipt by STB of incompatible software drivers from the replacement supplier. In addition, sales of the Company's specialized technology products during these quarters were adversely affected by delays in the development by PC system and motherboard suppliers of certain BIOS bridge support.

    GROSS PROFIT. Gross profit increased by $2.9 million, or 17.2%, to $19.5 million in fiscal 1995, as compared to fiscal 1994. For the period, gross profit margin declined from 18.5% to 15.0%. The decline in gross profit margin resulted primarily from decreasing margins on sales of multimedia subsystem products to OEMs due to higher memory and other chip prices, lower sales of higher margin specialized technology products and pricing pressures from certain of the Company's competitors. The Company's gross profits in fiscal 1995 were negatively impacted by the factors listed in the above paragraph affecting net sales.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased by $0.9 million, or 51.5%, to $2.7 million in fiscal 1995, as compared to fiscal 1994. This increase resulted from additional staffing and equipment requirements associated with the development of new products and the continuing enhancement and support of the Company's existing products. For the periods, research and development expenses as a percentage of net sales increased from 2.0% to 2.1%.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased by $1.9 million, or 34.5%, to $7.4 million in fiscal 1995, as compared to fiscal 1994. The increase resulted from additions to the Company's sales staff, increased advertising expenses and higher trade show and travel expenses. For the periods, sales and marketing expenses as a percentage of net sales decreased from 6.2% to 5.7%.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by $1.0 million, or 18.9%, to $6.2 million in fiscal 1995, as compared to fiscal 1994. For the periods, general and administrative expenses as a percentage of net sales declined from 5.8% to 4.8%. General and administrative expenses, excluding profit sharing expenses, increased by $1.7 million, or 41.8%, to $5.7 million in fiscal 1995, as compared to fiscal 1994 due primarily to expenses associated with the Company's growth, including increased personnel expenses and increased facility, equipment and insurance expenses. The Company's profit sharing allocation to employees, which amounted to 25% of income before taxes (as calculated prior to profit sharing expenses) in fiscal 1994, was reduced to 10% of income before taxes following the first quarter of fiscal 1995 in connection with the completion of the IPO.

    NET INCOME. As a result primarily of the factors discussed in the paragraphs above that address net sales and gross profit, net income decreased by $1.5 million, or 43.3%, to $2.0 million in fiscal 1995 as compared to fiscal 1994.

FISCAL YEAR ENDED OCTOBER 31, 1994 COMPARED TO FISCAL YEAR ENDED OCTOBER 31,
  1993

    NET SALES. Net sales increased by $50.6 million, or 129.1%, to $89.8 million in fiscal 1994, as compared to fiscal 1993. This increase was the result of higher shipment volumes of the Company's products in all sales channels, particularly to OEMs.

    GROSS PROFIT. Gross profit increased by $8.1 million, or 95.3%, to $16.6 million in fiscal 1994, as compared to fiscal 1993. For the periods, gross profit margin declined from 21.7% to 18.5%. The increase in gross profit resulted from significant increases in sales volume in all three of the Company's sales channels. The decrease in gross profit margin resulted from a proportionately greater increase in sales of the Company's multimedia subsystem products to OEMs at lower margins, as well as from general pricing pressures resulting from increased competition in the PC industry.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased by $0.7 million, or 66.4%, to $1.8 million in fiscal 1994, as compared to fiscal 1993. This increase resulted from added staffing and equipment requirements associated with the continued enhancement and support of the Company's existing products and the development of new products. Although research and development expenses increased significantly, these expenses as a percentage of net sales declined from 2.7% to 2.0%.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased by $1.7 million, or 44.2%, to $5.5 million in fiscal 1994, as compared to fiscal 1993. The increase in sales and marketing expenses resulted from heightened promotional efforts aimed at supporting the continued growth in the Company's higher margin multimedia subsystem products sold through the commercial channel and specialized technology products, additions to the Company's sales staff and increased commission payments due to higher sales levels. Marketing expenses incurred in connection with sales to OEMs tend to be relatively constant due to the limited number of OEMs in the market and the Company's reliance upon developing direct relationships with OEM contacts. For the periods, marketing expenses as a percentage of net sales declined from 9.8% in fiscal 1993 to 6.2% in fiscal 1994 as a result of the substantial increase in sales volume during fiscal 1994.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by $2.4 million, or 84.7%, to $5.2 million in fiscal 1994, as compared to fiscal 1993 due primarily to expenses associated with the Company's growth, including increased personnel expenses, increased profit sharing expenses and increased facility and equipment expenses. General and administrative expenses, excluding profit sharing expenses, increased by $1.4 million, or 53.8%, to $4.0 million in fiscal 1994, as compared to fiscal 1993. For the periods, general and administrative expenses as a percentage of net sales declined from 7.2% in fiscal 1993 to 5.8% in fiscal 1994.

    NET INCOME. As a result of the foregoing factors, net income increased by $3.0 million, or 528.8%, to $3.5 million in fiscal 1994 as compared to fiscal 1993.

SELECTED QUARTERLY OPERATING RESULTS AND SEASONALITY

    The Company's quarterly operating results vary significantly depending on factors such as the timing of large customer orders, timing of new product introductions, adequacy of component supply, changes in component costs, variations in the Company's product or sales channel mix, seasonal promotions by the Company and its customers and competitive pricing pressures. Because the timing of these factors may vary, the results of any particular quarter may not be indicative of results for the full year or any future period. In addition, the PC market generally experiences weaker sales during the summer months. Although the Company has experienced sales growth for each year since fiscal 1990, there can be no assurance that this growth will continue on a quarterly or annual basis. See "Risk Factors--Potential for Fluctuating Operating Results; Seasonality."

    The following table sets forth certain unaudited quarterly financial information for the periods indicated, which in the opinion of management includes all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein:

                                                                                 QUARTER ENDED
                                                   --------------------------------------------------------------------------
                                                     FISCAL
                                                      1994                        FISCAL 1995                     FISCAL 1996
                                                   -----------  ------------------------------------------------  -----------
                                                    OCT. 31,     JAN. 31,     APR. 30,    JUL. 31,    OCT. 31,     JAN. 31,
                                                      1994         1995         1995        1995        1995         1996
                                                   -----------  -----------  -----------  ---------  -----------  -----------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales........................................   $  24,523    $  30,738    $  33,370   $  25,663   $  39,832    $  44,905
Cost of sales....................................      20,416       25,643       28,658      22,114      33,715       37,643
                                                   -----------  -----------  -----------  ---------  -----------  -----------
Gross profit.....................................       4,107        5,095        4,712       3,549       6,117        7,262
Operating expenses...............................       3,245        3,796        3,945       4,134       4,454        5,083
                                                   -----------  -----------  -----------  ---------  -----------  -----------
Income (loss) from operations....................         862        1,299          767        (585)      1,663        2,179
Interest expense.................................         181          242          144         170         261          333
Provision (benefit) for certain income taxes
 (1).............................................           3       --              127        (258)        461          632
                                                   -----------  -----------  -----------  ---------  -----------  -----------
Net income (loss)................................   $     678    $   1,057    $     496   $    (497)  $     941    $   1,214
                                                   -----------  -----------  -----------  ---------  -----------  -----------
                                                   -----------  -----------  -----------  ---------  -----------  -----------
PRO FORMA DATA...................................
Pro forma adjustments (2)........................                     (229)         (86)         --          --           --
Pro forma net income (loss) (July 31, 1995
 through July 31, 1996 reflects actual)..........                $     828    $     410   $    (497)  $     941    $   1,214
                                                                -----------  -----------  ---------  -----------  -----------
                                                                -----------  -----------  ---------  -----------  -----------
Pro forma net income (loss)(July 31, 1995 through
 July 31, 1996 reflects actual) per share (3)....                $    0.31    $    0.10   $   (0.11)  $    0.21    $    0.27
                                                                -----------  -----------  ---------  -----------  -----------
                                                                -----------  -----------  ---------  -----------  -----------


                                                    APR. 30,    JUL. 31,
                                                      1996        1996
                                                   -----------  ---------

Net sales........................................   $  44,592   $  42,537
Cost of sales....................................      36,189      33,921
                                                   -----------  ---------
Gross profit.....................................       8,403       8,616
Operating expenses...............................       6,075       6,243
                                                   -----------  ---------
Income (loss) from operations....................       2,328       2,373
Interest expense.................................         278         271
Provision (benefit) for certain income taxes
 (1).............................................         699         722
                                                   -----------  ---------
Net income (loss)................................   $   1,351   $   1,380
                                                   -----------  ---------
                                                   -----------  ---------
PRO FORMA DATA...................................
Pro forma adjustments (2)........................          --          --
Pro forma net income (loss) (July 31, 1995
 through July 31, 1996 reflects actual)..........   $   1,351   $   1,380
                                                   -----------  ---------
                                                   -----------  ---------
Pro forma net income (loss)(July 31, 1995 through
 July 31, 1996 reflects actual) per share (3)....   $    0.30   $    0.30
                                                   -----------  ---------
                                                   -----------  ---------

                                                                           PERCENTAGE OF TOTAL NET SALES
                                                                                   QUARTER ENDED
                                                    ----------------------------------------------------------------------------
                                                     OCT. 31,     JAN. 31,     APR. 30,     JUL. 31,     OCT. 31,     JAN. 31,
                                                       1994         1995         1995         1995         1995         1996
                                                    -----------  -----------  -----------  -----------  -----------  -----------
Net sales.........................................       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%
Cost of sales.....................................        83.3         83.4         85.9         86.2         84.6         83.8
                                                         -----   -----------  -----------  -----------       -----        -----
Gross profit......................................        16.7         16.6         14.1         13.8         15.4         16.2
Operating expenses................................        13.2         12.4         11.8         16.1         11.2         11.3
                                                         -----   -----------  -----------  -----------       -----        -----
Income from operations............................         3.5          4.2          2.3         (2.3)         4.2          4.9
Interest expense..................................         0.7          0.8          0.4          0.6          0.7          0.7
Provision (benefit) for certain income taxes
 (1)..............................................          --           --          0.6         (1.0)         1.1          1.4
Net income........................................         2.8%         3.4%         1.3%        (1.9)%        2.4%         2.8%
                                                         -----   -----------  -----------  -----------       -----        -----
                                                         -----   -----------  -----------  -----------       -----        -----
Pro forma adjustments (2).........................                     (0.7)%       (0.2)%
Pro forma net income (loss).......................                      2.7%         1.1%
                                                                 -----------  -----------
                                                                 -----------  -----------

                                                     APR. 30,     JUL. 31,
                                                       1996         1996
                                                    -----------  -----------
Net sales.........................................       100.0%       100.0%
Cost of sales.....................................        81.2         79.7
                                                         -----        -----
Gross profit......................................        18.8         20.3
Operating expenses................................        13.6         14.7
                                                         -----        -----
Income from operations............................         5.2          5.6
Interest expense..................................         0.6          0.6
Provision (benefit) for certain income taxes
 (1)..............................................         1.6          1.7
Net income........................................         3.0%         3.3%
                                                         -----        -----
                                                         -----        -----
Pro forma adjustments (2).........................
Pro forma net income (loss).......................

------------------------------

(1) The Company operated as an S corporation from November 1, 1986 until February 21, 1995, at which time the Company became fully subject to federal and state income taxes. See Note 2 of Notes to October 31, 1995 Consolidated Financial Statements.

(2) Reflects certain pro forma adjustments assuming (a) the Company's profit-sharing allocation to employees had been reduced from 25% to 10% of income before taxes (as calculated prior to profit sharing expenses), effective November 1, 1994; (b) the portion of indebtedness evidenced by the Founding Shareholder Notes issued to the Founding Shareholders relating to approximately one-half of the Undistributed S Corporation Earnings, or $2.04 million, had been outstanding effective November 1, 1994, and bearing interest at 9% per annum; and (c) the Company had been treated as a C corporation rather than as an S corporation for federal and state income tax purposes, effective November 1, 1994 (and assuming an effective tax rate of approximately 33%). The adjustment in the Company's profit sharing allocation to employees and the termination of the Company's S corporation status occurred contemporaneously with the IPO in February 1995. See "Management--Profit Sharing Plan," "Certain Transactions--S Corporation Distribution" and Note 1 of Notes to October 31, 1995 Consolidated Financial Statements.

(3) Pro forma net income per share is based on the Company's weighted average number of shares outstanding, plus the common equivalent number of shares that the Company would have had to issue to distribute to the Founding Shareholders $2.04 million, which amount equals approximately one-half of the Undistributed S Corporation Earnings at October 31, 1994. See "Certain Transactions--S Corporation Distribution" and Note 1 of Notes to October 31, 1995 Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's principal capital and liquidity needs are for financing inventory and accounts receivable and, to a lesser degree, purchasing manufacturing and other equipment. The Company has financed these requirements, and its operations generally, through a combination of cash generated from operations, bank borrowings and proceeds from the IPO. As a result of the Company's rapid growth in recent years, its capital requirements have increased substantially. The Company anticipates that future growth will require additional capital, particularly to support increased working capital needs, engineering and other staffing expenses, promotional expenses, manufacturing facilities and equipment requirements, and possibly for the purchase of land for corporate facilities. The Company believes that its various sources of available financing will be adequate to meet its capital requirements through fiscal 1997.

    The Company generated cash from operations of $9.7 million in the nine-month period ended July 31, 1996, compared with $7.8 million in the comparable period of fiscal 1995. This increase resulted primarily from increased net income and a reduction in inventory costs, offset by increased accounts receivable and a reduction in accounts payable. The Company's working capital was $23.4 million at July 31, 1996, compared to $21.6 million at October 31, 1995, and cash was $4.1 million at July 31, 1996, compared to $4.2 million at October 31, 1995.

    The Company's expenditures for equipment totalled $1.9 million during the nine-month period ended July 31, 1996, compared with net purchases of equipment of $2.0 million during the comparable period in fiscal 1995. The Company's investment in equipment is primarily attributable to manufacturing equipment additions and upgrades of existing equipment to support the increased demand for the Company's products. In addition, subsequent to the end of its fiscal 1996 third quarter, the Company installed four new surface-mount technology assembly lines at its manufacturing facility in Juarez, Mexico, at an approximate cost of $4 million. The Company expects to finance this equipment purchase through traditional equipment lease financing arrangements. The Company expects that additional capital expenditures for similar types of equipment may be necessary to support the Company's future production requirements.

    The Company currently has a line of credit of up to $25.0 million under the Revolving Credit Facility, which includes a $2.0 million term loan (the "Mezzanine Facility" and, together with the Revolving Credit Facility, the "Facilities"). During fiscal 1996, the Company increased the size of its Revolving Credit Facility by $10.0 million to its current level. As of July 31, 1996, the Company had outstanding $4.8 million and $1.6 million under the Revolving Credit Facility and the Mezzanine Facility, respectively. Principal amounts outstanding under the Revolving Credit Facility bear interest at the rate of prime plus 0.75%, and the interest rate applicable to principal amounts outstanding under the Mezzanine Facility was reduced during the first quarter of fiscal 1996 from prime plus 3.0% to prime plus 0.75%. The Revolving Credit Facility agreement provides for a minimum monthly interest charge of $25,000, which can be satisfied through the accrual of interest under both the Revolving Credit Facility and the Mezzanine Facility. Availability under the Revolving Credit Facility is based on formulas derived from accounts receivable and inventory. All indebtedness under the Facilities matures on November 1, 1999. Commencing December 1, 1995, the Company was required to make the first of 48 successive monthly installments of principal in the amount of $41,667 each, together with accrued interest.

    In accordance with the provisions of a contingent payment agreement executed in connection with the Facilities, the Company was obligated to pay the lender a one-time fee equal to one percent (1.0%) of the product of six times the Company's earnings before income taxes, interest, depreciation and amortization for the fiscal year preceding the fiscal year in which the payment is made. The Company paid this fee, in the amount of $250,234, in September 1996.

                                    BUSINESS

INTRODUCTION

    STB designs, manufactures and sells graphics adapters and other multimedia subsystem products for use primarily in desktop PCs. The Company's graphics adapters, almost all of which are video graphics adapters that display full-motion video images on a monitor, enable users to take advantage of true-color graphics, 3D and video features found in the latest PC operating systems, such as Microsoft Windows 95 and Windows NT, and in multimedia applications. The Company's multimedia subsystem product line includes a wide selection of video graphics adapters designed for use primarily in mid-range to high-end PCs and also features several complementary products, including digital video products and sound cards. The Company's multimedia subsystem products are sold to OEMs and, to a lesser extent, through the commercial sales channel to retailers, distributors and direct-mail companies. The Company's OEM and commercial customers include Gateway 2000, Dell Computer, Compaq Computer, CompUSA, Best Buy, Tech Data and Ingram Micro.

    STB also sells specialized technology products that incorporate graphics technologies and are usually designed to enable one computer to simultaneously control the display of multiple monitors. These products are sold to customers for specialized applications in a number of industries, including the financial services, hospitality, factory automation, transportation and emergency response industries. The Company's customers for specialized technology products include Reuters and Lodgenet.

    STB has demonstrated outstanding growth, with revenues increasing from $23.8 million in fiscal 1991 to $129.6 million in fiscal 1995, a compound annual growth rate of 52.8%. According to IDC, STB has increased its market share to become the second largest independent supplier of graphics adapters, with an estimated 16.7% worldwide market share in 1995.

INDUSTRY

    According to Dataquest, an estimated 71.7 million PCs are expected to be shipped worldwide in 1996, compared to 60.2 million units in 1995 and 47.9 million units in 1994. A substantial portion of the PCs shipped in recent periods incorporate high performance Intel Pentium and Pentium Pro processors and support multimedia functionality, including CD-ROM storage, higher-resolution graphics, digital video and audio and, in some systems, hardware 3D and telecommunications. The evolution of these multimedia-enabled PCs has been driven by the proliferation of higher performance hardware, operating systems like Microsoft Windows 95 and Window NT, the popularity of the Internet and the growth in the number of consumer and business applications featuring greater use of 3D graphics, video and sound.

    Multimedia applications typically place significantly higher processing demands on a PC's CPU, which can substantially degrade system performance. The processing burden on the CPU can be reduced by off-loading the multimedia-intensive processing functions to specialized video graphics and other multimedia subsystems. This allows for significant improvements in a PC's performance and can be achieved either through the placement of subsystems on the motherboard or the use of add-in subsystems. Motherboard implementations typically cost less but generally provide lower levels of functionality and performance. While add-in subsystems cost slightly more, they generally can support higher levels of functionality and provide a higher degree of flexibility in PC configuration, which allow PC manufacturers to more rapidly integrate new technologies into their product lines and to meet a range of price and performance requirements.

    The market continually demands more sophisticated multimedia products as new technologies evolve and enter the mainstream. Intel's incorporation of the MMX extended instruction set in its microprocessors, as well as efforts to develop specifications for an accelerated graphics port ("AGP"), demonstrate the demand for higher CPU functionality and better integration between the CPU and the PC graphics subsystem. The incorporation of these architectural enhancements, in addition to evolving standards such as MPEG-2 decompression, Dolby Digital audio and DVD storage, are laying the foundation for using the PC as an enabling platform for digital television, video teleconferencing and other emerging multimedia capabilities.

    The accelerating pace of technological advancement in the PC industry has made it increasingly difficult for OEMs to devote the resources necessary for the timely internal development of multimedia subsystems incorporating the latest innovations. Furthermore, many OEMs are seeking to expand their product lines in response to consumer demand for a broader range of price and performance options. As a result, OEMs increasingly are choosing to outsource many of their component and subsystem needs to specialized subsystem vendors with focused development efforts.

STRATEGY

    The Company's goal is to become the leading supplier of video graphics adapters and certain other multimedia subsystems for PCs. The Company's focus on the design, manufacture and sale of video graphics adapters has earned it a reputation for providing advanced graphics display solutions. With its size and reputation, the Company has built relationships with chip suppliers that allow it to obtain advance information about new developments in video controller chip technology. Additionally, close relationships with many of its OEM customers better enable the Company to determine what future performance features are most desired. The Company believes that the strength of these relationships also places it in a strong position to be the provider of choice to OEMs for a number of other multimedia subsystem products. STB believes that it is positioned to compete effectively by using its knowledge of technological advances and customer desires, together with its own value-added development of software drivers and utilities, to provide high-quality video graphics adapters and other multimedia subsystems to the PC marketplace on a timely, cost-effective basis.

    The major elements of the Company's strategic plan are as follows:

    FOCUS ON GRAPHICS ADAPTER MARKET AND EMERGING MULTIMEDIA SUBSYSTEM OPPORTUNITIES. The Company intends to continue focusing its efforts on the graphics adapter market, where it has consistently demonstrated an ability to introduce innovative graphics adapters designed to satisfy rapidly evolving and increasingly demanding performance standards. Furthermore, the Company believes that it can leverage its strong OEM relationships and technological and manufacturing expertise to be the provider of choice to OEMs for other multimedia subsystem products.

    CONTINUED FOCUS ON OEM SALES CHANNEL. The Company has continued to focus on the OEM sales channel, as evidenced by a significant increase in sales within this channel during the first nine months of fiscal 1996 and the fact that approximately 81% of the Company's revenues during such period were derived from sales to OEMs. The expansion of the Company's business with several established OEM customers, such as Gateway 2000, as well as the recent addition of several new OEM customers, including Dell Computer, Compaq Computer and IBM, demonstrate the success of the Company's commitment to meeting the needs of OEMs. Historically, the Company provided OEMs with mid-range video graphics adapters. The Company recently has commenced delivery of high-end video graphics adapters and other multimedia subsystem products in an effort to expand its product offerings to the OEM market.

    CONTROL OF MANUFACTURING. The Company believes that it is the only major independent supplier of video graphics adapters that manufactures its own products rather than outsourcing its manufacturing operations. The Company believes that having its own manufacturing facility in Juarez, Mexico enables it to maintain lower manufacturing costs, meet expedited customer delivery schedules, quickly adjust to changes in product orders, achieve shorter production cycles and accommodate modified or unusual design specifications, while at the same time ensuring product quality and reliability.

    CONTROLLER CHIP INDEPENDENCE. Unlike some of its competitors, the Company designs its products after evaluating controller chips produced by a number of leading suppliers. The selection of a controller chip is based on competitive factors including cost, performance, compatibility and reliability of supply. The Company believes that purchasing rather than internally developing controller chips allows it to consistently develop products incorporating the latest technological advances. Moreover, the Company is able to leverage the substantial expenditures made by developers of controller chips, achieve component flexibility and decrease the time and expense required to develop new products. See "Risk Factors--Dependence on Suppliers."

    MINIMIZE DESIGN-TO-MARKET CYCLES. By capitalizing on the foregoing elements of its strategy, STB is able to design, manufacture, test and ship new products in relatively short amounts of time, which is particularly important for obtaining, maintaining and strengthening relationships with its OEM customers, who also must operate under short design-to-market cycles.

    SELECTIVELY PURSUE OTHER SALES CHANNELS. In addition to focusing on the OEM sales channel, the Company intends to continue its efforts to further penetrate the commercial market. The Company believes that the high quality, low cost standards that it must meet for its OEM customers better position it to provide competitive products in the commercial market. The Company believes that increasing awareness of the STB brand, created in part by its penetration in the OEM sales channel, has strengthened its position in the commercial market. This strength is demonstrated by the Company's substantial increase in commercial channel sales during the first nine months of fiscal 1996 and by the addition of significant retailers such as Best Buy to its customer base. The Company also seeks to take advantage of its expertise gained in developing multimedia subsystem products to develop its specialized technology products. The Company believes it is one of the largest suppliers of specialized technology products in the world and intends to continue marketing these products to current customers, as well as to new customers in the same and other targeted industries.

    BRING NEW TECHNOLOGIES TO THE MARKETPLACE. The Company's experienced software and hardware engineers provide STB with industry-leading expertise. The Company intends to continue applying this expertise to respond quickly to customer requirements, anticipate trends and advances in its industry and expand its product line to take advantage of new technology applications. In particular, the Company believes that its video graphics expertise places it in a strong position to develop competitive products employing the most advanced digital video and audio technologies, including TV tuner cards, DVS products and DVD adapters.

PRODUCTS

    The Company divides its products into two categories: multimedia subsystem products and specialized technology products. From its entry-level to its most sophisticated products, the Company offers customers products that enhance the video and audio capabilities for an increasingly broad range of PC configurations and applications.

MULTIMEDIA SUBSYSTEM PRODUCTS

    The Company's multimedia subsystem products include a full range of video graphics adapters at various price points, as well as other multimedia subsystem products. The Company's current major products include the following:

   PRODUCT NAME                          DESCRIPTION                            STATUS

--------------------------------------------------------------------------------------------
                                  VIDEO GRAPHICS ADAPTERS
  Powergraph64 Video    Entry-level 2D video graphics adapter using         Mature
                         either 1MB or 2MB of EDO DRAM
  Powergraph 3D         Consumer 3D video graphics adapter using 2MB of     Shipping
                         EDO DRAM
  Lightspeed 128        High performance 2D video graphics adapter using    Shipping
                         either 2MB or 2.25MB of MDRAM (Multi-bank DRAM)
  Velocity 3D           Workstation 3D graphics adapter using 4MB of EDO    Newly Introduced
                         VRAM, upgradable to 8MB using 4MB of EDO DRAM

-------------------------------------------------------------------------------------------
                            OTHER MULTIMEDIA SUBSYSTEM PRODUCTS
  Soundrage 32          Plug and play wavetable sound card with 32 voice    Shipping
                         synthesis
  Soundrage 32 3D       Soundrage 32 with special audio effects, such as    Shipping
                         3D sound
  TV Tuner Card         TV tuner product allowing TV playback, video        Newly Introduced
                         capture, video conferencing and Intercast
                         support on the multimedia PC system
  DVS                   MPEG-2 video/audio decoder for displaying           Newly Introduced
                         compressed television programming from
                         satellite or cable signal
  DVD Adapter           MPEG-2 video and Dolby Digital audio decoder for    Under
                         playback of DVD format multimedia applications     Development
  Video                 Enhanced video graphics adapter with camera         Under
  Teleconferencing       interface, compression/decompression capability    Development
                         and user interface software

    The Company anticipates that its multimedia subsystem product line will continue to evolve based upon its assessment of strategic multimedia opportunities and the continuing demand for new generations of video and audio solutions from OEMs and end-users. The Company's multimedia subsystem products tend to have relatively short life cycles, reflecting the dynamic nature of technological development within the PC industry. OEMs introduce new system configurations as often as twice a year, and the Company must introduce its new products to comply with OEMs' schedules. The life cycle for a video graphics adapter typically is between 9 and 15 months.

    VIDEO GRAPHICS ADAPTERS. Almost all of the Company's graphics adapters are video graphics adapters that display full-motion video images on a monitor. A video graphics adapter consists of a printed circuit board configured with a video controller chip, memory chips and software drivers and utilities. The Company believes that optimal graphics enhancement and video display require custom software and hardware design that maximize the performance and features of a PC system. The Company distinguishes its products from those of its competitors through its innovative proprietary software drivers and utilities and through the hardware design of its video graphics adapters. The Company incorporates its proprietary STB Vision software on all of its video graphics adapter products. STB Vision software supports various chip sets, with a consistent interface that supports multiple languages, including German, English, French, Dutch, Polish, Japanese, Italian and Spanish, and enhances the performance of a video graphics adapter.

    The Company's video graphics adapter product line is comprised of products with varying degrees of performance based on display speed, resolution, color depth and 2D/3D capability. The display speed of a video graphics adapter is determined primarily by the controller chip and software drivers, while display resolution and color depth are determined primarily by the amount of display memory. The Company offers a large family of video graphics adapters that are compatible with the bus architectures prevalent in today's market.

    By offering a complete line of video graphics adapters, the Company can better establish and build relationships with OEMs. The Company currently offers a high-end video graphics adapter that has 3D capability and 4 megabytes of EDO (extended data out) VRAM (video random access memory) and 4 megabytes of EDO DRAM. The Company offers a number of mid-range products, including products with 2D and 3D capability, which generally contain from 1 to 2 megabytes of EDO DRAM memory or 2 to 2.5 megabytes of MDRAM memory. The Company's entry-level video graphics adapters generally perform at slower speeds but produce industry standard display resolution and color depth. Although entry-level products generate only a small portion of the Company's overall revenue and profit, they allow the Company to offer a complete line of video graphics adapters.

    OTHER MULTIMEDIA SUBSYSTEM PRODUCTS. In addition to video graphics adapters, the Company also offers complementary multimedia subsystem products that incorporate emerging technologies.

    - SOUND CARDS. A sound card, or "audio adapter," converts digital audio information into high-fidelity, stereo-quality sound. A sound card incorporates an audio controller chip, memory chips and software drivers and utilities in configurations designed to produce high quality sound. The Company began shipping sound card products in July 1996 in response to OEM customer demand for this additional product offering. The Company believes that its sound cards are an important complement to its video display products. The sale of sound cards accounted for 6.1% of net sales in the three-month period ended July 31, 1996.

    - TV TUNER CARDS. The Company's TV tuner cards are capable of receiving analog television broadcasts or cable transmissions and producing a full-motion television display on a PC monitor. One important feature of these products is their ability to take advantage of Intel Intercast, which broadcasts information similar to a web page within an analog transmission signal. These products are sold through the OEM channel, and are available through retailers such as CompUSA and Best Buy. The Company's Video Rage TV tuner/video graphics subsystem is used in Gateway 2000's Destination PC/TV product line.

    - DVS PRODUCTS. The Company's DVS products are capable of receiving MPEG-2 encoded data from a satellite source or other medium and displaying the data on a PC or TV monitor to produce full-screen, full-motion video images. The Company's DVS products are intended to be used in conjunction with products of satellite entertainment providers, such as Direct TV and Echostar. The Company began limited production of DVS products in the fourth quarter of fiscal 1996.

    In addition to the multimedia subsystem products that the Company currently offers, it is currently developing the following products:

    - DVD ADAPTERS. DVD adapters are capable of producing broadcast quality video and audio playback of the digital information stored on DVD disks. DVD disks are capable of storing seven or more times more data than a CD-ROM disk of the same physical size. It is therefore anticipated that DVD will become the medium of choice for various entertainment and multimedia products that require increasing amounts of data storage capacity. The Company believes that its knowledge of MPEG-2 video and Dolby Digital audio standards gained in developing its DVS products provides it with much of the expertise needed to produce DVD adapters.

    - VIDEO TELECONFERENCING PRODUCTS. The Company is developing products that are capable of capturing, compressing and transmitting full-motion video images, while simultaneously receiving, decompressing and displaying full-motion video images. These products are intended for the consumer and corporate markets and will provide fully synchronized video and audio teleconferencing capabilities for PC systems. The Company has not received any orders for these products to date.

    The Company's multimedia subsystem products (other than graphics adapters and sound cards) are still in the early, limited production stage or are in development. There can be no assurance that such products can be produced in profitable quantities, if at all. The Company anticipates that it will continue to expend efforts to develop these and other potential products. See "Risk Factors--Entry Into New Product Markets."

SPECIALIZED TECHNOLOGY PRODUCTS

    The Company's specialized technology products are characterized by their incorporation of complex technologies, relatively low unit sales volumes and relatively high unit prices and gross profit margins. The Company's specialized technology products are sold primarily to resellers and corporate customers for specialized applications in a number of industries, including the financial services, hospitality, factory automation, transportation and emergency response industries. Most specialized technology products are designed to enable a single computer to control the display of more than one monitor. The use of the Company's multi-monitor products in certain configurations can allow one computer to control up to 32 monitors. The Company believes it is one of the largest suppliers of multi-monitor products in the world.

    The Company offers two families of multi-monitor video graphics adapter products distinguished by the resolution of the monitors with which they are designed to be used. The MVP family of products is used with high-resolution monitors, and the Channel family is used with low-resolution, television-type monitors. An important component that the Company incorporates into the MVP is its "virtual screen" software driver and Mediator utility. This software driver allows multiple monitors to act as a single screen, displaying numerous "windows" of information through only one computer. The Mediator utility allows the user to control the placement of applications on the available displays. Many financial institutions employ this capability in their trading rooms, where large amounts of information must be continuously available to traders. The Company has made technological advances to its existing MVP product line, including the introduction of new products, such as full motion digital video scalers and live video/TV tuner input ports, which are based on the PCI bus standard and new video graphics drivers and utilities. Channel products are used in applications, such as airport arrival and departure displays, where lower cost and larger display size are more important than clarity of display. Channel products are also used to facilitate the selection of on-demand programming for hotel room televisions.

    The Company also is developing several specialized technology products that incorporate digital video features that meet the MPEG-2 decompression standard and may or may not incorporate a video graphics adapter. These products, some of which have multi-monitor control capability, may be used for applications such as video-on-demand, storing video data for viewing at a later time and receiving MPEG-2 encoded material over direct broadcast satellite or advanced technology cable. There can be no assurance that such products can be produced in profitable quantities, if at all. See "Risk Factors--Entry Into New Product Markets."

    Listed below are the principal industries and applications for the Company's specialized technology products:

     INDUSTRY                                  APPLICATION
-------------------  ---------------------------------------------------------------
Financial services   Support of simultaneous display of multiple data sources on multiple monitors from a single PC for use by financial
                       traders

Hospitality          Control of display on hotel room televisions to allow guests to view movie choices, review bill prior to checking out and
                       obtain other information

Factory automation   Dual-monitor graphical man-machine interface for factory
                       machinery

Transportation       Flight arrival and departure information

Emergency response   911 emergency call center displays to allow the operator to follow multiple calls simultaneously, plus view a map of the emergency location on a separate monitor

DESIGN AND DEVELOPMENT

    The timely development and introduction of new products is essential to meeting the performance requirements of OEM customers as well as reinforcing the Company's competitive position in STB's other sales channels. The Company works closely with its OEM customers and suppliers to develop new products that satisfy specific OEM product requirements, such as performance and display features. The Company's software and hardware engineers design, develop and test the new product prototype, selecting the most appropriate controller chip, memory chips and other components for the product.

    Operating compatibility of the Company's products is critical for customer acceptance. STB's compatibility lab personnel ensure that the new product can function properly in a variety of PC system configurations and with most popular commercial application software and operating systems. The compatibility lab also compares the test performance of the Company's products against that of competitors' products. In addition, STB sends product prototypes to OEM customers for performance and compatibility testing and to the Federal Communications Commission (the "FCC") and to the Cenelec branch of the European Economic Community ("EEC") for "CE Certification." See "--Government Regulations." After any necessary modifications are made to a product, it is released for production.

    The Company's design and development personnel have enabled STB to repeatedly deliver the latest technologies to the OEM market. The Company also has won numerous top awards from recognized industry magazines, including PC Magazine, PC World, Windows Magazine, PC Professional, Multimedia World, InfoWorld and New Media Magazine.

    The Company believes that the strength of its engineering resources is critical to its competitiveness. The Company has substantially increased its engineering and technical resources, so that as of July 31, 1996 it had a total engineering staff of 64, including 31 engineers. In particular, the Company added 10 software engineers during the twelve months ended July 31, 1996, bringing the total number of software engineers to 22 as of July 31, 1996. The Company has also established software engineering centers in Houston, Texas and Eugene, Oregon. The Company's engineering resources are critical to its strength in responding quickly to customer requirements, anticipating trends and advances in its industry and expanding its product line to take advantage of new technology applications. See "--Products." The Company anticipates that it will continue to increase its engineering resources in the future.

SUPPLIERS

    The Company believes that its close relationships with its component suppliers are essential to producing low-cost, innovative products and maintaining short design-to-market cycles. The Company's primary products, video graphics adapters, are printed circuit boards that contain a number of components, including a video controller chip, memory chips, logic chips, capacitors and resistors. The video controller chip, which regulates the information that is displayed on the PC monitor, and the memory chip, which stores graphics information for display, are the most important components in determining the functions and manufacturing cost of a video graphics adapter. The Company's other multimedia subsystem products generally contain components similar to those found on an STB video graphics adapter but with different types of controller chips.

    The Company purchases memory chips from a number of manufacturers, including Hyundai, Mosel/ Vitelic, NEC, Toshiba, Siemens, Samsung, IBM and Mitsubishi. Memory chips generally are less expensive if purchased directly from the manufacturer, but manufacturers sometimes do not produce sufficient quantities of memory chips to satisfy market demand. In times of restricted supply of memory chips, manufacturers may allocate the sale of their memory chips to customers based, among other factors, upon purchase volumes and the customer's creditworthiness. The Company's ability to purchase from distributors, and possibly on the spot market, provides an alternative source of supply if the Company cannot obtain necessary supplies from memory chip manufacturers. See "Risk Factors--Dependence on Suppliers."

    The Company purchases controller chips directly from a number of suppliers, including S3, Cirrus Logic, Tseng Labs, Brooktree, SGS Thompson, Advanced Micro Devices and Zoran. These controller chips typically include related software drivers, which the Company's software engineers often enhance for use in STB products. In addition to controller chips and the related software drivers, several other components that are used in the Company's products are obtained from single or limited sources. The Company has no guaranteed supply arrangements with any of its suppliers, and there can be no assurance that current suppliers will be able to meet its requirements. While the Company believes that with respect to its single and limited source components it could obtain similar products from other sources, it likely would be required to pay significantly more for such products, alter product designs to use alternative products or reduce or delay its production of the related products. As a result of delays in the delivery of components, lack of available components or the lack of compatible software drivers from component vendors, the Company has in the past experienced difficulty in meeting its own scheduled shipment dates to customers, and such difficulties could recur. See "Risk Factors-- Dependence on Suppliers."

    The Company's unit component costs tend to be relatively volatile, and a significant increase or decrease in unit component costs may have a significant effect on the Company's results of operations. The Company may experience component cost increases in the future, which could have a negative effect upon gross profit margins and gross profits. See "Risk Factors--Dependence on Suppliers" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

MANUFACTURING

    STB considers its ability to manufacture high quality products at a low cost to be critical to its competitiveness. STB began manufacturing at its facility in Juarez, Mexico in 1988 and presently conducts substantially all of its manufacturing operations at this ISO 9002 certified facility. STB believes that by operating its own manufacturing facility the Company has a competitive advantage in terms of its ability to respond quickly to changing customer needs and to control product quality. The Company's manufacturing facility is located in Juarez, Mexico to benefit from low labor and shipping costs, as well as proximity to the Company's headquarters in Richardson, Texas. The Company has increased its monthly manufacturing capacity in Mexico from approximately 120,000 boards at the beginning of fiscal 1995 to approximately 400,000 boards by the end of fiscal 1996, depending on product mix. This increase in manufacturing capacity has been achieved primarily through the addition of new high-volume surface-mount technology ("SMT") equipment, as well as through upgrading existing equipment. The Company believes that the addition of this equipment has increased not only its manufacturing capacity but also the speed and efficiency of its manufacturing operations. With this additional equipment, the Company believes its manufacturing capacity is sufficient for its current level of operations. Nevertheless, the Company is negotiating a lease for a larger facility near its present manufacturing facility, which would enable the Company to significantly increase its manufacturing capacity. See "--Properties."

    The Company emphasizes a comprehensive quality control program at each step in the manufacturing process. The manufacturing process involves both automated and manual placement and soldering of components on the circuit board. After final assembly is completed, each product unit undergoes an elevated temperature burn-in, a process simulating a PC environment in which the product is placed in an oven and connected to an electrical source for several hours. After each product has been burned-in, it is placed through a series of diagnostic tests to detect defects. The Company believes its comprehensive testing procedures significantly contribute to its ability to satisfy its customers' stringent product performance and reliability requirements. Based on periodic reviews conducted by its largest OEM customers, the Company believes that the quality and reliability of its products are superior to that of most other suppliers. The Company offers a limited warranty ranging from 15 to 39 months for products sold to OEMs, a two-year limited warranty on its specialized technology products and a limited lifetime warranty on products sold to commercial customers.

    While the Company conducts substantially all of its manufacturing operations at its facility in Juarez, Mexico, it maintains a smaller facility at its Richardson, Texas headquarters for the development and testing of prototypes and the first-run testing of new products. The Company also maintains a separate facility in Richardson, Texas for technical support and product repair. In addition, the Company burns-in and functionally tests a small portion of its products assembled in Mexico at its Richardson, Texas facilities.

    STB provides contract assembly services for third parties, providing incremental gross profit and contributing to the absorption of overhead by increasing utilization of manufacturing capacity. Revenues from these assembly services constituted approximately 3% of the Company's net sales for the nine-month period ended July 31, 1996.

SALES AND MARKETING

    SALES. The Company presently sells its products in North America, most countries in Europe and certain countries in the Pacific Rim. United States sales accounted for approximately 81% of the Company's net sales in the nine-month period ended July 31, 1996.

    The Company organizes its Richardson, Texas-based North American sales force on the basis of its three sales channels. The OEM sales force coordinates the efforts of the Company's independent sales representatives and provides direct sales coverage of selected OEMs. The commercial market sales force focuses on marketing and sales to retailers, distributors and direct mail companies. The specialized technology sales force coordinates its efforts with the Company's engineering staff to create interest among prospects and customers and to determine product features.

    The Company's North American sales force generally operates in tandem with the Company's independent sales representative network. These sales representatives typically are retained based on relationships they have with potential customers. The Company believes that the services of independent sales representatives are important to obtaining and maintaining relationships with certain OEM and commercial customers. The Company's independent sales representatives generally do not sell products competitive with those products that they handle for the Company. The Company generally does not utilize independent sales representatives for its specialized technology products.

    The Company's European sales force, which is headquartered in London, is responsible for OEM, commercial and specialized technology product sales in the region. The European sales force has more direct sales coverage responsibility than the North American sales force because STB employs fewer European independent sales representatives. The Company's marketing and sales efforts for countries outside of North America and Europe are coordinated from STB's Richardson, Texas offices.

    The Company's net sales to OEMs, the commercial market and specialized technology customers represented approximately 81%, 10% and 6% of the Company's total net sales in the nine-month period ended July 31, 1996. The Company's top three customers accounted for 63.0% of net sales during the nine-month period ended July 31, 1996, and net sales to Gateway 2000 accounted for 49% of the Company's net sales for such period. Although sales volumes to Gateway 2000 increased during the three-month period ended July 31, 1996, as compared to the same period in fiscal 1995, the percentage of the Company's net sales attributable to

Gateway 2000 decreased to 43% for the three-month period ended July 31, 1996, due primarily to the addition of new OEM customers and increased sales in the commercial market. The Company recently has increased its marketing efforts in the commercial market. The Company believes that its recent increase in commercial channel sales is attributable to these increased efforts. The Company sells products to the commercial market through specialty retailers, such as CompUSA, Computer City and Best Buy, and to commercial distributors, such as Tech Data, Ingram Micro and Merisel. The Company sells its specialized technology products primarily to resellers and corporate customers in the financial services, hospitality, factory automation, transportation and emergency response industries, which include customers such as Reuters and Lodgenet.

    The Company generally allows returns in the form of stock rotations only of products sold through the commercial channel. The Company's current stock rotation policies typically permit a commercial channel customer to return approximately 10% of products purchased from STB within the previous 90 days if it places an order for other STB products of equal or greater value. The Company usually is able to resell returned products. In addition, the Company typically provides price protection to commercial channel customers in the form of credits for price reductions on products remaining in customer inventories. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Risk Factors-- Stock Rotation and Price Protection Risks."

    The Company currently sells all its products at prices denominated in U.S. dollars, but expects to sell its products in other currencies in the future, thereby increasing its currency exposure risk. Additionally, a substantial portion of the Company's manufacturing labor costs are incurred in Mexican pesos. See "Risk Factors--International Operations."

    MARKETING. STB promotes its products to OEM customers and specialized technology customers primarily through the efforts of the Company's sales force and sales representatives. The Company believes such direct promotion enables it to develop products that are more in line with customers' needs and market trends. The Company supplements these efforts through the promotion of its products at industry trade shows. The Company's commercial channel marketing efforts include advertising in recognized industry trade magazines and cooperative promotional efforts with retailers and commercial distributors.

TECHNICAL SUPPORT

    The Company believes that providing technical support to its customers is essential to its ongoing competitiveness. The Company maintains a toll-free telephone line in the United States for technical support of its specialized technology products and for its video graphics adapter products and other multimedia subsystem products sold in the commercial market. The Company also maintains electronic bulletin board systems in Richardson, Texas and London, England to provide customers with new software drivers and utilities that update the capabilities of the Company's products. The Company's technical support group provides the software on disk at a nominal charge to customers who are unable to obtain updates through the electronic bulletin board system. The Company's policy of providing updates allows products to maintain compatibility with new versions of software and increases the useful life of these products. The Company also devotes significant efforts to the preparation of user manuals and other product documentation that are informative and easy to understand.

COMPETITION

    The market for the Company's products is highly competitive. The Company competes with independent manufacturers of brand name multimedia subsystem products, as well as contract manufacturers and certain OEM manufacturing operations that produce multimedia subsystem products. See "--Industry." The Company's major competitors in the multimedia subsystem product market include Diamond Multimedia, ATI Technologies, Number Nine Visual Technology, Matrox, Miro, Elsa, Creative Labs, Ensoniq, CEI, Hauppauge and Aztec. In the specialized technology product market, the Company's major competitors include ColorGraphics, Datapath and Miro.

    In addition to its major competitors, certain of the Company's suppliers sell controller chips directly to OEMs for use in internally produced video graphics adapters, other multimedia subsystems or on motherboards. If one or more of the Company's significant OEM customers were to commence or increase internal production of video graphics adapters or other multimedia subsystems, the Company's results of operations could be negatively impacted. Furthermore, a number of significant OEMs currently integrate video controller chips on the motherboard of their PCs. If one or more of the Company's significant OEM customers begins to incorporate video controller chips or other controller chips onto motherboards rather than using the Company's products, the Company's results of operations could be negatively impacted. See "Risk Factors-- Dependence on Video Graphics Adapter Market; Migration to Motherboard."

    The Company competes in its markets on the basis of a number of factors, including the compatibility, reliability, price and performance of its products, its ability to reach the market quickly with new products, its ability to meet customer delivery and reliability requirements, the quality of its technical support and its ability to develop and maintain relationships with customers and suppliers. Many of the Company's competitors and potential competitors have greater financial, marketing, manufacturing and technical resources than the Company. In addition, some of the Company's competitors manufacture their own controller chips, which in certain circumstances may provide these competitors with an advantage over the Company. Furthermore, while the Company believes it is the only supplier of brand name video graphics adapters that produces its own products, some of STB's competitors internally manufacture other multimedia subsystem products, such as sound cards and TV tuner cards. The rapid pace of change in the Company's industry places a premium on factors that include the knowledge and experience of a company's management, engineers and other personnel and their ability to develop and improve products. The Company has substantially increased its engineering resources over the last year and believes that its ability to continue adding new engineers to its staff in the future will affect its competitiveness. See "Risk Factors--Dependence on Key Personnel."

INTELLECTUAL PROPERTY

    The Company's success depends in part upon its proprietary technology, consisting of both its software drivers and utilities and its hardware designs. The Company relies upon copyright, trademark and trade secret laws to protect its proprietary technology. The Company generally also enters into nondisclosure agreements with persons to whom it reveals its proprietary information, such as OEMs that the Company works with concerning future products. There can be no assurance that the Company's present protective measures will be adequate to prevent misappropriation of its technology or independent third party development of the same or similar technology. Many foreign jurisdictions offer less protection of intellectual property rights than the United States, and there can be no assurance that the protection provided to the Company's proprietary technology by the laws of the United States or foreign jurisdictions will be sufficient to protect the Company's technology. See "Risk Factors--Proprietary Technology." While the Company's competitive position may be affected by its ability to protect its proprietary information, the Company believes that the rapid pace of technological change in the video graphics adapter industry will cause other factors to be more significant in maintaining the Company's competitive position. These factors include the technical expertise, knowledge and innovative skill of the Company's management and technical personnel, name recognition, the timeliness and quality of support services provided by the Company and its ability to rapidly develop, produce, enhance and market innovative products.

    STB generally enters into nondisclosure agreements with suppliers of components for its products in connection with discussions regarding forthcoming features of those components. The Company also commonly enters into licensing agreements with suppliers of components that the Company desires to incorporate into its products.

    The Company has filed two United States patent applications for technologies associated with its MPEG-2 related products. No patent has been issued to the Company to date. The Company has registered its Company logo with the United States Patent and Trademark Office as a trademark.

    It is common in the computer industry for companies to assert intellectual property infringement claims against other companies. As a consequence, the Company indemnifies some OEM customers in certain respects against intellectual property claims relating to STB's products. The Company presently is unaware of any material intellectual property claims pending against it. If an intellectual property claim were brought against the Company and one of the Company's products were found to be infringing upon the rights of others, the Company could be required to pay infringement damages, pay licensing fees, modify its products so that they are not infringing or discontinue offering products that were found to be infringing, any of which could materially adversely affect the Company and its results of operations. In addition, the assertion of such claims against one or more of the Company's vendors could adversely affect the availability from those vendors of components used by the Company. "See Risk Factors--Intellectual Property Infringement Claims."

LEGAL PROCEEDINGS

    The Company is a party from time to time to certain legal proceedings arising in the ordinary course of its business. Although the amount of any liability that could arise with respect to these proceedings cannot be predicted accurately, in the opinion of the Company any liability that might result from such claims will not have a material adverse effect on the financial position of the Company.

    A plaintiff class action denoted TEICH V. STB SYSTEMS, INC., ET. AL., (Citation No. 95-9681-G) was filed on September 6, 1995 in the Texas State District Court of Dallas County against the Company and certain of its officers and directors. The complaint alleged that the Registration Statement for the IPO, which was declared effective on February 14, 1995, contained false and misleading statements of material facts and omitted to state material facts. The complaint asserted claims under Section 11 and 12(2) of the Securities Act of 1933 and Section 581-33 of the Texas Securities Act on behalf of a purported class of persons who purchased or otherwise acquired the Company's Common Stock during the period February 14, 1995 through May 25, 1995. The complaint sought unspecified damages. The defendants deny the allegations in the complaint and have defended this action vigorously. In August 1996, the trial court dismissed the complaint for want of prosecution. The deadline for the plaintiffs to file a motion with the trial court to reinstate the complaint has passed. The plaintiffs have an additional period within which to appeal this dismissal.

GOVERNMENT REGULATIONS

    The Company's business is regulated by federal, state, local and foreign authorities. The products produced by the Company are subject to approval by the FCC and the EEC to assure that they do not interfere with the frequencies of other consumer electronics products. The Company installs certain filter circuitry on its products to prevent them from disturbing other frequencies in compliance with FCC and EEC regulations. To date, regulations applicable to the Company's business have had no material effect on the Company's capital expenditures, earnings or competitive position. Although historically the Company has not experienced material delays in obtaining FCC or EEC approval of any of its products, relatively recent government budget constraints have caused delays in obtaining approval of certain of the Company's products. The Company believes that any delay in obtaining approvals could, in turn, result in delays in making certain shipments on a timely basis.

    The Company's relationships with its employees at its Mexican manufacturing facility are regulated by the Mexican Federal Labor Law, which contains detailed provisions regarding minimum employment conditions and specifies rights that must be provided to all employees in Mexico. Other Mexican federal laws require employers to make contributions to the Mexican Social Security System and to establish and make regular contributions, in specified amounts, to individual retirement savings and housing accounts at a commercial bank for all employees. In addition, Mexican federal law requires the payment of substantial severance amounts in the event of the termination of a Mexican employee. Although Mexican laws governing employment relationships are extensive, aggregate labor costs at the Company's Mexican facility are nevertheless significantly less than labor costs would be at a similar facility in the United States. There can be no assurance, however, that these laws will not be amended or supplemented in the future to increase the compensation required to be paid to Mexican employees or the costs of compliance with such laws or that any such change would not have a material adverse effect on the Company and its results of operations.

    The Company's Mexican manufacturing operations are subject to regulation by various Mexican environmental agencies. In order to ensure compliance, the Company regularly monitors changes in Mexican environmental laws, and representatives of environmental agencies periodically inspect the Company's Mexican facility.

The Company anticipates that it will spend approximately $36,500 in order to comply with Mexican environmental regulations in each of fiscal 1996 and 1997.

BACKLOG

    As of September 30, 1996, the Company's backlog was approximately $33.5 million, as compared to approximately $19.1 million at September 30, 1995. The Company includes in its backlog accepted purchase orders with respect to which a delivery schedule has been specified for product shipment within 60 days. The Company's business is characterized by short-term order and shipment schedules, and backlog tends to fluctuate substantially from month to month. Generally, orders constituting backlog are subject to changes in delivery schedule or to cancellation at the option of the purchaser. The Company's agreements with its customers typically specify penalties for cancellation of orders within 60 days prior to shipment. Other factors, including the Company's inability to obtain components in sufficient quantities, may result in delays in shipment or cancellation of orders included in backlog. See "Risk Factors--Dependence on Suppliers." Therefore, although backlog is useful for scheduling production, backlog as of any particular date should not be considered a reliable measure of sales for the current or any future period.

EMPLOYEES

    As of July 31, 1996, the Company employed 1,322 individuals, of whom 1,096 were employed in operations, 64 in engineering, 57 in sales and marketing and 105 in administration and finance. Included in the foregoing figures are 1,101 employees in Mexico. Competition for personnel in the PC industry is intense. The Company believes that its future success will depend in part on its ability to continue to attract and retain highly skilled technical, marketing and management personnel. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. The Company believes that its relations with its employees are good. See "--Government Regulations."

PROPERTIES

    The Company leases a 56,100 square foot facility in Richardson, Texas (16,200 square feet of which are subleased to the Company pursuant to a sublease that commences November 1, 1996 and expires October 31, 1998) that serves as its headquarters and as a site for product development and testing. The Company also leases an additional approximately 11,700 square foot facility that is near its headquarters in Richardson, Texas and is used for technical support and product repair. The Company leases a 79,100 square foot manufacturing facility in Juarez, Mexico. The foregoing leases expire in December 1998, December 1998 and February 1997, respectively. The Company currently is negotiating a lease for an approximately 125,000 square foot manufacturing facility in Juarez, Mexico that would provide increased space and improved layout for manufacturing operations, as well as options to acquire additional space. The Company is also negotiating an extension of its current lease covering its Juarez manufacturing facility to cover the period through the occupancy date of its new facility. See "--Manufacturing."

    Additionally, the Company leases 6,900 square feet of storage space in El Paso, Texas, under a lease expiring in December 1997, a software development office in Houston, Texas under a lease expiring in May 1999, a software development office in Eugene, Oregon under a lease on a month-to-month basis, and sales offices in London and Paris under leases expiring in October 1998 and December 2004, respectively. The Company also maintains a Munich sales office under a lease on a month-to-month basis. The Company also maintains product inventories in Austin, Texas and Shannon, Ireland under bonded warehouse arrangements in order to permit the timely delivery of certain products to nearby customers. The Company believes that its existing facilities are well maintained and in good operating condition and are adequate for its present and anticipated levels of operations.

                                   MANAGEMENT

    Set forth below is information concerning the directors, executive officers and other key employees of the Company:

NAME                           AGE      POSITION
-------------------------      ---      -----------------------------------------------------------------------
William E. Ogle                    49   Chief Executive Officer and Chairman of the Board of Directors

Randall D. Eisenbach               45   Executive Vice President, Chief Operating Officer, Assistant Secretary
                                          and Director

James L. Hopkins                   50   Chief Financial Officer, Vice President of Strategic Marketing and
                                          Director

J. Shane Long                      29   Vice President of Sales and Marketing and Director

Bryan F. Keyes                     48   Director of Legal and Finance, Secretary and Treasurer

William R. Milford                 34   Chief Engineer

James J. Byrne                     59   Director

Lawrence E. Wesneski               48   Director

    WILLIAM E. OGLE is a co-founder of the Company and has served as Chief Executive Officer since 1981 and Chairman of the Board since 1985. Prior to founding the Company, Mr. Ogle co-founded Sundance Sales, Inc., a manufacturer's sales representative organization selling a broad variety of electronic components and served as President of that company from 1978 to 1983.

    RANDALL D. EISENBACH has served as a director since December 1994, as Executive Vice President and Chief Operating Officer of the Company since December 1993 and as Assistant Secretary since December 1994. From August 1990 to December 1993, Mr. Eisenbach served as Director of Operations of the Company. From November 1985 to December 1993, Mr. Eisenbach served as Director of Manufacturing for the Company.

    JAMES L. HOPKINS has served as a director and as Chief Financial Officer and Vice President of Strategic Marketing of the Company since December 1994. Mr. Hopkins' present responsibilities include directing European sales and marketing, managing specialized technology products and planning financial strategy. From 1987 through December 1994, Mr. Hopkins was active as a general partner of H&H Management Systems, a consulting firm owned by Mr. Hopkins and his wife. H&H Management Systems, through Mr. Hopkins, provided a broad spectrum of consulting services to the Company from March 1990 through December 1994. Mr. Hopkins' responsibilities to the Company pursuant to STB's arrangement with H&H Management Systems were substantially identical to Mr. Hopkins' current responsibilities as an officer of the Company. See "Certain Transactions--H&H Consulting Relationship." Mr. Hopkins also served as an advisory director for the Company from 1992 until his election as a director in December 1994.

    J. SHANE LONG has served as Vice President of Sales and Marketing of the Company since November 1994. Mr. Long served as National Sales Manager of the Company from November 1992 to October 1994 and as Western Area Sales Manager from July 1992 to October 1992. From January 1991 to July 1992, Mr. Long served as a field sales employee for Quad State Sales, a manufacturer's representative company specializing in the sale of high-technology products. Mr. Long was elected a director of the Company following the completion of the IPO.

    BRYAN F. KEYES has served as Director of Legal and Finance of the Company since April 1993 and as Secretary and Treasurer since December 1994. Mr. Keyes is responsible for all legal matters, vendor and customer financial relations, inventory and cash flow management. From November 1992 to April 1993, Mr. Keyes was self-employed as a financial consultant. From January 1988 to November 1992, Mr. Keyes served as Vice President of Finance and Administration for Trammell Crow Distribution Corporation, a national warehousing and logistics company. From 1972 to 1987, Mr. Keyes was employed by the public accounting firm of

Coopers & Lybrand, where he was a partner from 1980 to 1987. Mr. Keyes is a member of the American Institute of Certified Public Accountants, the Texas Society of CPAs and the State Bar of Texas.

    WILLIAM R. MILFORD has served as Chief Engineer of the Company since July 1996. Mr. Milford served as Senior Hardware Engineer of the Company from November 1992 to June 1996. Prior to joining the Company, Mr. Milford served as an Electronic Systems Engineer at E-Systems, Garland Division, a major defense contractor, from January 1986 to November 1992.

    JAMES J. BYRNE has been a director of the Company since February 1995. Mr. Byrne has served as Managing Partner of Byrne Technology Partners, Ltd. since January 1996. The firm provides professional services for strategic alliances and mergers within the computer industry and offers technology consulting services for corporate re-engineering. From April 1990 to its sale in March 1995, Mr. Byrne served as President of Harris Adacom Corporation, a company formed from the merger of the data communications division of Harris Corp. and Adacom Inc., which was engaged in network systems and services. From December 1986 to April 1990, Mr. Byrne was the Vice President and General Manager of the data communications division of Harris Corp. Mr. Byrne serves on the board of directors of Lennox International, Inc., a manufacturer of heating, ventilation and air conditioning systems and is also a member of the national board of directors of the American Electronics Association (AEA). He is also a member of the Advisory Council of the University of Texas School of Engineering and Computer Science.

    LAWRENCE E. WESNESKI has been a director of the Company since February 1995. He has served as President and Chief Executive Officer of Hoak Breedlove Wesneski & Co. ("HBW") (the successor to BW Securities, Inc. ("BWS")), an investment banking firm, since August 1996. Prior to that time, Mr. Wesneski was President of BWS, which provided certain financial advisory services to the Company. See "--Compensation and Other Committee Interlocks and Insider Participation" and "Underwriting." From January 1987 to August 1996, Mr. Wesneski was President and Managing Director of Breedlove Wesneski & Co., a private merchant banking firm. From 1987 to 1995, Mr. Wesneski served as an advisory director for the Company. Mr. Wesneski serves on the board of directors of TPG Holdings, Inc., a defense products manufacturing company, and TelServe Communication, Inc., an independent operator of private pay telephones.

COMMITTEES OF BOARD OF DIRECTORS

    The Board of Directors has an Audit Committee, a Compensation Committee, and a Stock Option Committee, the members of each of which are Lawrence E. Wesneski and James J. Byrne, the Company's non-employee directors. Mr. Ogle also serves on the Compensation Committee.

    AUDIT COMMITTEE. The Audit Committee recommends annually to the Board of Directors an accounting firm to serve as the Company's independent public accountants, consults with the Company's independent auditors and with personnel from the internal audit and financial staffs with respect to corporate accounting, reporting, and internal control practices and reviews and approves transactions with parties affiliated with the Company.

    COMPENSATION COMMITTEE. The Compensation Committee approves annual salary, bonus and sales commission levels for executive officers, oversees administration of the Company's employment agreements, and administers the Company's Profit Sharing Incentive Plan.

    STOCK OPTION COMMITTEE. The Stock Option Committee administers the Company's 1995 Long Term Incentive Plan and 1995 Employee Stock Option Purchase Plan.

EXECUTIVE COMPENSATION

    The following information summarizes annual and long-term compensation for services in all capacities to the Company for the fiscal years ended October 31, 1995 and 1994, of the Chief Executive Officer and the other four most highly compensated executive officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                      ANNUAL COMPENSATION      COMPENSATION AWARDS
                                                    ------------------------  ---------------------
                                                                    BONUS     SECURITIES UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR      SALARY (1)     (2)(3)         OPTIONS (#)       COMPENSATION (4)
---------------------------------------  ---------  ------------  ----------  ---------------------  -----------------
William E. Ogle........................       1995  $  175,000    $   79,814           54,000            $   2,685
  Chairman and Chief Executive Officer        1994     152,882       196,650               --                4,000
J. Shane Long..........................       1995     153,349(5)     20,393           31,000                  975
  Vice President of Sales and Marketing       1994     149,502(5)     32,189               --                   --
Randall D. Eisenbach...................       1995     150,000        28,275           42,000                8,148
  Executive Vice President and Chief          1994     115,000        61,696               --                4,000
  Operating Officer
James L. Hopkins (6)...................       1995     108,199         7,701           31,000                1,917
  Chief Financial Officer and Vice
  President of Strategic Marketing
Bryan F. Keyes.........................       1995      91,267        18,678            8,000                  400
  Director of Legal and Finance,              1994      80,208        42,538               --                   --
  Secretary and Treasurer

------------------------

(1) The salaries of Messrs. Ogle, Long, Eisenbach and Hopkins were increased in fiscal 1996, and have also been increased for fiscal 1997, in accordance with the terms of their employment agreements. Messrs. Long and Hopkins are entitled to receive sales commissions under their employment agreements. See "-- Employment Agreements." Mr. Keyes' salary also has increased since fiscal 1995.

(2) All amounts reported as bonus for fiscal 1994 were paid pursuant to the Company's former Profit Sharing Plan, which, except for the percentage of pretax income allocated to the Plan, the categories of participants and the relative amounts allocated among participants, was substantially identical to the Company's current Profit Sharing Plan. The Company's current Profit Sharing Plan became effective upon the consummation of the IPO, and amounts reported as bonus for fiscal 1995 include certain payments that were made pursuant to the former Profit Sharing Plan prior to such consummation. See "--Profit Sharing Plan."

(3) None of the named executive officers received any perquisites or other personal benefits in fiscal 1994 or fiscal 1995 that in the aggregate exceeded the lesser of $50,000 or 10% of such named executive officer's salary and bonus for such year.

(4) Reflects for fiscal 1995 (i) matching contributions made by the Company pursuant to its 401(k) Savings Plan to Messrs. Ogle, Long, Eisenbach, Hopkins and Keyes in the amounts of $1,685, $975, $1,398, $917 and $400, respectively, (ii) compensation paid for director services to Mr. Ogle in the amount of $1,000, and (iii) compensation paid for advisory director services to Mr. Eisenbach in the amount of $6,750.

(5) Includes for fiscal 1994 $60,000 paid as base salary and $89,502 paid as sales commissions and for fiscal 1995 $97,500 paid as base salary and $55,849 paid as sales commissions.

(6) Salary amount includes for fiscal 1995 (beginning January 1, 1995, when Mr. Hopkins was first compensated as an officer of the Company) $91,667 paid as base salary and $16,532 paid as sales commissions. In fiscal 1994 and a portion of fiscal 1995, the Company paid certain consulting fees to H&H Management Systems, a company owned by Mr. Hopkins and his wife. See "Certain Transactions--H&H Consulting Relationship."

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information regarding options granted during fiscal 1995 to the named executive officers:

                                                   INDIVIDUAL GRANTS
                                        ---------------------------------------                POTENTIAL REALIZABLE
                                         NUMBER OF                                               VALUE AT ASSUMED
                                        SECURITIES    PERCENT OF                              ANNUAL RATES OF STOCK
                                        UNDERLYING   TOTAL OPTIONS   EXERCISE                 PRICE APPRECIATION FOR
                                          OPTIONS     GRANTED TO      OR BASE                    OPTION TERM (4)
                                          GRANTED    EMPLOYEES IN    PRICE PER   EXPIRATION   ----------------------
NAME                                     (#)(1)(2)       1995       (SHARE)(3)      DATE        5% ($)     10% ($)
--------------------------------------  -----------  -------------  -----------  -----------  ----------  ----------
William E. Ogle.......................      41,665           9.0%    $   13.20      2/13/05   $  264,437  $  746,841
                                            12,335           2.7         12.00      2/13/05       93,089     235,906
J. Shane Long.........................      31,000           6.8         12.00      2/13/05      233,949     592,872
Randall D. Eisenbach..................      42,000           9.3         12.00      2/13/05      316,963     803,246
James L. Hopkins......................      31,000           6.8         12.00      2/13/05      233,949     592,872
Bryan F. Keyes........................       8,000           1.7         12.00      2/13/05       60,374     152,999

------------------------

(1) All options were granted on February 13, 1995 and vest at the rate of 20% per year on each of the first five anniversaries of the date of grant. The 1995 Long Term Incentive Plan allows for the payment of the exercise price of an option with shares of Common Stock, upon the approval of the Company's Stock Option Committee. In addition, the 1995 Long Term Incentive Plan permits an optionee under certain circumstances to cause the Company to withhold shares issued upon the exercise of an option granted under that plan in payment of the taxes due upon the exercise of such option.

(2) Each of the named executive officers was granted additional options in fiscal 1996. See "--1995 Long Term Incentive Plan--Recent Grants."

(3) The exercise price per share of all of the options granted to Messrs. Long, Eisenbach, Hopkins and Keyes is the offering price per share of the Common Stock in the IPO, or $12.00. The exercise price per share of 41,665 of the options granted to Mr. Ogle is 110% of the offering price per share in the IPO, or $13.20, and the exercise price per share of 12,355 of the options granted to Mr. Ogle is the per share IPO price.

(4) Calculated based on the offering price per share of the Common Stock in the IPO of $12.00. The amounts represent only certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and Company Common Stock holdings cannot be predicted, and there can be no assurance that the gains set forth in the table will be achieved.

                         AGGREGATE OPTION EXERCISES IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table shows information concerning the number of unexercised options held by the named executive officers at fiscal 1995 year-end. No options were exercised by such persons during fiscal 1995, and none of the options shown was in the money on October 31, 1995:

                                                                                           NUMBER OF UNEXERCISED
                                                                                           OPTIONS AT OCTOBER 31,
                                                                                                    1995
                                                                                         --------------------------
NAME                                                                                     EXERCISABLE  UNEXERCISABLE
---------------------------------------------------------------------------------------  -----------  -------------
William E. Ogle........................................................................      --            54,000
J. Shane Long..........................................................................      --            31,000
Randall D. Eisenbach...................................................................      --            42,000
James L. Hopkins.......................................................................      --            31,000
Bryan F. Keyes.........................................................................      --             8,000

1995 LONG TERM INCENTIVE PLAN

    SCOPE. The Board of Directors and shareholders of the Company have approved the STB Systems, Inc. 1995 Long Term Incentive Plan (the "Incentive Plan"). The Incentive Plan authorizes the granting of incentive stock options and nonqualified stock options to purchase Common Stock, stock appreciation rights, restricted stock and performance units to key executives and other key employees of the Company, including officers of the Company and its subsidiaries. The purpose of the Incentive Plan is to attract and retain key employees, to motivate key employees to achieve long-range goals and to further identify the interests of key employees with those of the other shareholders of the Company.

    The Incentive Plan authorizes the award of 850,000 shares of Common Stock to be used for stock options, stock appreciation rights or restricted stock. If an award made under the Incentive Plan expires, terminates or is forfeited, cancelled or settled in cash, without issuance of shares of Common Stock covered by the award, those shares will be available for future awards under the Incentive Plan. The Incentive Plan will terminate on December 31, 2004.

    ADMINISTRATION. The Incentive Plan may be administered by the Board of Directors or, if directed by the Board of Directors, the Stock Option Committee or any successor thereto of the Board of Directors of the Company (the Board of Directors or, if applicable, the Stock Option Committee is referred to herein as the "Stock Option Committee"). Subject to the provisions of the Incentive Plan, the Stock Option Committee will have authority to select employees to receive awards, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, to establish the terms, conditions and provisions of such awards, to determine the value of performance units and to cancel or suspend awards. In making such award determinations, the Stock Option Committee may take into account the nature of services rendered by the employee, his or her present and potential contribution to the Company's growth and success and such other factors as the Stock Option Committee deems relevant. The Stock Option Committee is authorized to interpret the Incentive Plan, to establish, amend, and rescind any rules and regulations relating to the Incentive Plan, to determine the terms and provisions of any agreements made pursuant to the Incentive Plan and to make all other determinations that may be necessary or advisable for the administration of the Incentive Plan.

    ELIGIBILITY. Executives and other key full-time employees of the Company and its subsidiaries may be selected by the Stock Option Committee to receive awards under the Incentive Plan. The Incentive Plan provides that no more than 250,000 shares of Common Stock may be subject to awards granted per year to any one employee participating in the Incentive Plan. In the discretion of the Stock Option Committee, an eligible employee may receive an award in the form of a stock option, stock appreciation right, restricted stock award or performance unit or any combination thereof, and more than one award may be granted to an eligible employee.

    STOCK OPTIONS. The Incentive Plan authorizes the award of both incentive stock options ("ISOs") and nonqualified stock options. Under the Incentive Plan, an option may be exercised at any time during the exercise period established by the Stock Option Committee, except that: (i) no option may be exercised prior to the expiration of six months from the date of grant; (ii) no option may be exercised more than 90 days after employment with the Company and its subsidiaries terminates by reason other than death, disability or authorized leave of absence for military or government service; and (iii) no option may be exercised more than 12 months after employment with the Company and its subsidiaries terminates by reason of death or disability. The aggregate fair market value (determined at the time of the award) of the Common Stock with respect to which ISOs are exercisable for the first time by any employee during any calendar year may not exceed $100,000. The term of each option is determined by the Stock Option Committee, but in no event may such term exceed 10 years from the date of grant. The exercise price of options is determined by the Stock Option Committee, but the exercise price of ISOs cannot be less than the fair market value of the Common Stock on the date of the grant. The exercise price of options may be paid in cash or, with the Stock Option Committee's approval, in shares of Common Stock. Grants of options do not entitle any optionee to any rights as a shareholder, and such rights will accrue only as to shares actually purchased through the exercise of an option.

    STOCK APPRECIATION RIGHTS. The Incentive Plan authorizes the grant of both primary stock appreciation rights ("SARs") and additional SARs. Primary SARs may be granted either separately or in tandem with options. Primary SARs entitle the holder to receive an amount equal to the difference between the fair market value of a share of Common Stock at the time of exercise of the SAR and the option price (or deemed option price in the event of an SAR that is not granted in tandem with an option), multiplied by the number of shares of Common Stock subject to the option or deemed option as to which the SAR is being exercised (subject to the terms and conditions of the option or deemed option). An SAR may be exercised at any time when the option to which it relates may be exercised and will terminate no later than the date on which the right to exercise the tandem option (or deemed option) terminates (or is deemed to terminate). The participating employee has the discretion to determine whether the exercise of an SAR will be settled in cash, in Common Stock (valued at its fair market value at the time of exercise) or in a combination of the two, subject to the approval of the Stock Option Committee in certain circumstances. The exercise of an SAR requires the surrender of the tandem option, if any, and the exercise of a stock option requires the surrender of the tandem SAR, if any.

    Additional SARs may be granted only in tandem with stock options and entitle the holder to receive an amount equal to the difference between the fair market value of a share of Common Stock on the date of exercise of the related option and the option price, multiplied by the number of shares of Common Stock subject to the option as to which the SAR is being exercised (subject to the terms and conditions of the option), multiplied by a percentage factor ranging from 10% to 100% (as determined either by the Stock Option Committee at the date of grant or by the formula established by the Stock Option Committee at the date of grant).

    If an SAR, or the corresponding option with which the SAR was awarded, is not exercised prior the date that it ceases to be exercisable, then such SAR generally shall be deemed exercised as of such date and shall be paid to the employee in cash. No SAR may be exercised more than 90 days after employment with the Company and its subsidiaries terminates by reason other than death, disability or authorized leave of absence for military or government service. No SAR may be exercised more than 12 months after the holder's employment with the Company and its subsidiaries terminates by reason of death or disability.

    RESTRICTED STOCK. Restricted stock awards are grants of Common Stock made to employees subject to a required period of employment following the award (the "Restricted Period") and any other conditions established by the Stock Option Committee. An employee will become the holder of shares of restricted stock free of all restrictions if he or she completes the Restricted Period and satisfies any other conditions; otherwise, the shares will be forfeited. Under the Incentive Plan, the Restricted Period may not be more than ten years. The employee will have the right to vote the shares of restricted stock and, unless the Stock Option Committee determines otherwise, will have the right to receive dividends on the shares during the Restricted Period. The employee may not sell, pledge or otherwise encumber or dispose of restricted stock until the conditions imposed by the Stock Option Committee have been satisfied. The Stock Option Committee may accelerate the termination of the Restricted Period or waive any other conditions with respect to any restricted stock.

    PERFORMANCE UNITS. Performance units are awards that entitle the holders to receive a specified value for the units at the end of a performance period established by the Stock Option Committee if performance measures established by the Stock Option Committee at the beginning of the performance period are met. Although the performance measures and performance period will be determined by the Stock Option Committee at the time of the award of performance units, they may be subject to such later revision as the Stock Option Committee deems appropriate to reflect significant events or changes. If the employment of a holder of a performance unit with the Company or a subsidiary terminates by reason of death, disability or retirement, then the Company will pay the employee or his or her beneficiary or estate the amount of the performance unit earned as of the date of termination. If the employment of a holder of a performance unit with the Company or a subsidiary terminates for any other reason, then the performance units held by such holder will automatically be forfeited.

    ADJUSTMENTS. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, exchange of shares or other similar change, the aggregate number of shares with respect to which awards may be made under the Incentive Plan, and the terms and the number of shares of any outstanding option, SAR, performance unit or restricted stock, may be equitably adjusted by the Stock Option Committee in its sole discretion.

    BUSINESS COMBINATIONS. Unless provision is otherwise made in the terms of the award granted by the Stock Option Committee, or by the terms of the agreement with respect to the business combination, in the event of a change in control of the Company (as defined), all outstanding stock options, stock appreciation rights, restricted stock and performance units shall terminate, provided that the holders of any options or SARs may exercise such awards to the extent then vested immediately prior to any such event and the holders of any performance units shall be entitled to the then vested values of such units as of such date.

    TERMINATION AND AMENDMENT. The Incentive Plan may be suspended, terminated or amended by the Board of Directors, provided that, in the absence of shareholder approval, no amendment of the Incentive Plan or action of the Board of Directors may materially increase the total number of shares of Common Stock with respect to which awards may be made under the Incentive Plan (except as discussed in "--Adjustments" above), change the exercise price of a stock option or the base price of an SAR, materially modify the requirements as to eligibility for participation in the Incentive Plan or materially increase the benefits accruing to participants under the Incentive Plan. No amendment, suspension or termination of the Incentive Plan may alter or impair any option, SAR, share of restricted stock or performance unit previously awarded under the Incentive Plan without the consent of the holder thereof.

    The Company's Board of Directors intends to adopt an Amended and Restated Incentive Plan (the "Restated Incentive Plan"), effective November 1, 1996, subject to approval of the Company's shareholders at its next annual meeting. The purpose of the Restated Incentive Plan will be to reflect changes in new Rule 16b-3, issued by the Securities and Exchange Commission on May 31, 1996. In addition, the Restated Incentive Plan will (i) authorize the Committee to accelerate or extend the exercisability of outstanding awards; (ii) permit an option agreement to provide for its exercisability prior to the expiration of six (6) months from the date of the award; and (iii) permit the award of nonqualified options under the Incentive Plan with limited transferability features.

    RECENT GRANTS. On October 11, 1996, the Company granted stock options under the Incentive Plan for a total of 277,000 shares of Common Stock. All such options had an exercise price of $22.00 per share, the fair market value per share of the Common Stock on the date of grant. Of such options, options for 40,000 shares were granted to Mr. Ogle, 40,000 shares to Mr. Long, 40,000 shares to Mr. Eisenbach, 40,000 shares to Mr. Hopkins and 5,000 shares to Mr. Keyes. In addition, the Company granted to Mr. Keyes incentive stock options to purchase 3,000 shares of Common Stock at the then current fair market value of $10.38 per share on February 22, 1996.

1995 EMPLOYEE STOCK OPTION PURCHASE PLAN

    SCOPE. The 1995 Employee Stock Option Purchase Plan (the "Employee Plan") provides a method for eligible employees of the Company to acquire a proprietary interest in the Company through the regular and systematic purchase of shares of the Company's Common Stock by means of voluntary payroll deductions. The purpose of the Employee Plan is to provide additional incentives for employees.

    The right of a participating employee to purchase shares of Common Stock under the Employee Plan is referred to as an "option." The Employee Plan authorizes the grant of 200,000 shares of Common Stock to be used for such options. If an option granted under the Employee Plan expires, terminates or is forfeited without issuance of shares of Common Stock covered by the award, those shares may be available for future awards under the Employee Plan. The Employee Plan will terminate on December 31, 2004.

    ELIGIBILITY. The employees eligible to participate in the Employee Plan include all employees of the Company (and of such of its subsidiaries as the Stock Option Committee designates) who have completed six months of employment and who are not holders of 5% or more of the Common Stock of the Company (or of its subsidiaries) ("Eligible Employees").

    ADMINISTRATION. The Employee Plan is administered by the Stock Option Committee, which has the exclusive right to grant options under the Employee Plan and to delegate power and authority under the Employee Plan as it deems appropriate. The Stock Option Committee also has full power and authority to construe, interpret and administer the Employee Plan and to establish the terms of each offering under the Employee Plan. No member of the Stock Option Committee is eligible for participation in the Employee Plan while a member of the Stock Option Committee. The expenses of the administration of the Employee Plan, including interest paid on payroll deduction accounts, is borne by the Company.

    OFFERINGS UNDER THE EMPLOYEE PLAN. Each year the Company offers Eligible Employees the option to purchase Common Stock through voluntary payroll deductions of up to ten percent (10%) of their compensation. The purchase price for a share of Common Stock under the Employee Plan is determined by the Stock Option Committee, but such price may not be less than eighty-five percent (85%) of the fair market value of Common Stock on the date the option is granted, or in the alternative, such price may not be less than eighty-five percent (85%) of the fair market value of the Common Stock on the date the option is exercised. Eligible Employees may purchase up to that number of full shares that can be purchased at the option price with an amount equal to ten percent (10%) of their compensation. No employee may purchase shares under the Employee Plan at a rate that exceeds $25,000 in fair market value (determined at the time an option is granted) for each calendar year. Eligible Employees who wish to participate in the Employee Plan must elect to do so by the end of a two-month offering period.

    Payroll deductions are made over a twelve-month period. Such deductions are posted to an employee's payroll deduction account. At any time during the twelve-month deduction period an employee can withdraw the funds credited to his or her payroll deduction account, but employees may not increase or reduce payroll deductions during the payroll deduction period.

    At the end of the payroll deduction period, employees will have a subsequent twelve-month period (the "Exercise Period") during which they may either exercise their options in whole or part, or withdraw the funds credited to their payroll deduction account, with interest credited at a rate determined by the Stock Option Committee. All options not exercised or withdrawn by the last day of the Exercise Period are automatically exercised in full, if on that day the fair market value of the Common Stock equals or exceeds the price at which the option may be exercised. If not so automatically exercised because the fair market value of the Common Stock is less than the price at which the option may be exercised, the amount in an employee's payroll deduction account is returned to the employee with interest. All shares purchased under the Employee Plan are paid for in full at the time the option is exercised by transfer of the purchase price from the employee's payroll deduction account.

    ADJUSTMENTS, TERMINATION AND AMENDMENT. In the event of any change in the Company's capitalization, including any merger, consolidation, acquisition, stock split or stock dividend, appropriate adjustments will be made to the number of shares available under the Employee Plan. The Employee Plan may be suspended, terminated, altered or amended in any way by the Board of Directors, provided that, in the absence of shareholder approval, no amendment of the Employee Plan or action of the Board of Directors may increase the total number of shares of Common Stock with respect to which options may be granted under the Employee Plan (except for adjustments in the event of changes in capitalization). No suspension, termination, alteration or amendment of the Employee Plan may alter or impair the rights of any participant under options previously granted.

    The Company's Board of Directors intends to adopt a Restated Employee Stock Option Purchase Plan (the "Restated Employee Plan"), effective November 1, 1996, subject to approval of the Company's shareholders at its next annual meeting. The purpose of the Restated Employee Plan will be to reflect changes in new Rule 16b-3, issued by the Securities and Exchange Commission on May 31, 1996.

STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

    The purpose of the Stock Option Plan for Non-Employee Directors (the "Non-Employee Director Plan") is to provide present and prospective non-employee Directors of the Company with the opportunity to obtain equity ownership interests in the Company through the exercise of stock options and thereby secure for the Company's shareholders the benefits associated with stock ownership by those who will oversee the Company's future growth and success.

    ELIGIBILITY. Each member of the Board of Directors of the Company who is not an employee of the Company or any subsidiary or affiliate of the Company ("Non-Employee Directors") will be eligible to receive a grant of stock options under the Non-Employee Directors Plan. The Company currently has two Non-Employee Directors, both of whom are eligible to receive awards under the Non-Employee Director Plan. The eligible status of a Non-Employee Director will terminate as to future stock option grants at the time the individual ceases to be a director or the individual becomes an employee of the Company, or any subsidiary or affiliate of the Company.

    ADMINISTRATION. The Non-Employee Director Plan is administered by the Board of Directors of the Company. The Board of Directors has full power to administer and interpret the Non-Employee Director Plan to carry out its purpose. It is expected that the Board of Directors will designate from time to time Company personnel to assist it in carrying out its responsibilities under the Non-Employee Director Plan.

    OPTIONS; EXERCISE PRICE; VESTING. Options to purchase 10,000 and 15,000 shares of Common Stock were granted to Messrs. Byrne and Wesneski, respectively, upon their election as directors immediately following completion of the IPO. These options are exercisable at $12.00 per share and have been and will continue to vest equally over the five year period from the date of grant. In the future, each Non-Employee Director will automatically receive options to purchase 2,000 shares of Common Stock annually immediately following his or her election or re-election to the Board at an annual meeting of shareholders, exercisable at the fair market value of the Common Stock at the close of business on the date immediately preceding the date of grant. However, Messrs. Byrne and Wesneski will not be eligible for such grants until their initial options have fully vested. Such annual options will vest at the conclusion of the Non-Employee Director's annual term. In addition, all options become immediately exercisable in the event of a "Business Combination" as described in the Non-Employee Director Plan. The maximum number of shares available for grant and issuance under the Non-Employee Director Plan is 100,000.

    In the case of events such as stock dividends, stock splits, recapitalizations or other changes in the Company's capitalization, an automatic adjustment will be made to the number of unexercised options, the purchase price of unexercised options, and the aggregate number of shares which are available for option grants under the Non-Employee Director Plan. The automatic adjustment is designed to ensure that the Non-Employee Directors maintain the same proportionate position after the particular event as before the event.

    An option granted under the Non-Employee Director Plan may be evidenced by a written instrument describing the terms and conditions of the grant. Options granted under the Non-Employee Director Plan are not assignable or transferable by the Non-Employee Director, other than by will or the laws of descent and distribution. During the Non-Employee Director's lifetime, an option is exercisable only by the Non-Employee Director, or, in the case of incapacity, by a person properly appointed to act on the Non-Employee Director's behalf. Options may be exercised by the delivery of cash or shares of Common Stock or any combination of such forms of payment.

    TERM OF PLAN AND OPTION. Unless terminated earlier by the Board of Directors, the Non-Employee Director Plan will terminate on December 31, 2004. Options granted prior to such termination date continue to be exercisable in accordance with the terms of the Non-Employee Director Plan. Each option granted under the Non-Employee Director Plan will automatically expire on the earlier of ten years from the date the option is granted or six months after the Non-Employee Director ceases to be a director of the Company.

    AMENDMENT AND TERMINATION OF THE PLAN. The Board of Directors may amend, terminate, or modify the Non-Employee Director Plan at any time without shareholder approval, including amendments necessary to conform with Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), unless the particular amendment or modification requires shareholder approval under the Internal Revenue Code, under the rules and regulations of the exchange or system on which the Common Stock is listed or reported, or pursuant to other applicable laws, rules or regulations.

    The Company's Board of Directors intends to adopt a Restated Stock Option Plan for Non-Employee Directors (the "Restated Non-Employee Director Plan"), effective November 1, 1996, subject to approval of the Company's shareholders at its next annual meeting. The purpose of the Restated Non-Employee Director Plan will be to reflect changes in new Rule 16b-3, issued by the Securities and Exchange Commission on May 31, 1996. In addition, the Restated Non-Employee Director Plan will (i) delete the provision setting forth a maximum number of shares of Common Stock that may be issued thereunder (such a provision is no longer required by Rule 16b-3); and (ii) permit the award of nonqualified options under the Non-Employee Director Plan with limited transferability features.

PROFIT SHARING PLAN

    The Board of Directors of the Company has approved a cash bonus program administered by the Company's Compensation Committee, called the Profit Sharing Incentive Plan (the "Profit Sharing Plan"). Under the Profit Sharing Plan, the Company reserves each fiscal quarter an amount equal to 7% of its income before income taxes (as calculated prior to profit sharing expense) (the "Reserve") for the payment of cash bonuses to certain of the Company's employees. Of the total amount of the Reserve, approximately 43% is allocated to the Management Incentive Program, and the remaining 57% is allocated to the Employees Incentive Program. Each participant in the Management Incentive Program receives an award based on the ratio that his base salary bears to the total base salaries of all designated participants. Most of the Company's executive officers currently share in the Management Incentive Program, with the balance participating in other compensation programs.

401(K) SAVINGS PLAN

    The Company sponsors a qualified defined contribution retirement plan, called the STB Systems, Inc. 401(k) Savings Plan ("401(k) Savings Plan"). The trustee for the 401(k) Savings Plan is Southwest Guaranty Trust Company. The 401(k) Savings Plan permits employees to direct investment of their accounts in the 401(k) Savings Plan among a selection of five mutual funds, or to purchase Common Stock with all or part of their accounts. Employees are permitted to direct transfers or changes in their investments in the Common Stock on a monthly basis.

EMPLOYMENT AGREEMENTS

    The Company is a party to employment agreements with each of Messrs. Ogle, Eisenbach, Hopkins and Long. Each agreement has a term extending through October 31, 1997 and automatically renews for an additional year on each subsequent October 31, subject to the right of the Company or the employee to terminate the agreement with a 30-day notice prior to the date of renewal. Under the agreements, Messrs. Ogle, Eisenbach, Hopkins and Long will receive base annual salaries in fiscal 1997 of $260,000, $212,000, $180,000 and $160,000, respectively, and each is eligible to receive incentive compensation under the Company's Profit Sharing Plan. Messrs. Ogle, Eisenbach, Hopkins and Long have fiscal 1996 base annual salaries of $200,000, $172,000, $125,000 and $115,000, respectively (which is exclusive of all other compensation paid to such executives). The agreements with Messrs. Hopkins and Long also provide for the payment of sales commissions, the amount of which is subject to annual adjustment by the Compensation Committee. Each agreement provides for a severance payment if the agreement is terminated under certain circumstances (including termination of an agreement during the period immediately preceding a renewal date). The amounts of the severance payments are as follows: Mr. Ogle would receive two times the sum of his base annual salary and annualized incentive compensation; Mr. Eisenbach would receive the sum of his base annual salary and annualized incentive compensation; each of Mr. Hopkins and Mr. Long would receive the sum of his base annual salary, annualized incentive compensation and annualized sales commissions. If an agreement is terminated under certain circumstances within 12 months after a change in control of the Company, such agreement also provides for a parachute payment in an amount that is two times the severance payment. For purposes of calculating severance and parachute payments, the employee's base annual salary is equal to the employee's then current base annual salary; the annualized incentive compensation is four times the average of the amount earned in the eight full quarters preceding the termination; and the annualized sales commissions is 12 times the average of the amount earned in the 24 full months preceding the termination. Except in the event of a termination that requires payment of a parachute payment, Messrs. Ogle, Eisenbach, Hopkins and Long also agree not to participate, in any manner, during the term of their respective agreements and for two years thereafter, in the development, manufacture or sale of graphics adapters for desktop PCs or in any other business in which the Company may be engaged at the time of termination of employment.

DIRECTOR COMPENSATION

    Prior to its IPO, the Company paid each director a fee of $1,000 per meeting and paid advisory director fees of $1,000 per meeting to Messrs. Eisenbach, Hopkins and Wesneski. See "--Compensation and Other Committee Interlocks and Insider Participation." Beginning in the second quarter of fiscal 1995, the Company stopped paying directors fees for their services as directors, although the Company continues to reimburse directors for all expenses incurred in connection with their activities as directors. As described above, Non-Employee Directors of the Company automatically receive certain stock option awards under the Non-Employee Director Plan. See "--Stock Option Plan for Non-Employee Directors."

COMPENSATION AND OTHER COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Before the IPO, decisions concerning compensation, including decisions concerning compensation for fiscal 1995, were made by the Company's Board of Directors. At the time such decisions were made concerning compensation for fiscal 1995, the Board of Directors consisted of Mr. Ogle, Mr. Mark S. Sims and Mr. William D. Balthaser, Jr. (the "Founding Shareholders"). Mr. Eisenbach also participated in deliberations concerning such compensation. Each of Messrs. Ogle, Eisenbach, Balthaser and Sims served as officers of the Company during fiscal 1995. In March, 1995, the Company's Board of Directors appointed a Compensation Committee comprised of Messrs. Ogle, Byrne and Wesneski and a Stock Option Committee comprised of Messrs. Byrne and Wesneski, the Company's independent directors.

    Lawrence E. Wesneski, a director of the Company, serves as President and Chief Executive Officer of Hoak Breedlove Wesneski & Co. ("HBW"), the successor pursuant to an acquisition of BW Securities, Inc. ("BWS"), and owns a portion of the equity securities of HBW. Mr. Wesneski served as President of Breedlove Wesneski & Company ("BWC") and BWS, and before the acquisition of BWS, owned a portion of the equity of BWC and BWS. In July 1993, BWC agreed with the Company that BWC's affiliate, BWS, would act as the Company's exclusive agent to arrange certain credit facilities for the Company. The Company paid BWS $36,338 and $138,662 in fiscal 1993 and 1994, respectively, for the performance of such services. Additionally, in fiscal 1996 the Company paid fees of $57,922 to BWS in connection with services relating to arranging certain credit facilities for the Company. It is expected that HBW will participate as a member of the underwriting syndicate in connection with the offering contemplated hereby. See "Underwriting."

    In April 1994, BWS agreed to provide to the Company certain advisory services, including services relating to the Company's IPO. In return for these services, the Company paid BWS a flat fee of $150,000, of which $17,450 and $132,550 was paid in fiscal years 1994 and 1995, respectively.

    Mr. Wesneski served as an advisory director for the Company from 1987 until he became a director of the Company. In connection with these services, Mr. Wesneski received fees of $3,000, $4,000 and $1,000 in fiscal years 1993, 1994 and 1995, respectively.

                              CERTAIN TRANSACTIONS

REORGANIZATION

    The Company was incorporated under the laws of the State of Texas in 1981. Prior to the consummation of the IPO, the Company issued one share of Common Stock of the Company to each of the Founding Shareholders in exchange for all of the shares of common stock of STB Assembly, Inc. ("STB Assembly") (the "Reorganization"). The Reorganization was approved by the Company's Board of Directors in December 1994. As a result of the Reorganization, STB Assembly is now a wholly-owned subsidiary of the Company, and STB de Mexico, S.A. (formerly known as Industrias Fronterizas de Chihuahua, S.A. de C.V.) ("IFC"), a Mexican corporation in which STB Assembly owns more than 99% of the outstanding capital stock, is subject to the control of the Company. IFC operates the Company's Mexican operations pursuant to a manufacturing services agreement with STB Systems, Inc.

RIGHT OF FIRST REFUSAL

    The Company and Messrs. Ogle, Sims and Balthaser have entered into a Right of First Refusal Agreement providing that if Mr. Ogle, Mr. Sims or Mr. Balthaser proposes to sell any shares of Common Stock registered in his name as of the date of the closing of the IPO, then the Company will have a right of first refusal to purchase such shares on terms similar to those proposed. If the Company does not exercise its right to purchase all of the shares of Common Stock proposed to be sold by either Mr. Sims or Mr. Balthaser, then Mr. Ogle will have a right of first refusal to purchase those shares of Common Stock that the Company does not wish to purchase. Mr. Ogle will not participate in any decision by the Company to exercise its right of first refusal to purchase shares proposed to be sold by Mr. Ogle, Mr. Sims or Mr. Balthaser. If the foregoing rights of first refusal are not independently or collectively fully exercised, then the shares not purchased may be sold in accordance with the proposed terms of sale. Notwithstanding the foregoing, the Right of First Refusal Agreement does not restrict the ability of Messrs. Ogle, Sims or Balthaser to sell shares of Common Stock in the public market pursuant to Rule 144 promulgated under the Securities Act.

    After consummation of the offering, Messrs. Sims and Balthaser may no longer be deemed to be affiliates of the Company within the meaning of Rule 144, and therefore will be able to sell all shares owned by them (766,666 shares in the aggregate) without restriction pursuant to paragraph (k) of Rule 144. Such sales would not be subject to the provisions of the Right of First Refusal Agreement. Sales by Mr. Ogle, who will remain an affiliate of the Company, will be subject to the restrictions contained in Rule 144, including the volume limitation. See "Shares Eligible for Future Sale."

    The Company and Mr. Ogle have waived their rights under the Right of First Refusal Agreement with respect to the shares of Common Stock to be sold by the Selling Shareholders in the offering pursuant to Waiver Letters executed by each of the Company and Mr. Ogle dated October 15, 1996.

CERTAIN PRODUCT SALES

    Paul A. Ogle, the father of William E. Ogle, was a Company employee and sales agent for certain products. Paul Ogle retired effective October 15, 1996. Paul Ogle paid to the Company $237,156, $261,917 and $155,537 in fiscal years 1993, 1994 and 1995, respectively, in connection with the purchase of products from the Company that he resold to certain customers. The Company sold the products to Mr. Ogle on terms roughly comparable to those provided to other distributors. In addition, the Company paid compensation to Paul Ogle in the amount of $14,490, $15,072 and $14,400 in fiscal years 1993, 1994 and 1995, respectively.

H & H CONSULTING RELATIONSHIP

    H&H Management Systems, a company owned by Mr. Hopkins and his wife, provided a broad spectrum of consulting services to the Company beginning in March 1990. The Company's relationship with H&H Management Systems was terminated in December 1994 when Mr. Hopkins was elected Chief Financial Officer and

Vice President of Strategic Marketing of the Company. The Company paid H&H Management Systems $88,797, $104,450 and $53,702 for such consulting services in fiscal years 1993, 1994 and 1995, respectively. See "Management."

TAX AGREEMENT

    As of December 16, 1994, the Company, on the one hand, and the Founding Shareholders, on the other (the "parties"), entered into a Tax Allocation and Indemnification Agreement (the "Tax Agreement") relating to their respective income tax liabilities. Since the Company became fully subject to corporate income taxation as a C corporation after its status as an S corporation terminated immediately prior to its initial public offering, the reallocation of income and deductions between the period during which the Company was treated as an S corporation and a period during which the Company was or will be subject to corporate income taxation as a C corporation may increase the taxable income of one party in one period while decreasing that of another party in another period. The Tax Agreement generally provides that the Founding Shareholders will be indemnified by the Company with respect to income taxes (plus interest and penalties) arising due to taxable income shifted from a C corporation taxable year to a taxable year in which the Company was an S corporation, and that the Company will be indemnified by the Founding Shareholders with respect to income taxes (plus interest and penalties) arising due to taxable income shifted from an S corporation taxable year to a C corporation taxable year; provided, however, that only in the case of the Founding Shareholders' obligation to indemnify the Company, such obligation shall be reduced by an amount equal to the federal or state tax benefit (if any) derived by the Company due to the shift of taxable income from a taxable year in which the Company was an S corporation to a C corporation taxable year and shall not exceed the amount, if any, by which (i) the amount of the reduction in the liability for taxes and interest thereon of a Founding Shareholder that results from the shifting of S corporation taxable income to a C corporation taxable year of the Company exceeds (ii) all reasonable costs incurred by the Founding Shareholder reasonably attributable to securing such reduction in liability for taxes. The Company will also be indemnified by the Founding Shareholders for any federal or state taxes that arise because the Company's status as an S corporation was ineffective, revoked or terminated prior to the termination of the Company's S corporation status. Any payment made by the Company to the Founding Shareholders pursuant to the Tax Agreement may be considered by the Internal Revenue Service or the state taxing authorities to be nondeductible by the Company for income tax purposes.

S CORPORATION DISTRIBUTION

    Prior to the IPO, the Company declared a dividend (the "S Corporation Distribution") in an amount equal to its undistributed S corporation earnings through the date immediately prior to the completion of the IPO, or approximately $4.2 million (the "Undistributed S Corporation Earnings"), approximately one-half of which was paid in cash to the Founding Shareholders out of the proceeds of the Company's IPO. The remaining half of the S Corporation Distribution was distributed to the Founding Shareholders in the form of promissory notes providing for 12 equal monthly payments of both principal and interest and bearing interest at 9%, the prime rate in effect on the date of issuance (the "Founding Shareholder Notes"). The Company paid $1,427,208 and $700,422 in fiscal 1995 and fiscal 1996, respectively, from cash generated from operations in connection with its obligations under the Founding Shareholder Notes. The final payment on the remaining outstanding balance under the Founding Shareholder Notes was made in February 1996.

FUTURE TRANSACTIONS

    The Company has adopted a policy that all transactions between the Company and related parties are subject to approval by a majority of all disinterested directors and must be on terms no less favorable than those that could be obtained from unrelated third parties.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of October 16, 1996, and after completion of the offering, by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of the Common Stock,
(ii) each of the executive officers of the Company named in the Summary Compensation Table, (iii) each director of the Company, (iv) all directors and executive officers of the Company as a group and (v) each Selling Shareholder.

                                                          SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                                          OWNED PRIOR TO THE                     OWNED AFTER THE
                                                             OFFERING (1)        NUMBER OF        OFFERING (1)
                                                         ---------------------    SHARES     -----------------------
NAME                                                      NUMBER     PERCENT      OFFERED     NUMBER      PERCENT
-------------------------------------------------------  ---------  ----------  -----------  ---------  ------------
William E. Ogle (2)(3)(4)(5)(6)........................    859,469       19.0%     100,000     759,469        12.6%
William D. Balthaser, Jr. (2)(5)(6)....................    483,333       10.7      100,000     383,333         6.4
Mark S. Sims (2)(5)(6).................................    483,333       10.7      100,000     383,333         6.4
Mitchell Hutchins Asset Management, Inc. (7)...........    254,800        5.6       --         254,800         4.2
Randall D. Eisenbach (3)(4)............................     10,240      *           --          10,240       *
James L. Hopkins (3)...................................      7,200      *           --           7,200       *
J. Shane Long (3)......................................      6,200      *           --           6,200       *
Bryan F. Keyes (3).....................................      2,100      *           --           2,100       *
James J. Byrne (3).....................................      3,000      *           --           3,000       *
Lawrence E. Wesneski (3)(8)............................      8,000      *           --           8,000       *
Directors and executive officers as a group (7 persons)
  (3)..................................................    896,209       19.7                  796,209        13.2

------------------------

*   Less than 1%

(1) Unless otherwise indicated, to the knowledge of the Company, all shares are owned directly and the owner has sole voting and investment power.

(2) Messrs. Ogle, Balthaser and Sims have granted the Underwriters an over-allotment option, exercisable not later than 30 days after the date of this Prospectus, to purchase an aggregate of 270,000 shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. See "Underwriting." If the Underwriters exercise the option in full, Mr. Ogle will sell an additional 90,000 shares, resulting in his ownership of 669,469 shares (11.1%), Mr. Balthaser will sell an additional 90,000 shares, resulting in his ownership of 293,333 shares (4.9%), Mr. Sims will sell an additional 90,000 shares, resulting in his ownership of 293,333 shares (4.9%), and all directors and executive officers as a group will own 706,209 shares (11.7%) after the closing of the offering.

(3) Includes options to purchase 10,800, 8,400, 6,200, 6,200, 1,600, 2,000,
    3,000 and 38,200 shares of Common Stock granted to Messrs. Ogle, Eisenbach, Hopkins, Long, Keyes, Byrne, Wesneski and all directors and executive officers as a group, respectively, that are exercisable within 60 days of October 16, 1996. Does not include options to purchase 83,200, 73,600, 64,800, 64,800, 14,400, 8,000, 12,000 and 320,800 shares of Common Stock granted to Messrs. Ogle, Eisenbach, Hopkins, Long, Keyes, Byrne, Wesneski and all directors and executive officers as a group, respectively, that are not exercisable within 60 days of October 16, 1996.

(4) Includes for William E. Ogle 3,000 shares owned by his spouse, 1,500 shares owned by a trust benefiting his children, 5,500 shares held by him pursuant to an Individual Retirement Account and 2,335 shares held by him pursuant to the Company's 401(k) Savings Plan. Includes for Randall D. Eisenbach 840 shares held by him pursuant to the Company's 401(k) Savings Plan.

(5) Messrs. Ogle, Balthaser and Sims are parties to a Right of First Refusal Agreement pursuant to which either the Company or Mr. Ogle has the right to purchase the shares of Messrs. Ogle, Balthaser or Sims under certain circumstances. See "Certain Transactions--Right of First Refusal."

(6) The address of each of Messrs. Ogle, Balthaser and Sims is 1651 North Glenville Drive, Richardson, Texas 75081.

(7) The address of Mitchell Hutchins Asset Management, Inc. ("MHAM") is 1285 Avenue of the Americas, New York, NY 10019. MHAM disclaims direct beneficial ownership of all Common Stock held by it. Information with respect to the beneficial ownership of MHAM was obtained from that shareholder's Schedule 13G dated February 13, 1996.

(8) Includes 5,000 shares held by Twin Lakes Partners, L.P. ("Twin Lakes"). Mr. Wesneski is the sole general partner of Twin Lakes.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED SHARES

    The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and 2,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"), issuable in series.

COMMON STOCK

    The holders of shares of Common Stock have no preemptive rights to maintain their respective percentage ownership interests in the Company or other subscription or conversion rights for other securities of the Company. Shares of Common Stock are not redeemable or subject to further calls or assessments. The shares of Common Stock to be outstanding after completion of the offering, including the shares of Common Stock offered by this Prospectus, when paid for and issued, will be fully paid and nonassessable. Each holder of Common Stock is entitled to one vote per share of Common Stock which that person holds. The Company's Amended and Restated Articles of Incorporation prohibit cumulative voting. Holders of Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors of the Company out of funds legally available therefor and are entitled to share ratably in the net assets available for distribution to such holders upon liquidation, dissolution and winding up of the Company.

PREFERRED STOCK

    The Board of Directors of the Company may issue Preferred Stock in one or more series and may designate the dividend rate, voting rights and other rights, preferences and restrictions of each series. Immediately following completion of the offering, no Preferred Stock will be outstanding, and the Company currently has no plans to issue any Preferred Stock.

    It is not possible to state the actual effect of the issuance of Preferred Stock upon the rights of holders of the Common Stock until the Board of Directors of the Company determines the specific rights of the holders of such Preferred Stock. However, among other effects, the issuance of Preferred Stock might restrict dividends on the Common Stock, dilute the voting power of the Common Stock, impair the liquidation rights of the Common Stock and delay or prevent a change in control of the Company without further action by the Company's shareholders.

LIMITATIONS ON DIRECTOR LIABILITY

    The Amended and Restated Articles of Incorporation of the Company provide that directors of the Company will not be liable to the Company or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except for (i) a breach of the directors' duty of loyalty to the Company or the Company's shareholders, (ii) an act or omission not in good faith that constitutes a breach of a duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

TRADING MARKET, TRANSFER AGENT AND REGISTRAR

    The Common Stock is listed on the Nasdaq National Market under the symbol STBI. The Transfer Agent and Registrar for the Common Stock is Chemical Mellon Shareholder Services L.L.C.

ANTI-TAKEOVER MEASURES

    The Right of First Refusal Agreement to which the Company and the Founding Shareholders are parties imposes restrictions on the transferability of the shares held by the Founding Shareholders. These restrictions could make the acquisition of control of the Company more difficult, and could therefore be deemed to have an anti-takeover effect. See "Certain Transactions--Right of First Refusal." The Employment Agreements to which the Company is a party with each of Messrs. Ogle, Eisenbach, Hopkins and Long impose certain parachute payment obligations on the Company in the event the employment of any such executive officer is terminated within a certain time period following a change in control of the Company. These restrictions could also be deemed to have an anti-takeover effect. See "Management--Employment Agreements."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the offering, the Company will have outstanding 6,011,368 shares of Common Stock (assuming no further option exercises). In addition to the 2,686,693 shares of Common Stock that are currently freely tradeable, the shares of Common Stock offered hereby will be freely tradeable after the close of this offering, except to the extent such shares are purchased by "affiliates" of the Company, as that term is defined under the Securities Act. After consummation of the offering, Messrs. Sims and Balthaser may no longer be deemed to be affiliates of the Company within the meaning of Rule 144, and therefore will be able to sell all shares owned by them (766,666 shares in the aggregate) without restriction pursuant to paragraph (k) of Rule 144. Sales by Mr. Ogle, who will remain an affiliate of the Company, will be subject to the restrictions contained in Rule 144, including the volume limitation.

    The Company, the Company's executive officers and directors and the Selling Shareholders have agreed not to issue or sell, offer or contract to sell, pledge, make gifts of or otherwise transfer any shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of Hambrecht & Quist LLC, except for the shares of Common Stock offered in connection with the offering and, with respect to the Company, pursuant to stock option or purchase plans described in this Prospectus. Upon expiration of these restrictions, the Company's executive officers and directors and the Selling Shareholders will be free to sell the shares beneficially owned by them, subject to compliance with the Securities Act, including Rule 144 promulgated thereunder, and the terms of the Right of First Refusal Agreement, to which certain of such shares are subject.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of the Company who has beneficially owned "restricted securities" for at least two years is entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Common Stock (approximately 60,111 shares immediately after the offering) or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission pursuant to Rule 144 (or, if no such notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker). Sales pursuant to Rule 144 also are subject to certain other requirements relating to manner of sale, notice of sale and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not and has not been an affiliate of the Company at any time during the three months immediately preceding the sale of the Common Stock is entitled to sell "restricted securities" pursuant to Rule 144(k) without regard to the limitations described above, provided that three years have elapsed since the later of the date on which such restricted shares were acquired from the Company or the date they were acquired from an affiliate of the Company.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, each of the Underwriters named below (the "Underwriters"), for whom Hambrecht & Quist LLC and Cowen & Company are acting as representatives (the "Representatives"), has agreed severally to purchase from the Company and the Selling Shareholders, the following respective numbers of shares of Common Stock:

                                                                                    NUMBER OF
NAME                                                                                  SHARES
----------------------------------------------------------------------------------  ----------
Hambrecht & Quist LLC.............................................................
Cowen & Company...................................................................

                                                                                    ----------
  Total...........................................................................   1,800,000
                                                                                    ----------
                                                                                    ----------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and the Company's independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

    The Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD") at such price less a concession not in
excess of $     per share. The Underwriters may allow, and such dealers may
reallow, to members of the NASD a concession not in excess of $     per share to
certain other dealers. After the offering contemplated hereby, the offering price and other selling terms may be changed by the Representatives.

    The Selling Shareholders have granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 270,000 additional shares of Common Stock at the public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Selling Shareholders will be obligated, pursuant to the option, to sell such shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

    The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

    The Company and the Selling Shareholders have agreed to indemnify the Underwriters and certain related persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

    The executive officers, directors and Selling Shareholders of the Company have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any rights to purchase or acquire Common Stock during the 90-day period following the date of this Prospectus. The Company has also agreed that it will not, without the prior written consent of Hambrecht & Quist LLC, issue, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any rights to purchase or acquire Common Stock during the 90-day period following the date of this Prospectus (except pursuant to employee and director stock plans).

    In general, the rules of the Commission prohibit the Underwriters from making a market in the Company's Common Stock during the "cooling off" period immediately preceding the commencement of sales in the offering. The Commission has, however, adopted exemptions from these rules that permit passive market making under certain conditions. These rules permit an underwriter to continue to make a market subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Underwriters, selling group members (if any) or their respective affiliates intend to engage in passive market making in the Company's Common Stock during the cooling off period.

    Lawrence E. Wesneski, a director of the Company, is President and Chief Executive Officer of HBW, an NASD member firm that is expected to participate as a member of the underwriting syndicate in connection with the offering contemplated hereby. The offering will be conducted in accordance with the rules of the NASD relating to the participation by member firms in offerings of securities of affiliated entitles. HBW will not directly participate in the determination of the offering price.

    BWS, a predecessor of HBW, has provided certain financial advisory services to STB. See "Management-- Compensation and Other Committee Interlocks and Insider Participation." During fiscal 1996, Mr. Wesneski, individually, has not received any compensation from the Company in excess of that paid to the Company's other Non-Employee Director. Neither HBW nor Mr. Wesneski or any other affiliate of Mr. Wesneski has received or will receive any special compensation from the Company in connection with the offering.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Locke Purnell Rain Harrell (A Professional Corporation), Dallas, Texas. Thompson & Knight, A Professional Corporation, Dallas, Texas will pass upon certain legal matters for the Underwriters.

                                    EXPERTS

    The financial statements as of October 31, 1994 and 1995 and for each of the three years in the period ended October 31, 1995 included in this Prospectus and the financial statement schedules included in the registration statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    The Company has filed a Registration Statement on Form S-1 (the "Registration Statement") with the Commission in Washington, D.C., under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the shares offered by this Prospectus, reference is made to the Registration Statement, including the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement, contract or other document referred to herein or therein are not necessarily complete but contain a summary of the material terms of such agreements, contracts or other documents, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy and information statements and other information with the Commission. Reports, registration statements, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621 and 7 World Trade Center, Suite 1300, New York, New York 10048, upon payment of the charges prescribed therefor by the Commission. These reports, registration statements, proxy statements and other information may be obtained from the web site that the Commission maintains at www.sec.gov.

                               STB SYSTEMS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
CONSOLIDATED ANNUAL FINANCIAL STATEMENTS:

Report of Independent Accountants..........................................................................  F-2

Consolidated Balance Sheets as of October 31, 1994 and 1995................................................  F-3

Consolidated Statement of Operations for the Years Ended October 31, 1993, 1994 and 1995...................  F-4

Consolidated Statement of Changes in Shareholders' Equity for the Years Ended October 31, 1993,
  1994 and 1995............................................................................................  F-5

Consolidated Statement of Cash Flows for the Years Ended October 31, 1993, 1994 and 1995...................  F-6

Notes to Consolidated Financial Statements.................................................................  F-7

CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED):

Consolidated Balance Sheet as of July 31, 1996.............................................................  F-16

Consolidated Statement of Operations for the Nine Months Ended July 31, 1995 and 1996......................  F-17

Consolidated Statement of Cash Flows for the Nine Months Ended July 31, 1995 and 1996......................  F-18

Notes to Consolidated Financial Statements.................................................................  F-19

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of STB Systems, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the consolidated financial position of STB Systems, Inc. and subsidiaries at October 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Dallas, Texas
December 11, 1995

                       STB SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           OCTOBER 31, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                                                1994       1995
                                                                                              ---------  ---------
Current Assets:
  Cash and cash equivalents.................................................................  $     277  $   4,162
  Accounts receivable--trade, net of allowance for doubtful accounts of
    $363 and $449...........................................................................     11,092     20,634
  Inventories, net..........................................................................      9,952     27,875
  Other current assets......................................................................         67        869
                                                                                              ---------  ---------
    Total current assets....................................................................     21,388     53,540
Property and equipment, net.................................................................      1,660      3,397
Other assets................................................................................        603        602
                                                                                              ---------  ---------
  Total assets..............................................................................  $  23,651  $  57,539
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Short-term debt...........................................................................  $   6,683  $  11,411
  Notes payable to related parties..........................................................         --        700
  Accounts payable--trade...................................................................      8,710     17,731
  Accrued wages, commissions and bonuses....................................................        741        559
  Accrued dividends payable.................................................................        433         --
  Other accrued liabilities.................................................................        338        791
  Current portion of long-term liabilities..................................................        110        727
                                                                                              ---------  ---------
    Total current liabilities...............................................................     17,015     31,919
                                                                                              ---------  ---------
Long-term liabilities:
  Long-term notes payable...................................................................      2,010      1,500
  Obligations under capital leases and other long-term liabilities..........................        430        758
                                                                                              ---------  ---------
    Total long-term liabilities.............................................................      2,440      2,258
                                                                                              ---------  ---------
Commitments and contingencies (Note 7)......................................................         --         --
Shareholders' equity:
  Preferred stock, 2,000,000 shares authorized, none issued or outstanding..................         --         --
  Common stock, $.01 par value, 20,000,000 shares authorized, 2,500,000 and 4,500,000 shares
    issued and outstanding..................................................................         25         45
  Additional paid-in capital................................................................        502     22,160
  Retained earnings.........................................................................      3,914      1,402
                                                                                              ---------  ---------
                                                                                                  4,441     23,607
  Treasury stock, 35 shares, at cost........................................................       (245)      (245)
                                                                                              ---------  ---------
  Total shareholders' equity................................................................      4,196     23,362
                                                                                              ---------  ---------
    Total liabilities and shareholders' equity..............................................  $  23,651  $  57,539
                                                                                              ---------  ---------
                                                                                              ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                       STB SYSTEMS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

              FOR THE YEARS ENDED OCTOBER 31, 1993, 1994, AND 1995
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                    1993       1994        1995
                                                                                  ---------  ---------  ----------
Net sales.......................................................................  $  39,236  $  89,836  $  129,603
Cost of sales...................................................................     30,726     73,213     110,129
                                                                                  ---------  ---------  ----------
Gross profit....................................................................      8,510     16,623      19,474
                                                                                  ---------  ---------  ----------
Operating expenses:
  Research and development......................................................      1,079      1,795       2,719
  Sales and marketing...........................................................      3,835      5,529       7,437
  General and administrative....................................................      2,810      5,190       6,172
                                                                                  ---------  ---------  ----------
Total operating expenses........................................................      7,724     12,514      16,328
                                                                                  ---------  ---------  ----------
Income from operations..........................................................        786      4,109       3,146
Interest expense, net...........................................................        226        588         818
                                                                                  ---------  ---------  ----------
Income before income taxes......................................................        560      3,521       2,328
Provision for income taxes......................................................         --         --         330
                                                                                  ---------  ---------  ----------
Net income......................................................................  $     560  $   3,521  $    1,998
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------
Pro forma data (unaudited):
  Net income....................................................................                        $    1,998
  Pro forma adjustment to general and administrative expenses...................                               220
  Pro forma adjustment to reflect interest on Founding Shareholder Notes........                               (52)
  Pro forma adjustment to reflect federal income taxes..........................                              (483)
                                                                                                        ----------
  Pro forma net income..........................................................                        $    1,683
                                                                                                        ----------
                                                                                                        ----------
  Pro forma net income per share................................................                        $     0.45
                                                                                                        ----------
                                                                                                        ----------
  Weighted average shares outstanding used in the pro forma net income per share
    calculation.................................................................                         3,746,395
                                                                                                        ----------
                                                                                                        ----------
  Supplemental pro forma net income per share...................................                        $     0.42
                                                                                                        ----------
                                                                                                        ----------
  Weighted average shares used in the supplemental pro forma net income per
    share calculation...........................................................                         3,983,014
                                                                                                        ----------
                                                                                                        ----------

   The accompanying notes are an integral part of these financial statements.

                       STB SYSTEMS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED OCTOBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                      COMMON STOCK        ADDITIONAL                     TREASURY STOCK
                                                 -----------------------    PAID-IN     RETAINED    ------------------------
                                                   SHARES      AMOUNT       CAPITAL     EARNINGS      SHARES       AMOUNT
                                                 ----------  -----------  -----------  -----------  -----------  -----------

Balance, October 31, 1992......................   2,500,000   $      25    $     502    $   1,547           35    $    (245)

Dividends declared.............................                                              (302)

Net Income.....................................                                               560
                                                                     --                                      -
                                                 ----------               -----------  -----------                    -----

Balance, October 31, 1993......................   2,500,000          25          502        1,805           35         (245)

Dividends declared.............................                                            (1,413)

Cumulative translation gain....................                                                 1

Net Income.....................................                                             3,521
                                                                     --                                      -
                                                 ----------               -----------  -----------                    -----

Balance, October 31, 1994......................   2,500,000          25          502        3,914           35         (245)

Dividends declared.............................                                              (851)

Establishment of deferred tax asset............                                               455

Distribution of S Corporation earnings.........                                            (4,122)

Net proceeds from initial public offering......   2,000,000          20       21,658

Cumulative translation gain....................                                                 8

Net Income.....................................                                             1,998
                                                                     --                                      -
                                                 ----------               -----------  -----------                    -----

Balance, October 31, 1995......................   4,500,000   $      45    $  22,160    $   1,402           35    $    (245)
                                                                     --                                      -
                                                                     --                                      -
                                                 ----------               -----------  -----------                    -----
                                                 ----------               -----------  -----------                    -----


                                                   TOTAL
                                                 ---------
Balance, October 31, 1992......................  $   1,829
Dividends declared.............................       (302)
Net Income.....................................        560

                                                 ---------
Balance, October 31, 1993......................      2,087
Dividends declared.............................     (1,413)
Cumulative translation gain....................          1
Net Income.....................................      3,521

                                                 ---------
Balance, October 31, 1994......................      4,196
Dividends declared.............................       (851)
Establishment of deferred tax asset............        455
Distribution of S Corporation earnings.........     (4,122)
Net proceeds from initial public offering......     21,678
Cumulative translation gain....................          8
Net Income.....................................      1,998

                                                 ---------
Balance, October 31, 1995......................  $  23,362

                                                 ---------
                                                 ---------

   The accompanying notes are an integral part of these financial statements.

                       STB SYSTEMS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

              FOR THE YEARS ENDED OCTOBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                                      1993       1994       1995
                                                                                    ---------  ---------  ---------
Cash flows from operating activities:

  Net income......................................................................  $     560  $   3,521  $   1,998
  Adjustments to reconcile net income to net cash used in operating activities:
    Depreciation and amortization.................................................        247        395        733
    Gain(loss) on sale of assets..................................................        (10)       (45)        --
    Changes in assets and liabilities:
      Accounts receivable--trade..................................................     (2,756)    (4,132)    (9,542)
      Inventories.................................................................     (3,567)    (3,294)   (17,923)
      Other current assets........................................................         28         31       (347)
      Other assets................................................................          9       (304)         2
      Accounts payable--trade.....................................................      4,408        264      9,029
      Accrued wages, commissions, and bonuses.....................................         81        514       (182)
      Other accrued liabilities...................................................        (70)        49        453
                                                                                    ---------  ---------  ---------
        Net cash used in operating activities.....................................     (1,070)    (3,001)   (15,779)
                                                                                    ---------  ---------  ---------
Cash flows from investing activities:
  Purchases of property and equipment.............................................       (441)    (1,434)    (2,470)
  Sale of property and equipment..................................................         42         48         --
                                                                                    ---------  ---------  ---------
        Net cash used in investing activities.....................................       (399)    (1,386)    (2,470)
                                                                                    ---------  ---------  ---------
Cash flows from financing activities:
  Borrowings on short-term debt...................................................      2,070      3,042      4,727
  Payments on Founding Shareholder Notes..........................................         --         --     (1,340)
  Borrowings on long-term debt....................................................         45      2,278        436
  Payments against long-term debt.................................................        (48)       (81)        --
  Issuance of common stock, net of issue costs....................................         --         --     21,678
  Distribution of S Corporation earnings..........................................         --         --     (2,082)
  Payment of dividends............................................................       (308)      (990)    (1,285)
                                                                                    ---------  ---------  ---------
        Net cash provided by financing activities.................................      1,759      4,249     22,134
                                                                                    ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents..............................        290       (138)     3,885
Cash and cash equivalents at beginning of period..................................        125        415        277
                                                                                    ---------  ---------  ---------
Cash and cash equivalents at end of period........................................  $     415  $     277  $   4,162
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Supplemental disclosure of cash flow information:
  --Cash paid for interest in 1993, 1994 and 1995 was $214, $553 and $1,023, respectively.
  --Accrued and unpaid dividends at October 31, 1993 and 1994 were $10 and $433
  --At October 31, 1994, amounts relating to the Contingent Payment (see Note 5) include $276 in other assets and long-term liabilities. At October 31, 1995, other assets include $220 and long term liabilities include $276 related to the Contingent Payment.
  --Other assets at October 31, 1995 include $455 relating to the establishment of a deferred tax asset arising from the effects of the conversion from S Corporation to C Corporation status.
  --Amounts due related parties at October 31, 1995 represent the remaining balances on the Founding Shareholder
    Notes, originally issued in the amount of $2,040 which resulted from the conversion of undistributed S
    Corporation earnings to notes payable.

   The accompanying notes are an integral part of these financial statements.

                       STB SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        OCTOBER 31, 1993, 1994 AND 1995

NOTE 1--DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    STB Systems, Inc. designs, manufactures and sells graphics adapters and other multimedia subsystem products for use primarily in desktop personal computers ("PCs"). STB Assembly, Inc. is a wholly-owned subsidiary and provides manufacturing services to STB Systems, Inc.

    PRINCIPLES OF CONSOLIDATION--In conjunction with the Stock Offering (see
Note 2), STB Assembly, Inc. became a wholly owned subsidiary of STB Systems, Inc. Consequently, the accompanying financial statements, which include the historical accounts of STB Systems, Inc. and STB Assembly, Inc. (collectively referred to as the "Company"; see also Note 2) have been combined for fiscal years 1993 and 1994, and consolidated for fiscal 1995. STB Assembly, Inc. has two majority owned subsidiaries, STB de Mexico and Maquilados Continentales de Chihuahua ("MCC"). STB de Mexico is a Mexican corporation operated as a maquiladora and performs assembly services for STB Systems, Inc. MCC entered into an agreement in January 1990 to provide subcontract manufacturing services for STB Systems, Inc. As of December 1992, MCC became an inactive entity. All significant intercompany accounts and transactions have been eliminated in consolidation. Minority interests in the subsidiaries are insignificant for financial reporting purposes.

    CASH AND CASH EQUIVALENTS--Cash equivalents are short-term, highly liquid investments that are both readily convertible to known amounts of cash and so near to their maturity that they present insignificant risk of changes in value because of changes in interest rates. Investments with initial maturities of three months or less qualify under this definition.

    REVENUE RECOGNITION AND ACCOUNTS RECEIVABLE--The Company recognizes revenue from product sales upon shipment. Sales to original equipment manufacturers ("OEMs") account for a significant portion of the Company's sales. The Company offers its OEM customers a limited warranty for a period of typically 15 to 39 months. Costs associated with the warranty program are accrued when revenue is recognized and are determined on the basis of estimated future costs to fulfill the warranty commitment.

    Stock rotation returns, under specified conditions, are allowed to certain retail customers for recently purchased products, provided an equivalent dollar amount of other products is purchased at the time of the return. Also, under the terms of some of the agreements, in the event the Company reduces its selling prices, the retail customers receive price protection credit for the difference between the original purchase price of product remaining in specified levels of their inventories and the Company's reduced price for such products. Sales adjustments resulting from stock rotation returns and price protection policies are made as determined by management and have historically been minor. Management's estimates are based on the Company's historical experience with such arrangements and its evaluation of current exposure resulting from these policies. The Company's sales are presented net of stock rotation returns and price adjustments.

    The Company participates in cooperative advertising programs with certain distributors. These programs are used by the Company to reimburse distributors for certain forms of advertising. In general, the programs allow distributors credits up to a specified percentage of net purchases. The Company's costs associated with these programs are accrued at the time of sale and are included in sales and marketing expenses.

    INVENTORIES--Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out basis using a moving weighted average methodology.

    PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. Depreciation is computed for financial statement purposes using an accelerated method over the estimated useful lives of the assets, which range from three to five years. Amortization of assets recorded under capital leases is included in depreciation

                       STB SYSTEMS, INC. AND SUBSIDIARIES

                        OCTOBER 31, 1993, 1994 AND 1995

NOTE 1--DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) expense. Depreciation expense for each of the years ended October 31, 1993, 1994 and 1995 was $247,000, $395,000 and $733,000, respectively.

    RESEARCH AND DEVELOPMENT--Research and development costs are charged to expense as incurred.

    INCOME TAXES--Effective February 21, 1995 and in connection with the Company's initial public offering ("Stock Offering"), the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109) on a prospective basis (see Note 2). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities measured using estimated tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled.

    Prior to the Stock Offering (see Note 2), the Company had been treated for federal and certain state income tax purposes as an S Corporation under Subchapter S of the Internal Revenue Code of 1986, as amended. As a result, the income of the Company for federal and certain state income tax purposes was included in the income tax returns of the individual shareholders ("Founding Shareholders"). Accordingly, prior to February 21, 1995, no recognition of federal and certain state income taxes has been given in the accompanying financial statements. Prior to the conversion to C Corporation status, in connection with the Stock Offering, the Company paid dividends to its shareholders in an amount equal to the taxable earnings of the Company multiplied by the current personal income tax rate.

    ACCOUNTING FOR STOCK-BASED COMPENSATION--In October 1995, Statement of Financial Accounting Standards No. 123 "Accounting for Stock-based Compensation" (SFAS 123), was issued. This statement requires the fair value of stock options and other stock-based compensation issued to employees to either be included as compensation expense in the statement of operations, or the pro forma effect on net income and earnings per share of such compensation expense to be disclosed in the footnotes to the Company's financial statements commencing with the Company's 1997 fiscal year. This Company expects to adopt SFAS 123 on a disclosure basis only. As such, implementation of SFAS 123 is not expected to impact the Company's consolidated balance sheet or statement of operations.

    FINANCIAL INSTRUMENTS--As of October 31, 1994 and 1995 the fair values of the Company's revolving credit balance and the fair values of the Company's fixed-rate debt approximate the related carrying values.

    PRO FORMA NET INCOME AND NET INCOME PER SHARE (UNAUDITED)--Pro forma net income and net income per share have been determined assuming that (1) the Company had adopted the revised profit sharing plan effective November 1, 1994 (see Note 9), (2) the Founding Shareholder Notes in the aggregate amount of $2,040,000 had been outstanding since November 1, 1994 bearing interest at 7.75% per annum (see Note 2), and (3) the Company had been taxed as a C corporation for federal and certain state income tax purposes since November 1, 1994 (see
Note 10).

    Pro forma net income per share has been computed using the weighted average number of common shares outstanding after giving retroactive effect to the stock split (see Note 2). Common equivalent shares are also increased to reflect the number of shares which would have been necessary to fund the $2.04 million distribution paid to the Founding Shareholders from the proceeds of the Stock Offering of the Company's common stock (see Note 2).

                       STB SYSTEMS, INC. AND SUBSIDIARIES

                        OCTOBER 31, 1993, 1994 AND 1995

NOTE 1--DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) SUPPLEMENTAL PRO FORMA NET INCOME PER SHARE (UNAUDITED)--Supplemental pro
forma net income per share is based on the weighted number of shares of common stock used in the calculation of pro forma net income per share plus the number of shares that the Company would need to issue to repay $5,500,000 of bank indebtedness outstanding under the Company's Revolving Credit Facility.

NOTE 2--STOCK SPLIT, REORGANIZATION AND STOCK OFFERING

    Effective December 20, 1994, the Company consummated a common stock split at a ratio of 8,333 to one which resulted in common stock with $.01 par value, 20,000,000 shares authorized, 2,500,000 shares issued and outstanding prior to the Stock Offering (see below). The stock split, which was effected in the form of a stock dividend, has been given retroactive effect in the accompanying financial statements.

    STB Systems, Inc. entered into a Share Exchange Agreement on December 16, 1994 with the shareholders of STB Assembly, Inc., providing for the issuance of STB Systems, Inc. common stock in exchange for the outstanding common stock of STB Assembly, Inc. on a one-for-333 basis immediately prior to consummation of the Stock Offering. For purposes of these consolidated financial statements, these shares are treated as outstanding for all periods presented. As STB Systems, Inc. and STB Assembly, Inc. were under common control, there was no change in basis for financial reporting purposes as a result of the Share Exchange Agreement. As a result of the reorganization, STB Assembly, Inc. became a wholly-owned subsidiary of STB Systems, Inc. Effective February 20, 1995, STB Systems, Inc. terminated its S Corporation status and became a C Corporation and as a result, the Company became subject to all federal and state taxes pursuant to the C Corporation rules of the Internal Revenue Code.

    On December 16, 1994, the Board of Directors of the Company authorized an initial public offering of the Company's common stock ("Stock Offering"). Accordingly, the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission for the sale of common stock. On February 14, 1995, 2,000,000 shares of common stock were offered to the public at a price of $12.00 per share. Proceeds from the Company's Stock Offering totalled $24,000,000, net of $2,322,000 of Stock Offering expenses. The Company's stock is listed on the Nasdaq National Market under the symbol STBI.

NOTE 3--INVENTORIES

    Inventories at October 31 consist of the following:

                                                                           1994       1995
                                                                         ---------  ---------
                                                                            (IN THOUSANDS)
Raw materials..........................................................  $   4,146  $  15,599
Work-in-process........................................................      4,459      8,156
Finished goods.........................................................      1,347      4,120
                                                                         ---------  ---------
                                                                         $   9,952  $  27,875
                                                                         ---------  ---------
                                                                         ---------  ---------

                       STB SYSTEMS, INC. AND SUBSIDIARIES

                        OCTOBER 31, 1993, 1994 AND 1995

NOTE 4--PROPERTY AND EQUIPMENT

    Property and equipment at October 31 consist of the following:

                                                                           1994       1995
                                                                         ---------  ---------
                                                                            (IN THOUSANDS)
Furniture and equipment................................................  $   3,598  $   5,822
Leasehold improvements.................................................        310        419
                                                                         ---------  ---------
                                                                             3,908      6,241
Less: accumulated depreciation.........................................     (2,248)    (2,844)
                                                                         ---------  ---------
Net property and equipment.............................................  $   1,660  $   3,397
                                                                         ---------  ---------
                                                                         ---------  ---------

NOTE 5--SHORT TERM DEBT AND NOTES PAYABLE TO RELATED PARTIES

    At October 31, 1995, the Company had $11,411,000 outstanding under a $13,000,000 revolving credit facility ("Revolving Credit Facility") with a bank, payable upon demand, with interest at prime rate plus .75% (9.5% at October 31, 1995). All indebtedness under the Revolving Credit Facility matures on November 1, 1999. At October 31, 1994, $6,683,000 was outstanding under this credit facility.

    Availability under the Revolving Credit Facility is subject to limitations determined by the Company's borrowing base, which is calculated based on eligible accounts receivable and inventory as defined in the Revolving Credit Facility agreement.

    On February 20, 1995 the Company issued notes payable aggregating $2,040,000 to the Founding Shareholders to be repaid within 12 months of the date of issue with interest at 9%. As of October 31, 1995 $700,000 was outstanding on the notes.

NOTE 6--LONG-TERM LIABILITIES

    Long-term liabilities at October 31 consist of the following:

                                                                            1994       1995
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Mezzanine Facility, interest at prime plus 3%, payable in monthly installments of interest only through November 1, 1995 and principal and interest from December 1, 1995 through November 1, 1999,
  collateralized by certain assets of the Company.......................  $   2,000  $   2,000
Contingent Payment (see below)..........................................        276        276
Other loans, interest rates between 9.5% and 9.8%, payable in monthly installments of principal and interest through July 1997,
  collateralized by certain assets of the Company.......................         14          9
Obligations under capital leases........................................        260        700
                                                                          ---------  ---------
                                                                              2,550      2,985
Less: current portion...................................................       (110)      (727)
                                                                          ---------  ---------
Long-term liabilities...................................................  $   2,440  $   2,258
                                                                          ---------  ---------
                                                                          ---------  ---------

                       STB SYSTEMS, INC. AND SUBSIDIARIES

                        OCTOBER 31, 1993, 1994 AND 1995

NOTE 6--LONG-TERM LIABILITIES (CONTINUED)
    In accordance with the provisions of a contingent payment agreement ("Contingent Payment") executed in connection with the Revolving Credit and Mezzanine Facilities, the Company is obligated to pay the lender a one-time fee equal to one percent (1%) of the product of six (6) times the Company's earnings before income taxes, interest, depreciation and amortization for the fiscal year immediately preceding the year in which the payment is made. The Company has the option to pay this fee on any date following the successful completion of an initial public offering, and must pay the fee on any date after October 17, 1996, upon demand from the lender. The Company recorded a liability and related asset of $276,000 at October 31, 1994. Based on fiscal 1995 earnings, the resulting Contingent Payment at November 1, 1995 did not vary materially from the amount recorded at October 31, 1994. The asset is being amortized to interest expense over the term of the related debt as a yield adjustment.

    The combined aggregate amount of maturities for all long-term borrowings, excluding obligations under capital leases and the Contingent Payment, for each of the five years following October 31, 1995 are:

                                                                                                (IN
YEARS ENDING OCTOBER 31,                                                                    THOUSANDS)
-----------------------------------------------------------------------------------------
      1996...............................................................................    $     505
      1997...............................................................................          504
      1998...............................................................................          500
      1999...............................................................................          500
      2000 and thereafter................................................................           --
                                                                                                ------
                                                                                             $   2,009
                                                                                                ------
                                                                                                ------

    The Company leases certain equipment under capital leases. Future minimum lease payments under capital leases and the present value of the minimum lease payments at October 31, 1995 are:

                                                                                                (IN
YEARS ENDING OCTOBER 31,                                                                    THOUSANDS)
-----------------------------------------------------------------------------------------
      1996...............................................................................    $     290
      1997...............................................................................          244
      1998...............................................................................          153
      1999...............................................................................           95
      2000...............................................................................           64
                                                                                                ------
                                                                                                   846
Less: amount representing interest.......................................................         (146)
                                                                                                ------
Present value of minimum payments........................................................    $     700
                                                                                                ------
                                                                                                ------

NOTE 7--COMMITMENTS AND CONTINGENCIES

    The Company leases office space and equipment under various noncancelable operating lease agreements extending through 1999. Rental expense for each of the years ended October 31, 1993, 1994 and 1995 was $444,000, $660,000 and
$773,000, respectively.

                       STB SYSTEMS, INC. AND SUBSIDIARIES

                        OCTOBER 31, 1993, 1994 AND 1995

NOTE 7--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    At October 31, 1995, future minimum lease payments for such operating leases are:

                                                                                                (IN
YEARS ENDING OCTOBER 31,                                                                    THOUSANDS)
-----------------------------------------------------------------------------------------
      1996...............................................................................    $     765
      1997...............................................................................          506
      1998...............................................................................          330
      1999...............................................................................           45
      2000...............................................................................           --
                                                                                                ------
      Total..............................................................................    $   1,646
                                                                                                ------
                                                                                                ------

    In September 1995, a class action lawsuit was filed against the Company alleging the prospectus and Registration Statement for the Stock Offering contained false and materially misleading facts, and omitted to state material facts. The members of the class seek unspecified damages. The company denies the allegations. No formal discovery has yet been undertaken, and the Company intends to vigorously defend its position. In the opinion of management, this lawsuit is not likely to result in any loss that would have a material adverse effect on the Company's operating results or financial condition.

NOTE 8--MAJOR CUSTOMERS

    Sales to major customers, as a percentage of net sales, were as follows for each of the years ended October 31:

CUSTOMER                                                              1993       1994       1995
------------------------------------------------------------------  ---------  ---------  ---------
A.................................................................        26%         8%         2%
B.................................................................        10%         3%         2%
C.................................................................         5%        40%        42%
D.................................................................         --         6%        10%

    Net sales to customers within the United States and to customers in foreign countries were as follows for each of the years ended October 31:

                                                          1993       1994        1995
                                                        ---------  ---------  ----------
                                                                 (IN THOUSANDS)
United States.........................................  $  30,110  $  76,560  $   98,742
Europe................................................      8,181     12,445      30,000
Other.................................................        945        831         861
                                                        ---------  ---------  ----------
                                                        $  39,236  $  89,836  $  129,603
                                                        ---------  ---------  ----------
                                                        ---------  ---------  ----------

NOTE 9--EMPLOYEE BENEFIT PLAN AND PROFIT SHARING PLAN

    The Company has a 401(K) plan for all full-time employees. The plan provides for the Company to make contributions of up to 25% of the amount of an employee's contribution, but not more than 1% of an employee's total cash compensation. The Company incurred expense of $22,000, $28,000 and $34,000 in the years ended October 31, 1993, 1994 and 1995, respectively, for its contributions to this plan.

                       STB SYSTEMS, INC. AND SUBSIDIARIES

                        OCTOBER 31, 1993, 1994 AND 1995

NOTE 9--EMPLOYEE BENEFIT PLAN AND PROFIT SHARING PLAN (CONTINUED)
    The Company's profit sharing plan provides for a portion of the Company's income before taxes to be paid as additional compensation to participants in this plan. Concurrent with the Stock Offering, the profit sharing percentage was reduced from 25% to 10%. Employees meeting eligibility requirements participate in the plan. The Company incurred compensation expense of $183,000, $1,195,000 and $503,000 in the years ended October 31, 1993, 1994 and 1995, respectively, as a result of the Company's obligations under the profit sharing plan.

NOTE 10--CHANGE IN S CORPORATION STATUS AND INCOME TAXES

    Immediately preceeding the Stock Offering (see Note 2), STB Systems, Inc. terminated its S Corporation status, and accordingly, the Company is subject to federal and state income taxes.

    The Company paid cash distributions to its Founding Shareholders in the aggregate amounts of $308,000, $990,000 and $1,285,000 for fiscal years 1993, 1994 and 1995, respectively. Following the Stock Offering, the Company made final distributions of the Company's undistributed S Corporation earnings to its Founding Shareholders. Such undistributed S Corporation earnings aggregated $4.1 million. The Company paid approximately one-half of the undistributed S Corporation earnings from the proceeds of the Stock Offering, and the remainder in the form of Founding Shareholder Notes, of which approximately $700,000 remains outstanding at October 31, 1995.

    As a result of the termination of STB Systems, Inc.'s S Corporation status, the Company is required to provide deferred income taxes for cumulative temporary differences between income for financial and income tax reporting purposes at the date of termination. A deferred tax asset of $455,000 was recorded at the date of change in tax status resulting primarily due to the differing methods of recognizing inventory reserves and bad debt allowances for financial and income income tax reporting purposes. The deferred tax asset at October 31, 1995 in the amount of $628,000 is comprised of the following and included in other current assets in the consolidated balance sheet:

                                                                                 (IN THOUSANDS)
Bad debt reserves..............................................................     $     153
Inventory reserves.............................................................           340
Depreciation...................................................................            55
Various expense accruals.......................................................            80
                                                                                          ---
Deferred tax asset.............................................................     $     628
                                                                                          ---
                                                                                          ---

                       STB SYSTEMS, INC. AND SUBSIDIARIES

                        OCTOBER 31, 1993, 1994 AND 1995

NOTE 10--CHANGE IN S CORPORATION STATUS AND INCOME TAXES (CONTINUED)
    Provision for Income Taxes--The components of the income tax provision for the C Corporation period for the year ended October 31, 1995 are as follows:

                                                                                 (IN THOUSANDS)
Current provision
  Federal......................................................................     $     485
  State........................................................................            18
                                                                                        -----
                                                                                          503
                                                                                        -----
Deferred provision (benefit)
  Federal......................................................................          (173)
  State........................................................................            --
                                                                                        -----
                                                                                         (173)
                                                                                        -----
Provision for income taxes.....................................................     $     330

    A reconciliation of taxes based on the federal statutory rate of 34% and the provision for income taxes is summarized as follows for the year ended October 31, 1995:

Income taxes at the federal statutory rate.....................         34.0%
S Corporation earnings.........................................        (17.5)%
State income taxes, net of federal benefit.....................          0.5%
Other, net.....................................................         (2.8)%
                                                                       -----
Provision for income taxes.....................................         14.2%
                                                                       -----
                                                                       -----

NOTE 11--RELATED PARTY TRANSACTIONS

    In July 1993, the Company entered into an agreement with a financial consulting firm to provide advisory services and arrange certain credit facilities for the Company. The president of this firm, who is also an equity holder in this firm, serves as a member to the Company's board of directors. The Company incurred costs of $36,000 and $138,000 for each of the years ended October 31, 1993 and 1994, respectively, related to these services.

    In April 1994, this financial consulting firm agreed to provide certain advisory services, including services relating to the Stock Offering. A flat fee of $150,000 was paid to the firm in connection with the Stock Offering. The Company recognized costs of $17,000 and $133,000 with respect to these services in the years ended October 31, 1994 and 1995, respectively.

    A business consulting firm has provided consulting services to the Company since March 1990, for which the Company incurred fees of $88,000, $125,000 and $25,000 in the years ended October 31, 1993, 1994 and 1995, respectively. A general partner in this consulting firm is an officer of the Company and a member of the Company's board of directors.

                       STB SYSTEMS, INC. AND SUBSIDIARIES

                        OCTOBER 31, 1993, 1994 AND 1995

NOTE 12--STOCK PLANS

    The Company's 1995 Long Term Incentive Plan provides for the granting of incentive stock options and non-qualified stock options to purchase common stock, stock appreciation rights, restricted stock and performance units to key executives and other key employees of the Company. The plan authorizes 850,000 shares of common stock to be used for stock options, stock appreciation rights, or restricted stock. All options were granted between February 14, 1995 and April 7, 1995 and vest at the rate of 20% per year on each of the first five anniversaries of the date of grant. The plan will terminate on December 31, 2004. Stock option activity during fiscal 1995 is as follows:

                                                                  NUMBER OF    OPTION PRICE
                                                                   SHARES     RANGE PER SHARE
                                                                 -----------  ---------------
Balance at October 31, 1994....................................      --             --
  Granted......................................................     478,000    $12.00-$13.88
  Terminated...................................................     (56,500)   $12.00-$13.75
  Exercised....................................................      --             --
                                                                 -----------
Balance at October 31, 1995....................................     421,500    $12.00-$13.88
                                                                 -----------
                                                                 -----------

    EMPLOYEE STOCK OPTION PURCHASE PLAN--The 1995 Employee Stock Option Purchase Plan provides a method whereby eligible employees may purchase common stock through voluntary payroll deductions, not to exceed 10% of the employee's base salary. Payroll deductions are made over a twelve month period. At the end of the deduction period, employees will have a subsequent twelve month period during which they may either exercise their options in whole or in part, or withdraw their funds with interest at a rate determined by the Stock Option Committee. The purchase price under the plan will be determined by the Stock Option Committee, however, the option price will not be less than 85% of the fair market value of the common stock on the date the option is granted or, such price will not be less than 85% of the fair market value of the Common Stock on the date the option is exercised. No stock or stock options have been issued under this plan as of October 31, 1995.

NOTE 13--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                           THREE MONTHS ENDED
                                         --------------------------------------------------------------------------------------
                                          31-JAN     30-APR     31-JUL     31-OCT     31-JAN     31-APR     31-JUL     31-OCT
                                           1994       1994       1994       1994       1995       1995       1995       1995
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                             (IN THOUSANDS)
Net sales..............................  $  18,076  $  23,786  $  23,450  $  24,523  $  30,738  $  33,370  $  25,663  $  39,832
Gross profit...........................      3,122      4,765      4,629      4,107      5,095      4,712      3,550      6,117
Net income (loss)......................                                                                         (497)       941
Net income (loss) per share............                                                                    $   (0.11) $    0.21
Pro forma net income...................        387        999        829        534        828        410
Pro forma net income per share.........  $    0.15  $    0.38  $    0.31  $    0.20  $    0.31  $    0.10

                       STB SYSTEMS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                                                         JULY 31,
                                                                                                           1996
                                                                                                         ---------
Current Assets:
  Cash and cash equivalents............................................................................  $   4,132
  Accounts receivable--trade, net of allowance for doubtful accounts of
    $449 and $465......................................................................................     22,075
  Inventories, net.....................................................................................     20,465
  Other current assets.................................................................................        329
                                                                                                         ---------
    Total current assets...............................................................................     47,001
  Property and equipment, net..........................................................................      4,506
  Other assets.........................................................................................      1,099
                                                                                                         ---------
    Total assets.......................................................................................  $  52,606
                                                                                                         ---------
                                                                                                         ---------
                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Short-term debt......................................................................................  $   4,818
  Accounts payable--trade..............................................................................     15,925
  Notes payable to related parties.....................................................................         --
  Accrued wages, commissions and bonuses...............................................................        962
  Other accrued liabilities............................................................................      1,147
  Current portion of long-term liabilities.............................................................        722
                                                                                                         ---------
    Total current liabilities..........................................................................     23,574
                                                                                                         ---------
Long-term liabilities:
  Long-term notes payable..............................................................................      1,125
  Obligations under capital leases and other long-term liabilities.....................................        547
                                                                                                         ---------
    Total long-term liabilities........................................................................      1,672
                                                                                                         ---------
Shareholders' equity:
  Preferred stock, 2,000,000 shares authorized, none issued or outstanding.............................         --
  Common stock, $.01 par value, 20,000,000 shares authorized, 4,500,000 and 4,504,387 shares issued and
    outstanding, respectively..........................................................................         45
  Additional paid-in capital...........................................................................     22,213
  Retained earnings....................................................................................      5,347
                                                                                                         ---------
                                                                                                            27,605
Treasury stock, 35 shares, at cost.....................................................................       (245)
                                                                                                         ---------
Total shareholders' equity.............................................................................     27,360
                                                                                                         ---------
    Total liabilities and shareholders' equity.........................................................  $  52,606
                                                                                                         ---------
                                                                                                         ---------

   The accompanying notes are an integral part of these financial statements.

                       STB SYSTEMS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                  (UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                           NINE MONTHS ENDED JULY
                                                                                                    31,
                                                                                           ----------------------
                                                                                              1995        1996
                                                                                           ----------  ----------
Net sales................................................................................  $   89,771  $  132,034
Cost of sales............................................................................      76,415     107,753
                                                                                           ----------  ----------
Gross profit.............................................................................      13,356      24,281
                                                                                           ----------  ----------
Operating expenses:
  Research and development...............................................................       2,051       2,975
  Sales and marketing....................................................................       5,300       7,847
  General and administrative.............................................................       4,523       6,591
                                                                                           ----------  ----------
Total operating expenses.................................................................      11,874      17,413
                                                                                           ----------  ----------
Income from operations...................................................................       1,482       6,868
Interest expense, net....................................................................         556         869
                                                                                           ----------  ----------
Income before income taxes...............................................................         926       5,999
Provision (benefit) for income taxes.....................................................        (131)      2,052
                                                                                           ----------  ----------
Net income...............................................................................  $    1,057  $    3,947
                                                                                           ----------  ----------
                                                                                           ----------  ----------
  Net income per share...................................................................              $     0.88
                                                                                                       ----------
                                                                                                       ----------
  Weighted average shares outstanding....................................................               4,504,239
                                                                                                       ----------
                                                                                                       ----------
Pro forma data:
  Net income.............................................................................  $    1,057
  Pro forma adjustment to general and administrative expenses............................         220
  Pro forma adjustment to reflect interest on Founding Shareholder Notes.................         (52)
  Pro forma adjustment to reflect federal income taxes...................................        (483)
                                                                                           ----------
  Pro forma net income...................................................................  $      742
                                                                                           ----------
                                                                                           ----------
  Pro forma net income per share.........................................................  $     0.20
                                                                                           ----------
                                                                                           ----------
  Weighted average shares outstanding used in the pro forma net income per share
    calculation..........................................................................   3,746,395
                                                                                           ----------
                                                                                           ----------
  Supplemental pro forma net income per share............................................  $     0.19
                                                                                           ----------
                                                                                           ----------
  Weighted average shares used in the supplemental pro forma net income per share
    calculation..........................................................................   3,983,014
                                                                                           ----------
                                                                                           ----------

   The accompanying notes are an integral part of these financial statements.

                       STB SYSTEMS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                               NINE MONTHS ENDED
                                                                                                    JULY 31,
                                                                                              --------------------
                                                                                                1995       1996
                                                                                              ---------  ---------
Cash flows from operating activities:
  Net income................................................................................  $   1,057  $   3,947
  Adjustments to reconcile net income to net cash from operating activities:
    Depreciation and amortization...........................................................        517        831
    Deferred tax asset......................................................................        455         --
    Translation gain(loss)..................................................................          5         (1)
    Changes in assets and liabilities:
      Accounts receivable--trade............................................................       (424)    (1,441)
      Inventories...........................................................................    (10,964)     7,410
      Other current assets..................................................................       (168)       540
      Other assets..........................................................................       (426)      (497)
      Accounts payable--trade...............................................................      2,773     (1,806)
      Accrued wages, commissions, and bonuses...............................................       (410)       403
      Other accrued liabilities.............................................................       (214)       356
                                                                                              ---------  ---------
        Net cash provided by (used in) operating activities.................................     (7,799)     9,742
                                                                                              ---------  ---------
Cash flows from investing activities --
  Purchases of property and equipment.......................................................     (2,008)    (1,940)
                                                                                              ---------  ---------
Cash flows from financing activities:
  Borrowings (payments) on short-term debt..................................................        410     (7,293)
  Borrowings (payments) on long-term debt...................................................        329       (592)
  Issuance of common stock, net of issue costs..............................................     19,638         53
  Payment of dividends......................................................................     (3,367)        --
                                                                                              ---------  ---------
      Net cash provided by (used in) financing activities...................................     17,010     (7,832)
                                                                                              ---------  ---------
Net increase (decrease) in cash and cash equivalents........................................      7,203        (30)
Cash and cash equivalents at beginning of period............................................        277      4,162
                                                                                              ---------  ---------
Cash and cash equivalents at end of period..................................................  $   7,480  $   4,132
                                                                                              ---------  ---------
                                                                                              ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                       STB SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

    STB Systems, Inc. designs, manufactures and sells graphics adapters and other multimedia subsystem products for use primarily in desktop personal computers ("PCs"). STB Assembly, Inc. is a wholly-owned subsidiary and provides manufacturing services to STB Systems, Inc.

    The accompanying financial statements include the consolidated accounts of STB Systems, Inc. and STB Assembly, Inc. (collectively referred to as the "Company"). STB Assembly, Inc. has two majority owned subsidiaries, STB de Mexico S.A. de C.V. ("STB de Mexico") and Maquilados Continentales de Ciudad Juarez, S.A. de C.V. ("MCC"). STB de Mexico is a Mexican corporation operated as a maquiladora and performs assembly services for STB Systems, Inc. MCC entered into an agreement in January 1990 to provide subcontract manufacturing services for STB Systems, Inc. As of December 1992, MCC became an inactive entity. All significant intercompany accounts and transactions have been eliminated in consolidation. Minority interests in the subsidiaries are insignificant for financial reporting purposes.

    The financial information presented herein should be read in conjunction with the Company's annual consolidated financial statements for the year ended October 31, 1995. The foregoing unaudited interim consolidated financial statements reflect all adjustments (all of which are of a normal recurring nature) which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods. The results for interim periods are not necessarily indicative of results to be expected for the year.

NOTE 2--COMPLETION OF REORGANIZATION AND INITIAL PUBLIC OFFERING

    STB Systems, Inc. entered into a Share Exchange Agreement on December 16, 1994 with the shareholders of STB Assembly, Inc. providing for the issuance of STB Systems, Inc. common stock in exchange for the outstanding common stock of STB Assembly, Inc. on a 1-for-333 basis immediately prior to consummation of an initial public offering (the "Offering"). For purposes of these consolidated financial statements, these shares are treated as outstanding for all periods presented. As STB Systems, Inc. and STB Assembly, Inc. are under common control, no change in basis resulted for financial reporting purposes as a result of the Share Exchange Agreement.

    On February 21, 1995, STB Systems, Inc. terminated its S Corporation status, and on February 22, 1995, the Company completed its initial public offering of
2.0 million shares of Common Stock. Net proceeds from the Offering totaled $21.7 million, net of underwriters' discounts and other offering expenses totaling $2.3 million.

NOTE 3--PRO FORMA NET INCOME AND NET INCOME PER SHARE

    Prior to the Offering, STB Systems, Inc. had been treated for federal and certain state income tax purposes as an S Corporation under Subchapter S of the Internal Revenue Code of 1986, as amended. As a result, the income of STB Systems, Inc. for federal and certain state income tax purposes was included in the income tax returns of the individual shareholders ("Founding Shareholders"). Accordingly, prior to February 21, 1995, no recognition of federal and certain state income taxes has been given in the accompanying financial statements. Prior to the conversion to C Corporation status, in connection with the Offering, STB Systems, Inc. paid dividends to its shareholders in an amount equal to the taxable earnings of STB Systems, Inc. multiplied by the current personal income tax rate.

    Pro forma net income and net income per share have been determined assuming that (1) the Company had adopted the revised profit sharing plan effective November 1, 1994, (2) the Founding Shareholder Notes in the aggregate amount of $2,040,000 had been outstanding since November 1, 1994 bearing interest at 7.75% per

                       STB SYSTEMS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 3--PRO FORMA NET INCOME AND NET INCOME PER SHARE (CONTINUED) annum, and (3) the Company had been taxed as a C corporation for federal and certain state income tax purposes since November 1, 1994.

    Pro forma net income per share has been computed using the weighted average number of common shares outstanding after giving retroactive effect to the stock split of 8,333 for one effective December 20, 1994. The common equivalent shares are also increased to reflect the number of shares which would have been necessary to fund the $2,040,000 distribution paid to the Founding Shareholders from the proceeds of the Offering of the Company's common stock.

    Supplemental pro forma net income per share is based on the weighted average number of shares of common stock used in the calculation of pro forma net income per share, plus the common equivalent shares which were necessary to repay the $5,500,000 of bank indebtedness outstanding under the Company's Revolving Credit Facility from the proceeds of the Offering.

NOTE 4--INVENTORIES

    Inventories at July 31, 1996 consist of the following:

                                                                              JULY 31, 1996
                                                                              -------------
                                                                                   (IN
                                                                               THOUSANDS)
Raw materials...............................................................    $  10,127
Work-in-process.............................................................        7,695
Finished goods..............................................................        2,643
                                                                              -------------
                                                                                $  20,465
                                                                              -------------

NOTE 5--SHORT TERM DEBT

    On January 5, 1996, the Company increased its existing revolving credit facility ("Revolving Credit Facility") from $13,000,000 to $23,000,000. At July 31, 1996, $4,818,000 was outstanding under this credit facility. All indebtedness under the Revolving Credit Facility matures on November 1, 1999.

    Availability under the Revolving Credit Facility is subject to limitations determined by the Company's borrowing base, which is calculated based on eligible accounts receivable and inventory as defined in the Revolving Credit Facility agreement.

                     QUALITY ENGINEERING AND MANUFACTURING

    Photograph of the STB manufacturing facility in Juarez, Mexico.

    Photograph of surface-mount technology manufacturing equipment.

    A leader in multimedia technologies, STB has extensive software and hardware engineering expertise and operates a high-technology manufacturing facility in Juarez, Mexico.

    Photograph of design engineer seated at computer terminal.

STB Logo -- "Simply the Best"

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           7
Use of Proceeds................................          14
Price Range of Common Stock and Dividend
 Policy........................................          14
Capitalization.................................          15
Selected Consolidated Financial Data...........          16
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          18
Business.......................................          26
Management.....................................          39
Certain Transactions...........................          50
Principal and Selling Shareholders.............          52
Description of Capital Stock...................          53
Shares Eligible for Future Sale................          54
Underwriting...................................          55
Legal Matters..................................          56
Experts........................................          56
Available Information..........................          56
Index to Consolidated Financial
 Statements....................................         F-1

                                1,800,000 SHARES

                                   [LOGO]

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS
                                 --------------

                               HAMBRECHT & QUIST
                                COWEN & COMPANY
                                         , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table indicates the expenses expected to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by the Company:

SEC Registration Fee...............................................  $  13,524
NASD Filing Fee....................................................      4,963
Nasdaq National Market Additional Listing Fee......................     17,500
Transfer Agent and Registrar Fees..................................      *
Blue Sky Fees (including counsel fees).............................      *
Accountants' Services and Expenses.................................      *
Legal Services and Expenses........................................      *
Printing and Engraving Fees........................................      *
Miscellaneous......................................................      *
                                                                     ---------
    TOTAL..........................................................  $   *
                                                                     ---------
                                                                     ---------

------------------------

*To be supplied by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article 2.02-1 of the Texas Business Corporation Act permits a corporation to indemnify certain persons, including officers and directors and former officers and directors, and to purchase insurance with respect to liability arising out of their capacity or status as officers and directors. Such law provides further that the indemnification permitted thereunder will not be deemed exclusive of any other rights to which officers and directors may be entitled under the corporation's articles of incorporation, bylaws, any agreement or otherwise.

    Article Eleven of the Company's Amended and Restated Articles of Incorporation provides as follows:

        The corporation shall indemnify any person who was, is, or is threatened to be made a named defendant or respondent in a proceeding (as hereinafter defined) because the person (a) is or was a director or officer of the corporation or (b) while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise to the fullest extent that a corporation may grant indemnification to a person serving in such capacity under the Texas Business Corporation Act, as the same exists or may hereafter be amended.

        Such right shall be a contract right and shall include the right to be paid by the corporation for all expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Texas Business Corporation Act, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses under the corporation's articles of incorporation is not paid in full by the corporation within 90 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the Texas Business Corporation Act, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors or any committee thereof, special legal counsel, or shareholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the corporation (including its Board of Directors or any committee thereof, special legal counsel, or shareholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible.

        The corporation additionally may indemnify any person covered by the grant of mandatory indemnification contained above to such further extent as is permitted by law and may indemnify any other person to the fullest extent permitted by law.

        As used herein, the term "proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding.

    In addition, Article IX of the Company's Amended and Restated Bylaws provides for such indemnification of officers and directors within the limits set forth in the Articles of Incorporation and applicable provisions of Texas law.

    Article Twelve of the Company's Amended and Restated Articles of Incorporation further includes a provision eliminating the monetary liability of a director to the Company or its shareholders for an act or omission in the director's capacity as a director to the fullest extent permitted by Texas law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    The following information relates to all securities issued or sold by the Company within the past three years and not registered under the Securities Act.

    On December 20, 1994, the Company effected a stock split in the form of a stock dividend pursuant to which the Company issued to each of the holders of its Common Stock 8,332 shares of its Common Stock for each share owned by that person. Each certificate issued in connection with such stock split contains an appropriate restrictive legend. This stock split was not subject to the registration provisions of the Securities Act because it did not involve an offer or sale of securities. All of the information regarding sales of the Company's securities set forth herein has been adjusted to give effect to the stock split.

    The Company entered into a Share Exchange Agreement with the shareholders of STB Assembly, Inc. in connection with the Reorganization described under "Certain Transactions--Reorganization." The issuance of shares of Common Stock to the shareholders of STB Assembly, Inc. was conducted in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder. Each of the certificates representing the Company's securities issued in connection with such transaction contains a restrictive legend. Each person acquiring such securities from the Company furnished investment representations to the Company. No underwriters participated in such transaction.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  Exhibits

 EXHIBIT
 NUMBER               DESCRIPTION OF EXHIBITS
---------             --------------------------------------------------------------------------------------------------
      1.1*        --  Form of Underwriting Agreement by and among the Company, the Selling Shareholders and the
                        Underwriters.

        2         --  Share Exchange Agreement dated December 16, 1994 by and among the Company and the shareholders of
                        STB Assembly, Inc. (incorporated by reference to Exhibit 2 to the Company's Registration
                        Statement on Form S-1 (Registration No. 33-8762)).

    3.1           --  Amended and Restated Articles of Incorporation of the Company (incorporated by reference to
                        Exhibit 3.1 to the Company's Registration Statement on Form S-1 (Registration No. 33-8762)).

 EXHIBIT
 NUMBER               DESCRIPTION OF EXHIBITS
---------             --------------------------------------------------------------------------------------------------
    3.2           --  Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the
                        Company's Registration Statement on Form S-1 (Registration No. 33-8762)).

    4.1           --  Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company's
                        Registration Statement on Form S-1 (Registration No. 33-8762)).

    4.2           --  Amended and Restated Articles of Incorporation and Bylaws of the Company (see Exhibits 3.1 and
                        3.2) (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form
                        S-1 (Registration No. 33-8762)).

    4.3           --  Right of First Refusal Agreement dated December 16, 1994 by and among the Company and Messrs.
                        Ogle, Balthaser and Sims (incorporated by reference to Exhibit 4.3 to the Company's Registration
                        Statement on Form S-1 (Registration No. 33-8762)).

    5.1           --  Opinion of Locke Purnell Rain Harrell (A Professional Corporation) as to the legality of the
                        Common Stock being issued.

   10.1           --  Lease Agreement dated December 6, 1988 by and between STB de Mexico S.A. de C.V. (formerly known as Industrias Fronterizas de Chihuahua, S.A. de C.V.) (subsidiary of the Company, as lessee) and
                        Complejo Industrial Fuentes, S.A. de C.V. (as lessor), including an Agreement for Modification dated February 25, 1994 by and between the same parties (incorporated by reference to Exhibit
                        10.1 to the Company's Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.2           --  Lease Agreement, as amended, dated July 8, 1986 by and between the Company (as lessee) and Central
                        Park Associates, Ltd. (as lessor) (incorporated by reference to Exhibit 10.2 to the Company's
                        Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.4           --  Loan and Security Agreement dated December 21, 1993 by and between Sanwa Business Credit
                        Corporation and STB Systems, Inc. (incorporated by reference to Exhibit 10.4 to the Company's
                        Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.5           --  First Amendment to Loan and Security Agreement dated October 14, 1994 by and between Sanwa
                        Business Credit Corporation and the Company (incorporated by reference to Exhibit 10.5 to the
                        Company's Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.6           --  Second Amendment to Loan and Security Agreement dated December 9, 1994 by and between Sanwa
                        Business Credit Corporation and the Company. (incorporated by reference to Exhibit 10.6 to the
                        Company's Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.7           --  Amended and Restated Support Agreements dated October 14, 1994 from each of Messrs. Ogle,
                        Balthaser and Sims to Sanwa Business Credit Corporation (incorporated by reference to
                        Exhibit10.7 to the Company's Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.8           --  Depository Account Agreement dated December 21, 1993 by and among Sanwa Business Credit
                        Corporation, Bank One, Texas, N.A. and the Company (incorporated by reference to Exhibit 10.8 to the Company's Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.9           --  Trademark Security Agreement dated December 21, 1993 by and between Sanwa Business Credit
                        Corporation and the Company (incorporated by reference to Exhibit 10.9 to the Company's
                        Registration Statement on Form S-1 (Registration No. 33-8762)).

 EXHIBIT
 NUMBER               DESCRIPTION OF EXHIBITS
---------             --------------------------------------------------------------------------------------------------
   10.10          --  Contingent Payment Agreement dated October 17, 1994 by and between Sanwa Business Credit
                        Corporation and the Company (incorporated by reference to Exhibit 10.10 to the Company's
                        Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.11          --  Collateral Agency Agreement dated November 30, 1994 by and among STB de Mexico S.A. de C.V.
                        (formerly known as Industrias Fronterizas de Chihuahua, S.A. de C.V.), Sanwa Business Credit
                        Corporation and the Company (incorporated by reference to Exhibit 10.11 to the Company's
                        Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.12          --  Company's Stock Option Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.12 to the Company's Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.13          --  Company's 1995 Long Term Incentive Plan (incorporated by reference to Exhibit 10.13 to the
                        Company's Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.14          --  Company's Profit Sharing Incentive Plan (incorporated by reference to Exhibit 10.14 to the
                        Company's Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.15          --  Tax Allocation and Indemnification Agreement dated December 16, 1994 by and among the Company and
                        Messrs. Ogle, Balthaser and Sims (incorporated by reference to Exhibit 10.15 to the Company's
                        Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.16          --  Founding Shareholder Note by and between the Company and William E. Ogle (incorporated by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-K for the fiscal year ended
                        October 31, 1995).

   10.17          --  Agreements by and between Breedlove Wesneski & Co. (and one of its affiliates) and the Company dated July 16, 1993, April 6, 1994 and October 18, 1994 (incorporated by reference to Exhibit
                        10.17 to the Company's Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.21          --  Agreement dated September 9, 1994, by and between the Company and Gateway 2000, Inc. (incorporated by reference to Exhibit 10.21 to the Company's Registration Statement on Form S-1 (Registration
                        No. 33-8762)).

   10.22          --  Third Amendment to Loan and Security Agreement dated February 8, 1995 by and between Sanwa
                        Business Credit Corporation and the Company (incorporated by reference to Exhibit 10.22 to the
                        Company's Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.23          --  Indemnification Agreement dated February 8, 1995 by and between William E. Ogle and the Company
                        (incorporated by reference to Exhibit 10.23 to the Company's Registration Statement on Form S-1
                        (Registration No. 33-8762)).

   10.24          --  Indemnification Agreement dated February 8, 1995 by and between Randall D. Eisenbach and the
                        Company (incorporated by reference to Exhibit 10.24 to the Company's Registration Statement on
                        Form S-1 (Registration No. 33-8762)).

   10.25          --  Indemnification Agreement dated February 8, 1995 by and between James L. Hopkins and the Company
                        (incorporated by reference to Exhibit 10.25 to the Company's Registration Statement on Form S-1
                        (Registration No. 33-8762)).

   10.26          --  Indemnification Agreement dated February 8, 1995 by and between Mark S. Sims and the Company
                        (incorporated by reference to Exhibit 10.26 to the Company's Registration Statement on Form S-1
                        (Registration No. 33-8762)).

 EXHIBIT
 NUMBER               DESCRIPTION OF EXHIBITS
---------             --------------------------------------------------------------------------------------------------
   10.27          --  Indemnification Agreement dated February 8, 1995 by and between William D. Balthaser Jr. and the
                        Company (incorporated by reference to Exhibit 10.27 to the Company's Registration Statement on
                        Form S-1 (Registration No. 33-8762)).

   10.28          --  Indemnification Agreement dated February 8, 1995 by and between James J. Byrne and the Company
                        (incorporated by reference to Exhibit 10.28 to the Company's Registration Statement on Form S-1
                        (Registration No. 33-8762)).

   10.29          --  Indemnification Agreement dated February 8, 1995 by and between Lawrence E. Wesneski and the
                        Company (incorporated by reference to Exhibit 10.29 to the Company's Registration Statement on
                        Form S-1 (Registration No. 33-8762)).

   10.30          --  Indemnification Agreement dated February 8, 1995 by and between J. Shane Long and the Company
                        (incorporated by reference to Exhibit 10.30 to the Company's Registration Statement on Form S-1
                        (Registration No. 33-8762)).

   10.31          --  Underwriting Agreement by and among the Company, Messrs. Balthaser and Sims (the selling shareholders) and Rauscher Pierce Refsnes, Inc. and Sutro & Co. Incorporated (incorporated by reference to Exhibit 10.31 to the Company's Annual Report on Form 10-K for the fiscal year ended
                        October 31, 1995).

   10.32          --  Lease Agreement dated June, 1995, by and between the Company (as lessee) and Springcreek Place,
                        Ltd. (as lessor) (incorporated by reference to Exhibit 10.32 to the Company's Annual Report on
                        Form 10-K for the fiscal year ended October 31, 1995).

   10.33          --  Lease Agreement dated December 19, 1994, by and between the Company (as lessee) and 50 Walter
                        Jones Blvd., Inc. (as lessor) (incorporated by reference to Exhibit 10.33 to the Company's
                        Annual Report on Form 10-K for the fiscal year ended October 31, 1995).

   10.34          --  Fourth Amendment to Loan and Security Agreement dated January 5, 1996, by and between Sanwa
                        Business Credit Corporation and the Company (incorporated by reference to Exhibit 10.34 to the
                        Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1995).

   10.35          --  Founding Shareholder Note by and between the Company and William D. Balthaser, Jr. (incorporated by reference to Exhibit 10.35 to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1995).

   10.36          --  Founding Shareholder Note by and between the Company and Mark S. Sims (incorporated by reference to Exhibit 10.36 to the Company's Annual Report on Form 10-K for the fiscal year ended October
                        31, 1995).

   10.37          --  Addendum to Lease Agreement dated March 7, 1996 by and between the Company (as lessee) and
                        Springcreek Place, Ltd. (as lessor) (incorporated by reference to Exhibit 10.37 to the Company's
                        Quarterly Report on Form 10-Q for the quarter ended January 31, 1996).

   10.38          --  STB Systems, Inc. 1995 Employee Stock Option Purchase Plan (as amended) (incorporated by reference to Exhibit 10.38 to the Company's Quarterly Report on Form 10-Q for the quarter ended January
                        31, 1996).

   10.39          --  Lease Agreement dated April 18, 1996 by and between the Company (as lessee) and I Cypresswood
                        Building (as lessor) (incorporated by reference to Exhibit 10.39 to the Company's Quarterly
                        Report on Form 10-Q for the quarter ended April 30, 1996).

   10.40          --  Sublease Agreement dated August 1996 by and between ADC Telecommunications, Inc. (as sublessor)
                        and the Company (as sublessee).

 EXHIBIT
 NUMBER               DESCRIPTION OF EXHIBITS
---------             --------------------------------------------------------------------------------------------------
   10.41*         --  Lease Contract dated             by and between STB de Mexico, S.A. de C.V. (as lessee) and
                        Complejo Industrial Fuentes, S.A. de C.V. (as lessor).

   10.42          --  Employment Agreement dated November 1, 1996 by and between the Company and William E. Ogle.

   10.43          --  Employment Agreement dated November 1, 1996 by and between the Company and Randall D. Eisenbach.

   10.44          --  Employment Agreement dated November 1, 1996 by and between the Company and James L. Hopkins.

   10.45          --  Employment Agreement dated November 1, 1996 by and between the Company and J. Shane Long.

   10.46*         --  Modification Agreement dated             by and between STB de Mexico, S.A. de C.V. and Complejo
                        Industrial Fuentes, S.A. de C.V. (relating to the Lease Agreement filed as Exhibit 10.1 hereto).

   10.47          --  Amended and Restated Profit Sharing Incentive Plan.

   11.1           --  Computation of Earnings Per Common Share and Common Equivalent Share (incorporated by reference to
                        Exhibit 11.1 to the Company's Annual Report on Form 10-K for the year ended October 31, 1995 and the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 1996).

       21         --  Subsidiaries of the Company (incorporated by reference to Exhibit 21 to the Company's Annual
                        Report on Form 10-K for the fiscal year ended October 31, 1995).

   23.1           --  Consent of Price Waterhouse LLP.

   23.2           --  Consent of Locke Purnell Rain Harrell (A Professional Corporation) (included in Exhibit 5.1).

   24             --  Powers of Attorney (included on signature page)

   27             --  Financial Data Schedule (incorporated by reference to Exhibit 27 to the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 1996).

------------------------

*To be filed by amendment.

    (b) Financial Statement Schedules.

    The information required by Schedule II for the three years ended October 31, 1995 is incorporated herein by reference to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended October 31, 1995.

    All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required under the related instructions, are not applicable or the information has been provided in the Financial Statements or the notes thereto.

ITEM 17.  UNDERTAKINGS.

    The undersigned Company hereby undertakes to provide the representatives of the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The Company hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on this 17th day of October, 1996.

                                      STB SYSTEMS, INC.

                                      By: /s/ WILLIAM E. OGLE
                                         ---------------------------------------

                                          William E. Ogle
                                         CHAIRMAN OF THE BOARD OF DIRECTORS AND
                                          CHIEF
                                         EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                               POWER OF ATTORNEY

    KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William E. Ogle and Bryan F. Keyes, and each of them, such individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such individual and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board of
     /s/ WILLIAM E. OGLE          Directors and Chief
------------------------------    Executive Officer          October 17, 1996
       William E. Ogle            (Principal Executive
                                  Officer)
                                Executive Vice President,
   /s/ RANDALL D. EISENBACH       Chief Operating Officer,
------------------------------    Assistant Secretary and    October 17, 1996
     Randall D. Eisenbach         Director
                                Chief Financial Officer,
     /s/ JAMES L. HOPKINS         Vice President of
------------------------------    Strategic Marketing and    October 17, 1996
       James L. Hopkins           Director
                                Director of Legal and
      /s/ BRYAN F. KEYES          Finance, Secretary and
------------------------------    Treasurer (Principal       October 17, 1996
        Bryan F. Keyes            Financial and Accounting
                                  Officer)
      /s/ J. SHANE LONG         Vice President of Sales
------------------------------    and Marketing and          October 17, 1996
        J. Shane Long             Director
      /s/ JAMES J. BYRNE
------------------------------  Director                     October 17, 1996
        James J. Byrne
   /s/ LAWRENCE E. WESNESKI
------------------------------  Director                     October 17, 1996
     Lawrence E. Wesneski

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER               DESCRIPTION OF EXHIBITS
---------             ------------------------------------------------------------------------------------
    1.1*          --  Form of Underwriting Agreement by and among the Company, the Selling Shareholders and the Underwriters.

    2             --  Share Exchange Agreement dated December 16, 1994 by and among the Company and the shareholders of STB Assembly, Inc. (incorporated by reference to Exhibit 2 to the
                        Company's Registration Statement on Form S-1 (Registration No. 33-8762)).

     3.1          --  Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1
                        (Registration No. 33-8762)).

     3.2          --  Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (Registration No. 33-8762)).

     4.1          --  Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Registration No. 33-8762)).

     4.2          --  Amended and Restated Articles of Incorporation and Bylaws of the Company (see
                        Exhibits 3.1 and 3.2) (incorporated by reference to Exhibit 4.2 to the Company's
                        Registration Statement on Form S-1 (Registration No. 33-8762)).

     4.3          --  Right of First Refusal Agreement dated December 16, 1994 by and among the Company and Messrs. Ogle, Balthaser and Sims (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-1 (Registration No. 33-8762)).

     5.1          --  Opinion of Locke Purnell Rain Harrell (A Professional Corporation) as to the
                        legality of the Common Stock being issued.

    10.1          --  Lease Agreement dated December 6, 1988 by and between STB de Mexico S.A. de C.V.
                        (formerly known as Industrias Fronterizas de Chihuahua, S.A. de C.V.) (subsidiary of the Company, as lessee) and Complejo Industrial Fuentes, S.A. de C.V. (as lessor), including an Agreement for Modification dated February 25, 1994 by and between the same parties (incorporated by reference to Exhibit 10.1 to the
                        Company's Registration Statement on Form S-1 (Registration No. 33-8762)).

    10.2          --  Lease Agreement, as amended, dated July 8, 1986 by and between the Company (as lessee) and Central Park Associates, Ltd. (as lessor) (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form S-1 (Registration
                        No. 33-8762)).

    10.4          --  Loan and Security Agreement dated December 21, 1993 by and between Sanwa Business
                        Credit Corporation and STB Systems, Inc. (incorporated by reference to Exhibit
                        10.4 to the Company's Registration Statement on Form S-1 (Registration No.
                        33-8762)).

    10.5          --  First Amendment to Loan and Security Agreement dated October 14, 1994 by and between
                        Sanwa Business Credit Corporation and the Company (incorporated by reference to
                        Exhibit 10.5 to the Company's Registration Statement on Form S-1 (Registration No.
                        33-8762)).

 EXHIBIT
 NUMBER               DESCRIPTION OF EXHIBITS
---------             ------------------------------------------------------------------------------------
   10.6           --  Second Amendment to Loan and Security Agreement dated December 9, 1994 by and between Sanwa Business Credit Corporation and the Company. (incorporated by reference to Exhibit 10.6 to the Company's Registration Statement on Form S-1
                        (Registration No. 33-8762)).

   10.7           --  Amended and Restated Support Agreements dated October 14, 1994 from each of Messrs.
                        Ogle, Balthaser and Sims to Sanwa Business Credit Corporation (incorporated by reference to Exhibit10.7 to the Company's Registration Statement on Form S-1
                        (Registration No. 33-8762)).

   10.8           --  Depository Account Agreement dated December 21, 1993 by and among Sanwa Business
                        Credit Corporation, Bank One, Texas, N.A. and the Company (incorporated by reference to Exhibit 10.8 to the Company's Registration Statement on Form S-1
                        (Registration No. 33-8762)).

   10.9           --  Trademark Security Agreement dated December 21, 1993 by and between Sanwa Business
                        Credit Corporation and the Company (incorporated by reference to Exhibit 10.9 to the Company's Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.10          --  Contingent Payment Agreement dated October 17, 1994 by and between Sanwa Business
                        Credit Corporation and the Company (incorporated by reference to Exhibit 10.10 to the Company's Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.11          --  Collateral Agency Agreement dated November 30, 1994 by and among STB de Mexico S.A.
                        de C.V. (formerly known as Industrias Fronterizas de Chihuahua, S.A. de C.V.),
                        Sanwa Business Credit Corporation and the Company (incorporated by reference to
                        Exhibit 10.11 to the Company's Registration Statement on Form S-1 (Registration
                        No. 33-8762)).

   10.12          --  Company's Stock Option Plan for Non-Employee Directors (incorporated by reference to
                        Exhibit 10.12 to the Company's Registration Statement on Form S-1 (Registration
                        No. 33-8762)).

   10.13          --  Company's 1995 Long Term Incentive Plan (incorporated by reference to Exhibit 10.13 to the Company's Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.14          --  Company's Profit Sharing Incentive Plan (incorporated by reference to Exhibit 10.14 to the Company's Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.15          --  Tax Allocation and Indemnification Agreement dated December 16, 1994 by and among the Company and Messrs. Ogle, Balthaser and Sims (incorporated by reference to
                        Exhibit 10.15 to the Company's Registration Statement on Form S-1 (Registration
                        No. 33-8762)).

   10.16          --  Founding Shareholder Note by and between the Company and William E. Ogle
                        (incorporated by reference to Exhibit 10.16 to the Company's Annual Report on Form
                        10-K for the fiscal year ended October 31, 1995).

   10.17          --  Agreements by and between Breedlove Wesneski & Co. (and one of its affiliates) and the Company dated July 16, 1993, April 6, 1994 and October 18, 1994 (incorporated by reference to Exhibit 10.17 to the Company's Registration Statement on Form S-1
                        (Registration No. 33-8762)).

   10.21          --  Agreement dated September 9, 1994, by and between the Company and Gateway 2000, Inc.
                        (incorporated by reference to Exhibit 10.21 to the Company's Registration
                        Statement on Form S-1 (Registration No. 33-8762)).

 EXHIBIT
 NUMBER               DESCRIPTION OF EXHIBITS
---------             ------------------------------------------------------------------------------------
   10.22          --  Third Amendment to Loan and Security Agreement dated February 8, 1995 by and between
                        Sanwa Business Credit Corporation and the Company (incorporated by reference to
                        Exhibit 10.22 to the Company's Registration Statement on Form S-1 (Registration
                        No. 33-8762)).

   10.23          --  Indemnification Agreement dated February 8, 1995 by and between William E. Ogle and the Company (incorporated by reference to Exhibit 10.23 to the Company's
                        Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.24          --  Indemnification Agreement dated February 8, 1995 by and between Randall D. Eisenbach and the Company (incorporated by reference to Exhibit 10.24 to the Company's
                        Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.25          --  Indemnification Agreement dated February 8, 1995 by and between James L. Hopkins and the Company (incorporated by reference to Exhibit 10.25 to the Company's
                        Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.26          --  Indemnification Agreement dated February 8, 1995 by and between Mark S. Sims and the
                        Company (incorporated by reference to Exhibit 10.26 to the Company's Registration
                        Statement on Form S-1 (Registration No. 33-8762)).

   10.27          --  Indemnification Agreement dated February 8, 1995 by and between William D. Balthaser
                        Jr. and the Company (incorporated by reference to Exhibit 10.27 to the Company's
                        Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.28          --  Indemnification Agreement dated February 8, 1995 by and between James J. Byrne and the Company (incorporated by reference to Exhibit 10.28 to the Company's
                        Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.29          --  Indemnification Agreement dated February 8, 1995 by and between Lawrence E. Wesneski and the Company (incorporated by reference to Exhibit 10.29 to the Company's
                        Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.30          --  Indemnification Agreement dated February 8, 1995 by and between J. Shane Long and the Company (incorporated by reference to Exhibit 10.30 to the Company's
                        Registration Statement on Form S-1 (Registration No. 33-8762)).

   10.31          --  Underwriting Agreement by and among the Company, Messrs. Balthaser and Sims (the selling shareholders) and Rauscher Pierce Refsnes, Inc. and Sutro & Co.
                        Incorporated (incorporated by reference to Exhibit 10.31 to the Company's Annual
                        Report on Form 10-K for the fiscal year ended October 31, 1995).

   10.32          --  Lease Agreement dated June, 1995, by and between the Company (as lessee) and
                        Springcreek Place, Ltd. (as lessor) (incorporated by reference to Exhibit 10.32 to the Company's Annual Report on Form 10-K for the fiscal year ended October 31,
                        1995).

   10.33          --  Lease Agreement dated December 19, 1994, by and between the Company (as lessee) and
                        50 Walter Jones Blvd., Inc. (as lessor) (incorporated by reference to Exhibit
                        10.33 to the Company's Annual Report on Form 10-K for the fiscal year ended
                        October 31, 1995).

 EXHIBIT
 NUMBER               DESCRIPTION OF EXHIBITS
---------             ------------------------------------------------------------------------------------
   10.34          --  Fourth Amendment to Loan and Security Agreement dated January 5, 1996, by and between Sanwa Business Credit Corporation and the Company (incorporated by reference to Exhibit 10.34 to the Company's Annual Report on Form 10-K for the
                        fiscal year ended October 31, 1995).

   10.35          --  Founding Shareholder Note by and between the Company and William D. Balthaser, Jr.
                        (incorporated by reference to Exhibit 10.35 to the Company's Annual Report on Form
                        10-K for the fiscal year ended October 31, 1995).

   10.36          --  Founding Shareholder Note by and between the Company and Mark S. Sims (incorporated by reference to Exhibit 10.36 to the Company's Annual Report on Form 10-K for the
                        fiscal year ended October 31, 1995).

   10.37          --  Addendum to Lease Agreement dated March 7, 1996 by and between the Company (as lessee) and Springcreek Place, Ltd. (as lessor) (incorporated by reference to
                        Exhibit 10.37 to the Company's Quarterly Report on Form 10-Q for the quarter ended
                        January 31, 1996).

   10.38          --  STB Systems, Inc. 1995 Employee Stock Option Purchase Plan (as amended)
                        (incorporated by reference to Exhibit 10.38 to the Company's Quarterly Report on
                        Form 10-Q for the quarter ended January 31, 1996).

   10.39          --  Lease Agreement dated April 18, 1996 by and between the Company (as lessee) and I
                        Cypresswood Building (as lessor) (incorporated by reference to Exhibit 10.39 to the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1996).

   10.40          --  Sublease Agreement dated August 1996 by and between ADC Telecommunications, Inc. (as sublessor) and the Company (as sublessee).

   10.41*         --  Lease Contract dated             by and between STB de Mexico, S.A. de C.V. (as
                        lessee) and Complejo Industrial Fuentes, S.A. de C.V. (as lessor).

   10.42          --  Employment Agreement dated November 1, 1996 by and between the Company and William
                        E. Ogle.

   10.43          --  Employment Agreement dated November 1, 1996 by and between the Company and Randall
                        D. Eisenbach.

   10.44          --  Employment Agreement dated November 1, 1996 by and between the Company and James L.
                        Hopkins.

   10.45          --  Employment Agreement dated November 1, 1996 by and between the Company and J. Shane
                        Long.

   10.46*         --  Modification Agreement dated             by and between STB de Mexico, S.A. de C.V.
                        and Complejo Industrial Fuentes, S.A. de C.V. (relating to the Lease Agreement filed as Exhibit 10.1 hereto).

   10.47          --  Amended and Restated Profit Sharing Incentive Plan.

   11.1           --  Computation of Earnings Per Common Share and Common Equivalent Share (incorporated by reference to Exhibit 11.1 to the Company's Annual Report on Form 10-K for the
                        year ended October 31, 1995 and the Company's Quarterly Report on Form 10-Q for
                        the quarter ended July 31, 1996).

   21             --  Subsidiaries of the Company (incorporated by reference to Exhibit 21 to the
                        Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1995).

    23.1          --  Consent of Price Waterhouse LLP.

    23.2          --  Consent of Locke Purnell Rain Harrell (A Professional Corporation) (included in
                        Exhibit 5.1).

 EXHIBIT
 NUMBER               DESCRIPTION OF EXHIBITS
---------             ------------------------------------------------------------------------------------
   24             --  Powers of Attorney (included on signature page)

   27             --  Financial Data Schedule (incorporated by reference to Exhibit 27 to the Company's
                        Quarterly Report on Form 10-Q for the quarter ended July 31, 1996).

------------------------

*To be filed by amendment.